Exhibit (b)(7)

EXECUTION VERSION

US$44,000,000

TERM AND REVOLVING FACILITIES AGREEMENT

dated 22 February 2013

for

SHANGPHARMA PARENT LIMITED

arranged by

STANDARD CHARTERED BANK (HONG KONG) LIMITED

with

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Facility Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Issuing Bank

and

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Security Agent

Ref: L-208468

	CONTENTS

CLAUSE		PAGE
	SECTION 1
	INTERPRETATION
1.	Definitions and interpretation	2
	SECTION 2
	THE FACILITY
2.	The Facilities	50
3.	Purpose	53
4.	Conditions of Utilisation	53
	SECTION 3
	UTILISATION
5.	Utilisation – Loans	56
6.	Utilisation – Letters of Credit	57
7.	Letters of Credit	60
8.	Optional currencies	64
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
9.	Repayment	66
10.	Illegality, Voluntary Prepayment and Cancellation	69
11.	Mandatory Prepayment	71
12.	Restrictions	77
	SECTION 5
	COSTS OF UTILISATION
13.	Interest	80
14.	Interest Periods	81
15.	Changes to the calculation of interest	81
16.	Fees	83
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
17.	Tax Gross Up and Indemnities	85
18.	Increased Costs	87
19.	Other indemnities	88
20.	Mitigation by the Lenders	90
21.	Costs and Expenses	91
	SECTION 7
	GUARANTEE
22.	Guarantee and Indemnity	93
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
23.	Representations	98
24.	Information Undertakings	104
25.	Financial Covenants	110
26.	General Undertakings	120
27.	Events of Default	132

(i)

	SECTION 9
	CHANGES TO PARTIES
28.	Changes to the Lenders	138
29.	Debt Purchase Transactions	144
30.	Changes to the Obligors	147
	SECTION 10
	THE FINANCE PARTIES
31.	Role of the Facility Agent, the Security Agent, the Arranger, the Issuing Bank and others	152
32.	Conduct of business by the Finance Parties	161
33.	Sharing among the Finance Parties	161
	SECTION 11
	ADMINISTRATION
34.	Payment Mechanics	163
35.	Set-Off	166
36.	Notices	167
37.	Calculations and Certificates	170
38.	Partial invalidity	171
39.	Remedies and waivers	171
40.	Amendments and Waivers	171
41.	Confidentiality	176
42.	Counterparts	180
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
43.	Governing law	181
44.	Enforcement	181
45.	US Patriot Act	181
46.	Waiver of Trial by Jury	182

THE SCHEDULES

(ii)

THIS AGREEMENT is dated 22 February 2013 and made between:

(1)	SHANGPHARMA HOLDINGS LIMITED, an exempted company with limited liability established under the laws of the Cayman Islands with registered number 273764 and whose registered address is at the offices of Maples Corporate Services Limited, PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Parent”);

(2)	SHANGPHARMA PARENT LIMITED, an exempted company with limited liability established under the laws of the Cayman Islands with registered number 273772 and whose registered address is at the offices of Maples Corporate Services Limited, PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(3)	SHANGPHARMA MERGER SUB LIMITED, an exempted company with limited liability established under the laws of the Cayman Islands with registered number 273794 and whose registered address is at the offices of Maples Corporate Services Limited, PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Merger Sub”);

(4)	THE COMPANIES listed in Part I of Schedule 1 (The Original Parties) as original borrowers (each an “Original Borrower”);

(5)	THE COMPANIES listed in Part II of Schedule 1 (The Original Parties) as original guarantors (each an “Original Guarantor”);

(6)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as mandated lead arranger (the “Arranger”);

(7)	THE FINANCIAL INSTITUTION listed in Part III of Schedule 1 (The Original Parties) as lender (the “Original Lender”);

(8)	STANDARD CHARTERED BANK (HONG KONG) LIMITED of 32/F, 4-4A Des Voeux Road, Central, Hong Kong as facility agent of the Finance Parties (the “Facility Agent”);

(9)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as security trustee for the Secured Parties (the “Security Agent”); and

(10)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as issuing bank (the “Issuing Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1992 ISDA Master Agreement” means the 1992 Multicurrency Cross-Border Master Agreement as published by the International Swaps and Derivatives Association Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement published by the International Swaps and Derivatives Association Inc.

“Acceleration Date” means the date (if any) on which the Facility Agent gives a notice under paragraph (b) or (d) of Clause 27.16 (Acceleration) or on the date on which an Event of Default occurs under Clause 27.15 (US Insolvency Proceedings).

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	a Finance Party or any Affiliate of a Finance Party; or

(c)	any other bank or financial institution approved by the Facility Agent (acting reasonably).

“Accession Deed” means a document substantially in the form set out in Part I of Schedule 6 (Form of Accession Deed/Undertaking).

“Account Bank” means Standard Chartered Bank (Hong Kong) Limited (or an Affiliate of it), as the institution with which any of the Transaction Accounts may be held from time to time.

“Accountant’s Report” means the financial, accounting and tax due diligence report by Deloitte & Touche Financial Advisory Services Limited and dated 29 November 2012 relating to the Target and its Subsidiaries.

“Accounting Principles” means the generally accepted accounting principles of the jurisdiction of incorporation or establishment of any relevant Group Company or IFRS (or any other standard agreed by the Facility Agent and the Company).

“Accounting Reference Date” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Acquisition” means the acquisition by the Company of the Target Shares by way of a Merger resulting in the Target becoming a direct wholly owned Subsidiary of the Company in accordance with the terms of the Acquisition Documents.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other Group Company in connection with the Acquisition or the Transaction Documents.

“Acquisition Documents” means the Merger Agreement, the Contribution Agreement, the Limited Guaranty Agreement, the Voting Agreement and any other document designated as an Acquisition Document by the Facility Agent and the Company.

“Acquisition Purpose” means any of the purposes set out in paragraph (a) of Clause 3.1 (Purpose).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 30 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Joint Venture” means any joint venture identified by the Company to the Arranger prior to signing the Commitment Letter up to the maximum amount identified in respect thereof.

“Agreed Security Principles” means the principles set out in Schedule 13 (Agreed Security Principles).

“Annual Financial Statements” has the meaning given to that term in Clause 24 (Information Undertakings).

“Approved Investor Entity” means an Approved Investor from time to time or an Affiliate of an Approved Investor.

“Approved Investors” means (a) any company engaged in the pharmaceutical, biotechnology and/or contract research outsourcing industry, and which had total consolidated net income or consolidated revenues for its most recent audited financial year at least equal to that of the Group, (b) any company which is invested in the business of healthcare or PRC healthcare business, which is listed on an internationally recognized stock exchange and has a market capitalisation in excess of US$350,000,000, or (c) a reputable private equity investor or other financial institution which in each case has significant relevant industry experience and has assets under its management, or advises (on a long-term and formal basis) funds which have assets under their management, equal to or exceeding US$1,000,000,000 (each an “Approved Investor”).

“Approved Lender List” means the list of lenders and potential lenders identified by the Company to the Arranger prior to signing the Commitment Letter.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement).

“Associate” means in respect of the Founder (a) his spouse; or (b) any child or step-child under the age of 18 years, natural or adopted, of the Founder or his spouse (together with (a) above, the “family interests”); or (c) the trustees, acting in their capacity as such trustees, of any trust which he or any of his family interests are the principal beneficiary or, in the case of a discretionary trust, is (to his knowledge) a discretionary object.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche (or any amalgamation of the same or their successors) or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation, variance, lodgement or registration.

“Availability Period” means:

(a)	in relation to the Term Facilities, the period from and including the date of this Agreement to and including the date falling on the earlier of (i) the Closing Date and (ii) the last day of the Certain Funds Period; and

(b)	in relation to the Revolving Facility, on a fully revolving basis from and including the Closing Date until the date falling one month prior to the Revolving Facility Termination Date.

“Available Commitment” means, in relation to a Facility, and save as set out below, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under that Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisition) to be delivered by the Company to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Base Currency” means US Dollars.

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Base Reference Banks in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means, in relation to LIBOR, the principal London offices of Standard Chartered Bank, Citibank, N.A. and HSBC Bank plc or such other banks as may be appointed by the Facility Agent in agreement with the Company.

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 30 (Changes to the Obligors).

“Borrowings” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the period beginning on the date of this Agreement and ending on 31 December 2013, the Base Case Model; and

(b)	in relation to any other period, any budget delivered by the Company to the Facility Agent in respect of that period pursuant to Clause 24.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Shanghai, London and (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.

“BVICo” means ShangPharma (BVI) Holdings Limited, a company incorporated under the laws of the British Virgin Islands as a company limited by shares with registered number 1585180.

“Capital Expenditure” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Company with a reputable bank or financial institution and to which a Group Company is alone (or together with other Group Companies) beneficially entitled and for so long as:

(a)	that cash is repayable by such bank upon demand or within 90 days after the relevant date of determination;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness (other than indebtedness constituting Borrowings) of any Group Company or of any other person whatsoever or on the satisfaction of any other condition; and

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by Group Companies in the ordinary course of their banking arrangements or securing the indebtedness included in the calculation of Borrowings.

“Cash Consideration” means consideration funded with (a) the Group’s own cash resources, and/or (b) Permitted Financial Indebtedness and/or (c) existing debt in the Target, but, for the avoidance of doubt, shall not include any Permitted Equity Contribution or equity contribution by the vendor.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States or the United Kingdom, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	any debt securities maturing within one year after the relevant date of calculation which are not convertible into any other security, are rated either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Service Limited;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States or the United Kingdom;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non- credit enhanced debt obligations, an equivalent rating;

(e)	bills of exchange issued in the United States and the United Kingdom eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialised equivalent);

(f)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above and (iii) can be turned into cash on not more than 90 days’ notice; or

(g)	any other debt security approved by the Majority Lenders (acting reasonably),

in each case, to which any Group Company is alone (or together with other Group Companies), beneficially entitled at that time and which is not issued or guaranteed by any Group Company or subject to any Security (other than Security arising under the Transaction Security Documents or any Permitted Security constituted by a netting or set-off arrangement entered into by Group Companies in the ordinary course of their banking arrangements or (except, where “Cash Equivalent Investments” is used for the purposes of Clause 5.7 (Clean down)) securing the indebtedness included in the calculation of “Borrowings”).

“Cayman Plan of Merger” has the meaning given to it in the Merger Agreement.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on (and including) the date which is the earlier of (a) the Closing Date and (b) the date falling six months after the date of the Merger Agreement.

“Certain Funds Utilisation” means a Utilisation made or to be made under a Term Facility during the Certain Funds Period where such Utilisation is to be made solely for an Acquisition Purpose.

“Change of Control” means any of the following events:

(a)	the Sponsor and the Founder Group (taken together) cease directly or indirectly to have the power to appoint or remove the majority of the directors of the Parent;

(b)	at any time prior to a Flotation:

(i)	the Founder Group ceasing to control, directly or indirectly, at least 50.1 per cent. of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent unless the Sponsor Entities and/or the Founder Group (taken together) control, directly or indirectly, at least 50.1 per cent. of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent and provided that the Sponsor Entities (excluding any which is a Sponsor) (taken together) are not directly or indirectly, the largest ordinary shareholder of the Parent;

(ii)	the Sponsor Entities (taken together) ceasing to control, directly or indirectly, at least 15 per cent. of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent; or

(iii)	the Sponsor ceases to have the right to appoint at least one director to the board of directors of the Parent; or

(c)	at any time after a Flotation, the Sponsor and/or the Founder Group (taken together) ceasing to (A) control, directly or indirectly, at least 30 per cent. of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent or any person or (B) be directly or indirectly, the largest ordinary shareholder of the Parent.

“Charged Property” means all of the assets of the Obligors and the Parent which from time to time are, or are expressed to be, the subject of Transaction Security.

“ChemExplorer HK” means ChemExplorer Company Limited, a company incorporated under the laws of Hong Kong with limited liability with registered number 828186 whose registered office is at 3/F., Shun Feng International Centre, 182 Queen’s Road East, Hong Kong.

“ChemExplorer HK Security Agreement” means the security agreement to be executed by ChemExplorer HK as security provider in favour of the Security Agent in respect of all assets (other than any shares or equity interest in any of its Subsidiaries) of ChemExplorer HK.

“ChemExplorer HK Share Charge” means the share charge to be executed by Target as chargor in favour of the Security Agent in respect of all its shares in ChemExplorer HK.

“ChemPartner Europe” means ChemPartner Europe ApS, a company incorporated under the laws of Denmark with limited liability with registered number 32470505 whose registered office is at Dr. Neergaardsvej 17, 2970 Horsholm, Denmark.

“ChemPartner Europe Share Charge” means the share charge to be executed by China Gateway HK as chargor in favour of the Security Agent in respect of all its shares in ChemPartner Europe.

“ChemPartner USA” means ChemPartner Corporation, a company incorporated under the laws of Massachusetts with limited liability with registered number 000982430 whose registered office is at 1050 Winter Street Suite 1000, Waltham, MA 02451.

“ChemPartner USA Security Agreement” means the pledge and security agreement to be executed by ChemPartner USA as security provider in favour of the Security Agent in respect of all assets (other than any shares or equity interest in any of its Subsidiaries) of ChemPartner USA.

“ChemPartner USA Share Charge” means the share pledge agreement to be executed by China Gateway HK as chargor in favour of the Security Agent in respect of all its shares in ChemPartner USA.

“Chengdu Property” means rooms 301, 302, 402, 502, 602, 702, 802, 902, 1002 of B3 Building (with a total floor area of approximately 6,338.29 square metres) that is located in Tianfu Life Science Park , Chengdu, the PRC.

“China Gateway HK” means China Gateway Life Science (Holdings) Limited, a company incorporated under the laws of Hong Kong with limited liability with registered number 850731 whose registered office is at 3/F., Shun Feng International Centre, 182 Queen’s Road East, Hong Kong.

“China Gateway HK Security Agreement” means the security agreement to be executed by China Gateway HK as security provider in favour of the Security Agent in respect of all assets (other than any shares or equity interest in any of its Subsidiaries) of China Gateway HK.

“China Gateway HK Share Charge” means the share charge to be executed by Target as chargor in favour of the Security Agent in respect of all its shares in China Gateway HK.

“Clean-Up Date” means the last day of the relevant Clean-Up Period.

“Clean-Up Default” means any Default or any Event of Default subsisting on or arising after the Closing Date but prior to the expiry of the applicable Clean-Up Period to the extent that it (or any representation, warranty, undertaking or Event of Default relating thereto) relates to a Target Group Company or, in the case of a Permitted Acquisition, the target of that acquisition and its Subsidiaries only (or any obligation to procure or ensure in relation to the Target Group or the target of that relevant acquisition and its Subsidiaries only) provided that:

(a)	that Clean-Up Default does not exist immediately following the Clean-Up Date;

(b)	that Clean-Up Default is capable of being remedied and reasonable steps are being taken to remedy it;

(c)	that Clean-Up Default has not been knowingly procured or approved by the Parent, the Company or the Equity Investors or, with respect to Permitted Acquisitions, any Group Company (excluding for this purpose, any member of the target group that is the subject of such Permitted Acquisition); and

(d)	no Material Adverse Effect has occurred or is reasonably likely to occur as a result of the occurrence of that Clean-Up Default.

“Clean-Up Period” means (a) in respect of the Acquisition, the period from and including the Closing Date to and including the date falling three months after the Closing Date and (b) in respect of any Permitted Acquisition, the period of three months from closing of that Permitted Acquisition.

“Closing Date” means the date on which Completion occurs.

“Commercial Due Diligence Report” means the commercial due diligence report dated 17 January 2013 relating to the Target Group prepared by Bain & Company.

“Commitment” means the Term Facility Commitment or the Revolving Facility Commitment.

“Commitment Letter” means the commitment letter dated 21 December 2012 between, amongst others, the Arranger and the Company.

“Company Options” has the meaning given to that term in the Merger Agreement.

“Company Security Agreement” means the security agreement to be executed by the Company as security provider in favour of the Security Agent in respect of all assets (other than any shares or equity interest in any of its Subsidiaries) of the Company.

“Company Share Charge” means the share charge to be executed by the Parent as chargor in favour of the Security Agent in respect of all its shares in the Company.

“Completion” means the completion of the Acquisition in accordance with sections 1.2 (Closing) and 1.3 (Effective Time) of the Merger Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or in any other form agreed between the Company and the Facility Agent signed by a director of the Company or the chief financial officer of the Target.

“Confidential Information” means all information relating to the Company, any Obligor, the Parent, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	the Parent, any Group Company, the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Parent, any Group Company or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Parent, any Group Company or the Target Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Parent, the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

“Contribution Agreement” means the contribution agreement dated 21 December 2012 and entered into between the Parent, the Company and the other Rollover Shareholders.

“Controlled Account” means an account in the name of the Company, and identified by the Company and the Facility Agent in writing as the Controlled Account, held with the Account Bank in Hong Kong into which proceeds of drawdown under the Term Facilities will be deposited in accordance with the Funds Flow Statement.

“Controlled Group” means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under section 414 (b) or (c) of the IRC.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Debt Service Reserve Account” means an account in the name of the Company, and identified by the Company and the Facility Agent in writing as the Debt Service Reserve Account, held with the Account Bank in Hong Kong for the purposes of holding the Required Interest Service Reserve Balance and the amounts required to be deposited under the provisions of paragraph (a) of Clause 26.35 (Condition Subsequent).

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period or the giving of notice under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent, or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Facility Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non- Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Company” means a Group Company which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of US$50,000 or more or its equivalent in other currencies.

“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in section 3(2) of ERISA subject to the provisions of Title IV of ERISA or section 412 of the IRC or section 302 of ERISA (other than a Multiemployer Plan).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment; or

(b)	the generation, handling, storage, use, release or spillage of any substance which alone or in combination with any other, is capable of causing harm to the Environment including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment, in each case, required under any Environmental Law for the operation of the business of any Group Company conducted on or from the properties owned or used by any Group Company.

“Equity Contribution” means equity (including the Rollover Shares (as defined in the Merger Agreement)) funded and contributed by the Sponsor and/or the Founder Group.

“Equity Interest” means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)	any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest securities or depositary receipts referred to in paragraphs (a) and/or (b) above.

“Equity Investors” means the Sponsor Entities, members of the Founder Group and the other Rollover Shareholders.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each “person” (as defined in section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Excluded Acquisition Proceeds” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Excluded Disposal Proceeds” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Excluded Insurance Proceeds” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Excluded Recovery Proceeds” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Existing Contracts” has the meaning given to that term in paragraph (e) of the definition of

“Permitted Financial Indebtedness”.

“Existing Lender” has the meaning given to that term in Clause 28 (Changes to the Lenders).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means a Term Facility or the Revolving Facility.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 29.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors).

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each date set out in paragraph (a) of Clause 9.1 (Repayment of Term Loan Facilities).

“Facility A Termination Date” means the date falling 36 Months from the initial Utilisation Date.

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Hong Kong foreign exchange market at or about 11.00 a.m. on a particular day.

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility B Commitment” means the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part III of Schedule 1 (The Original Parties), to the extent:

(a)	not cancelled, reduced or transferred by it under this Agreement; and

(b)	not deemed to be zero pursuant to Clause 29.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors).

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Repayment Date” means the Facility B Termination Date.

“Facility B Termination Date” means the date falling six Months from the initial Utilisation Date.

“Facility Office” means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Facility Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letter” means:

(a)	the fee letter dated 21 December 2012 between the Arranger, the Facility Agent, the Security Agent and the Company (and any subsequent fee letter amending, supplementing or superseding that fee letter); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase) or Clause 16.5 (Fees payable in respect of Letters of Credit) of this Agreement or under any other Finance Document.

“Fengxian Property” means the buildings and the premises located in the land of 95/4 Qiu, 4 Neighborhood, Huqiao Town, Fengxian District, Shanghai held by China Gateway Pharmaceutical Development Co., Ltd.

“Finance Document” means this Agreement, the Commitment Letter, any Accession Deed, any Compliance Certificate, any Fee Letter, any Hedging Agreement, any Hedge Counterparty Accession Undertaking, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request, any Increase Confirmation and any other document designated as a “Finance Document” by the Facility Agent and the Company, provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of Material Adverse Effect;

(b)	paragraph (a) of the definition of Permitted Transaction;

(c)	the definition of Transaction Document;

(d)	the definition of Transaction Security Document;

(e)	paragraph (a)(iv) of Clause 1.2 (Construction);

(f)	Clause 22 (Guarantee and Indemnity); and

(g)	Clause 27 (Events of Default) (other than Clause 27.16 (Acceleration)).

“Finance Leases” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Finance Party” means the Facility Agent, the Arranger, the Security Agent, a Lender, the Issuing Bank or a Hedge Counterparty, provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of Secured Parties;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	Clause 22 (Guarantee and Indemnity);

(d)	Clause 32 (Conduct of business by the Finance Parties); and

(e)	Clause 41 (Confidentiality).

“Financial Indebtedness” means, at any time (without double counting), the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse (as regards default by the relevant debtor(s)) basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Facility A Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Flotation” has the meaning given to that term in Clause 11.2 (Flotation).

“Flotation Proceeds” has the meaning given to that term in Clause 11.2 (Flotation).

“Founder” means Michael Xin Hui, a resident of the PRC and the holder of United States passport no. 710715900.

“Founder Group” means the Founder and his Associates.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

“Funds Flow Statement” means the funds flow statement in the agreed form between the Company and the Facility Agent detailing the movement of funds on or before the Closing Date that is delivered under paragraph (a) of Clause 4.1 (Initial conditions precedent).

“Group” means the Company and all its Subsidiaries for the time being, including from the Closing Date, the Target Group.

“Group Company” means any member of the Group.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Half-Yearly Financial Statements” has the meaning given to that term in Clause 24 (Information Undertakings).

“Hedge Counterparty” means any person which has become a Party as a Hedge Counterparty in accordance with Clause 28.9 (Accession of Hedge Counterparties).

“Hedge Counterparty Accession Undertaking” means a document substantially in the form set out in Part II of Schedule 6 (Form of Accession Deed/Undertaking).

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Company and a Hedge Counterparty for the purpose of hedging interest rate risks in relation to the Term Facilities and which is documented based on an ISDA Master Agreement.

“HMT” means Her Majesty’s Treasury.

“Holding Company” means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

and payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation) or any other form agreed between the Company and the Facility Agent.

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Information Package” means the Reports, the Base Case Model and the Structure Memorandum.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 of the United Kingdom and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 of the United Kingdom or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009 of the United Kingdom or in each case, any equivalent legislation in any relevant jurisdiction;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Claim” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Insurance Proceeds” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Group Company (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest).

“IRC” means the United States Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service (or any successor thereto).

“ISDA Master Agreement” means the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement.

“Issuing Bank” means each Lender identified above as an issuing bank and any other Lender which has notified the Facility Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the Issuing Bank), provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the Issuing Bank shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Due Diligence Report” means the Onshore Legal Due Diligence Report or the Offshore Legal Due Diligence Report.

“Legal Opinion” means any legal opinion delivered to the Facility Agent under or in connection with the Finance Documents.

“Legal Reservations” means:

(a)	the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the principles of reasonableness and fairness where implied by law, and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts), and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of acquiescence, set- off or counterclaim;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(h)	any other matters which are set out as qualifications or reservations (however described) as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any person which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 12 (Form of Letter of Credit) or in any other form requested by a Borrower (or the Company on its behalf) and agreed by the Facility Agent with the prior written consent of the Majority Lenders and the Issuing Bank; or

(b)	any guarantee, indemnity, documentary credits or other instrument (including performance bonds) in a form requested by a Borrower (or the Company on its behalf) and agreed by the Facility Agent with the prior written consent of the Majority Lenders and the Issuing Bank.

“Leverage Ratio” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Finance Documents together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Finance Documents.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and a period comparable to the Interest Period of that Loan, provided that LIBOR shall not be less than zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Limited Guaranty Agreement” means the limited guaranty agreement dated 21 December 2012 from the guarantors identified therein in favour of the Target.

“LMA” means the Loan Market Association.

“Loan” means a Term Loan or a Revolving Facility Loan.

“Major Event of Default” means with respect to the Parent, the Company and the Merger Sub only, any circumstances constituting an Event of Default under any of Clause 27.1 (Non-payment), Clause 27.3 (Other obligations) insofar as it relates to a breach of any Major Undertaking, Clause 27.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 27.6 (Insolvency), Clause 27.7 (Insolvency proceedings), Clause 27.8 (Creditors’ process), Clause 27.9 (Unlawfulness and invalidity) or Clause 27.12 (Repudiation and rescission of agreements).

“Major Representation” means a representation or warranty with respect to the Parent, the Company or Merger Sub only under any of Clause 23.2 (Status) to Clause 23.6 (Validity and admissibility in evidence) inclusive.

“Major Undertakings” means an undertaking in respect of the Parent, the Company or Merger Sub only under Clause 26.6 (Merger), Clause 26.8 (Acquisitions), Clause 26.9 (Joint ventures), Clause 26.10 (Holding Companies), Clause 26.12 (Pari passu ranking), paragraph (a) of Clause 26.13 (Acquisition Documents), Clause 26.14 (Negative pledge), Clause 26.16 (Disposals) or any of Clause 26.18 (Loans or credit) to Clause 26.21 (Financial Indebtedness).

“Majority Lenders” means:

(a)

(for the purposes of paragraph (a) of Clause 40.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility (other than a Utilisation on the Closing Date) of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3 per cent. of the Total Revolving Facility Commitments; and

(b)

(in any other case), a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Prepayment Account” means an interest-bearing account:

(a)	held in Hong Kong by a Borrower with the Account Bank as account bank;

(b)	identified in a letter between the Company and the Facility Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance reasonably satisfactory to the Facility Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Margin” means in respect of:

(a)	Facility A: 4.25 per cent. per annum;

(b)	Facility B:

(i)	from the initial Utilisation Date up to, and including, the date falling three months after the Closing Date: 2.00 per cent. per annum; and

(ii)	at anytime thereafter: 4.25 per cent. per annum; and

(c)	the Revolving Facility: 4.25 per cent. per annum.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents, taking into account all of the resources of the Group; or

(c)	subject to the Legal Reservations and the Perfection Requirements (which are not overdue), the validity and enforceability of, or the effectiveness or ranking of any Security under, the Transaction Security Documents which is materially adverse to the interests of the Lenders under the Transaction Security Documents and, if capable of remedy, is not remedied within 20 Business Days of the Facility Agent giving notice to the Company or the Company becoming aware of such issue.

“Material Company” means:

(a)	the Company;

(b)	each other Obligor (other than ChemPartner USA and ChemPartner Europe and (if it has acceded as a Guarantor only to this Agreement) BVICo for so long as such companies do not fall within paragraph (d) of this definition);

(c)	a Group Company that holds shares in an Obligor or another Material Company; and

(d)	a Group Company which has EBITDA representing five per cent. or more of the Consolidated EBITDA of the Group or which has gross assets or revenue representing five per cent. or more of the consolidated gross assets or revenue of the Group.

Compliance with the conditions set out in paragraph (d) above shall be determined by reference to the latest audited financial statements of the relevant Group Company (consolidated in the case of a Group Company which has Subsidiaries) and the latest audited consolidated financial statements of the Group or, if such financial statements are not available or are not required by law, such other appropriate financial statements.

“Merger” has the meaning given to that term in the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger (including the schedules and exhibits thereto) dated as of 21 December 2012 relating to the Merger between the Merger Sub and the Target resulting in the Target (as the surviving corporation of the merger) becoming a directly wholly owned Subsidiary of the Company and the Merger Sub ceasing to exist and made between the Parent, the Company, the Merger Sub and Target.

“Merger Certificate” means the certificate of merger issued by the Registrar of Companies in the Cayman Islands in accordance with section 233(11) of the Companies Law (as amended) of the Cayman Islands in respect of the Merger under the Merger Agreement.

“Merger Sub Share Charge” means the share charge to be executed by the Company as chargor in favour of the Security Agent in respect of the shares in the Merger Sub.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period.

“Multiemployer Plan” means, at any time, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five plan years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“Net Proceeds” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“New Equity” means the proceeds of a subscription for shares in the Company or any other form of equity contribution to the Company (provided that in each case it is fully paid and issued and, in the case of redeemable shares, the redemption date is after the maturity of the Facilities).

“New Lender” has the meaning given to that term in Clause 28 (Changes to the Lenders).

“New Shareholder Injections” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 31.12 (Lenders’ indemnity to the Facility Agent and the Security Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i) to (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 40.3 (Replacement of Lender).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 29.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury (or any successor thereto).

“Offshore Group Company” means any Group Company established or formed outside of the PRC.

“Offshore Legal Due Diligence Report” means the legal due diligence report prepared by Ropes & Gray LLP dated 30 November 2012 relating to the Target Group.

“Offshore Revolving Facility Borrower” means any Offshore Group Company that is a Borrower under the Revolving Facility.

“Onshore Available Commitment” has the meaning given to “Available Commitment” in the Onshore Facility Agreement.

“Onshore Borrower” means Shanghai ChemPartner Co., Ltd.

“Onshore Commitment” has the meaning given to “Commitment” in the Onshore Facility Agreement.

“Onshore Facility” means the RMB32,000,000 revolving facility made available under the Onshore Facility Agreement.

“Onshore Facility Agreement” means the facility agreement dated the same date as this Agreement and made between the lender (as set out therein) and the Onshore Borrower.

“Onshore Facility Letter of Credit” means a letter of credit issued under the Onshore Facility.

“Onshore Facility Loan” means a loan made or to be made under the Onshore Facility.

“Onshore Finance Document” means the Onshore Facility Agreement, any Onshore Security Document, any utilisation request under the Onshore Facility Agreement and any other document which is designated a “Finance Document” by the Company, the Onshore Borrower and the lender under the Onshore Facility Agreement.

“Onshore Group Company” means any Group Company incorporated in and carrying on business in the PRC.

“Onshore Guarantor” means Chengdu ChemPartner Co., Ltd.

“Onshore Legal Due Diligence Report” means the legal due diligence report prepared by Fangda Partners dated 30 November 2012 relating to the Target Group.

“Onshore Security Documents” means each of the following documents:

(a)	the mortgage agreement entered or to be entered into by the Onshore Guarantor in favour of the lender under the Onshore Facility Agreement in respect of the Chengdu Property; and

(b)	any other document entered into by any person creating or expressed to create Security over all or any part of its assets in respect of the obligations of the Onshore Borrower under any of the Onshore Finance Documents.

“Onshore Utilisation” has the meaning given to “Utilisation” in the Onshore Facility Agreement.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Target Group for its Financial Year ended 31 December 2011.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Party” means a party to this Agreement.

“Perfection Requirements” means any and all registrations, filings, endorsements, notarisations, stampings, notices and other actions and steps required to be made in any jurisdiction in order to perfect security created by the Transaction Security Documents or in order to achieve the relevant priority for such Security.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	any acquisition which constitutes, or is part of or made in connection with, a Permitted Disposal, a Permitted Share Issue or a Permitted Transaction;

(c)	any acquisition of the outstanding minority stake in any Group Company which is not a wholly owned Subsidiary, provided that, if the other shares in that Group Company (which are already held by a Group Company) are subject to Security in favour of the Finance Parties, the minority shares so acquired will also become subject to such Security;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)	any investment constituted by a Permitted Joint Venture Investment (including the purchase of shares, securities or equivalent ownership interests in the applicable Joint Venture pursuant to such Permitted Joint Venture Investment);

(f)	any other acquisitions of, or investments in, related businesses provided that the aggregate Cash Consideration for all such acquisitions does not exceed US$1,000,000 in any Financial Year of the Company, and further provided that:

(i)	at the time of such acquisition no Event of Default has occurred and is continuing or would occur as a result of making that acquisition;

(ii)	substantially all of the business to be acquired is of the same type as that carried on by a Material Company;

(iii)	if the acquisition is by way of shares, it will result in at least 50.1 per cent. of the issued share capital of the business being held by a Group Company provided that:

(A)	such shares have the right to cast at least 51 per cent. of the votes capable of being cast in general meetings of the target business;

(B)	the Group Company acquiring the business has the right to determine the composition of a majority of the board of directors (or like body) of the target business; and

(C)	no Group Company enters into any arrangements (other than under the Finance Documents) which restricts the ability of the target business to make loans, transfer assets or make any payments of dividends, distributions of income or other amounts;

(iv)	if the acquisition is by way of assets, it is of all or substantially all of the assets of the business which is proposed to be acquired;

(v)	the acquisition takes place on arm’s length terms;

(vi)	the business being acquired does not have any material contingent liabilities unless such liabilities are indemnified by the relevant seller of the business, insured against or otherwise covered in each case on terms acceptable to the Majority Lenders (acting reasonably); and

(vii)	the acquisition is of an entity with positive EBITDA (calculated on a pro forma basis taking into account relevant synergy benefits as confirmed by the Company’s auditors as being reasonably anticipated to be achievable within 12 months of the acquisition as a result of the acquisition);

(viii)	the Company delivers to the Facility Agent a certificate prior to the closing date of the acquisition which demonstrates that for the next two test dates, the financial covenants will be respected including the target on a pro forma basis; and

(ix)	the Company has provided reasonable details of such acquisition to the Facility Agent no later than the date of completion of such acquisition; and

(g)	any acquisition to which the Majority Lenders have provided their written consent.

“Permitted Disposal” means any sale, lease, licence, transfer, surrender, loan or other disposal:

(a)	made in the ordinary course of day to day business of the disposing entity;

(b)	of assets which are obsolete, redundant or otherwise not required for the efficient operation of the business of the Group;

(c)	of an asset from:

(i)	an Offshore Group Company to another Offshore Group Company (which is an Obligor (other than a Restricted Obligor) if the entity disposing of the asset was an Obligor and which provides the Facility Agent with equivalent Security);

(ii)	an Onshore Group Company to a Group Company;

(iii)	an Offshore Group Company to an Offshore Group Company that is not an Obligor or a Restricted Obligor or to an Onshore Group Company, provided that the aggregate consideration for all disposals made under this sub-paragraph (iii) does not exceed US$1,000,000 (or its equivalent in other currencies); or

(iv)	an Offshore Group Company to a Restricted Obligor, provided that the consideration for such disposal does not exceed the then applicable Restricted Obligor Leakage Amount;

(d)	of assets in exchange for other assets comparable or superior as to type, value or quality;

(e)	of Cash or Cash Equivalent Investments for cash, or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence or other disposal of intellectual property rights for fair market value;

(g)	disposals of rights relating to Treasury Transactions;

(h)	constituting a Permitted Joint Venture Investment or of an interest in a Joint Venture to the extent required by the terms of the arrangements in relation to that Joint Venture between the Joint Venture parties;

(i)	constituting leases, sub leases or licences of Real Property not required for the ordinary conduct of the business of the Group granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Group;

(j)	required by law or regulation or any order of any government entity made thereunder;

(k)	arising as a result of any Permitted Security or which constitutes, or is part of or made in connection with, a Permitted Distribution, a Permitted Loan, a Permitted Share Issue or a Permitted Transaction;

(l)	of assets which become subject to a lease permitted by paragraph (f) of the definition of Permitted Financial Indebtedness;

(m)	of assets where the value received in Cash by any Group Company does not exceed US$500,000 (or its equivalent in other currencies) in aggregate in any Financial Year of the Company; and

(n)	any disposal to which the Majority Lenders have provided their written consent.

“Permitted Distribution” means a payment by way of dividend, charge, fee or other distribution or payment, repayment of a shareholder loan or payment of interest on a shareholder loan, the making of a loan or the redemption, repurchase, defeasance, retirement or repayment of any share capital or share premium account:

(a)	to the Company or any of its Subsidiaries (provided that if the relevant Subsidiary is not wholly owned it may make pro rata payments to minority shareholders);

(b)	by the Company:

(i)	(on or after the Closing Date) to the Target to enable the Target to make payments of any Company Option and Vested Company RSU;

(ii)	to the Parent to enable the Parent to make payments of any up front fees payable to the Equity Investors or their Affiliates as set out in the Funds Flow Statement;

(iii)	of any reasonable professional fees, reasonable office expenses, reasonable administrative expenses or regulatory costs, or any indemnifications in respect of the foregoing, of the Company or of any direct or indirect Holding Company the principal purpose of which is to hold the Company;

(iv)	of any reasonable directors’ fees payable by the Company or any direct or indirect Holding Company the principal purpose of which is to hold the Company;

(v)	of fees, costs and expenses relating to the Acquisition payable by the Company or any direct or indirect Holding Company the principal purpose of which is to hold the Company, as set out in the Funds Flow Statement;

(vi)	of any Taxes payable by the Company or of any direct or indirect Holding Company the principal purpose of which is to hold the Company solely to the extent attributable to the assets or operations of any Group Company;

(vii)	to departing managers, directors or officers in accordance with the terms of their service contracts or to purchase, or to any direct or indirect Holding Company the principal purpose of which is to hold the Company to fund its purchase of, any of such departing manager’s, director’s or officer’s investment in any Holding Company or the Company and to make other compensation payments to departing management; and

(viii)	in each of its Financial Years for an amount not exceeding US$1,000,000 insofar as it is paid out of Retained Excess Cashflow;

(c)	by any Group Company constituting, or made pursuant to or in connection with, a Permitted Transaction;

(d)	by any Onshore Group Company of any RCA; and

(e)	any distribution to which the Majority Lenders have provided their written consent.

“Permitted Equity Contribution” means:

(a)	New Equity; and

(b)	Subordinated Debt.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	constituting, or arising under or in connection with, a Permitted Transaction or arising under a Permitted Loan, a Permitted Guarantee, a Permitted Equity Contribution or a permitted Treasury Transaction;

(b)	to the extent covered by a Letter of Credit or guarantee issued under the Revolving Facilities;

(c)	arising under any overdraft or other fluctuating debit balances or on demand short term loans on accounts of any Group Company with any bank on a net balance basis and/or any guarantee in respect of such debit balances or on demand short term loans, where the debit balances or on demand short term loans representing that borrowing are offset by credit balances on other accounts maintained with the relevant bank, provided that the aggregate principal amount of Financial Indebtedness outstanding (on a gross basis) of all Group Companies in respect of such overdraft, debit balances and on demand short term loans does not at any time exceed US$3,000,000 (or its equivalent in another currency or currencies);

(d)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of day to day business or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(e)	arising under the following contracts (the “Existing Contracts”) (including any renewal, extension, refinancing or replacement of such contracts on substantially the same or similar terms):

(i)	banking facilities letter dated 30 September 2011 between Standard Chartered Bank (Hong Kong) Limited and each of ShangPharma Corporation, the Target, China Gateway Life Science (Holdings) Limited and ChemExplorer Company Limited; and

(ii)	working capital and letter of credit facilities in an aggregate principal amount of RMB70,000,000 to be provided by China Merchants Bank to Shanghai ChemPartner Co., Ltd. under a facility agreement to be entered into between the parties thereto;

(f)	under finance or capital leases (including any property Finance Leases but excluding any operating property leases), provided that the aggregate capital value of all such items so leased under outstanding leases by Group Companies does not exceed US$1,500,000 (or its equivalent in other currencies) at any time;

(g)	of any person acquired by a Group Company after the Closing Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of four months following the date of acquisition;

(h)	arising under any additional working capital facility or facilities provided to an Onshore Group Company (excluding the Onshore Facility) (each an “Onshore Working Capital Facility”), provided that:

(i)	the aggregate principal amount that may be borrowed under such Onshore Working Capital Facilities (taken together) does not exceed US$5,000,000 (or its equivalent in other currencies);

(ii)	each such Onshore Working Capital Facility can only be used for working capital purposes (including the refinancing of amounts outstanding under existing working capital facilities borrowed by the relevant Onshore Group Company);

(iii)	the aggregate principal amount outstanding under the Term Facilities is no greater than US$15,000,000;

(iv)	the Leverage Ratio as at the most recent test date (assuming that debt for this purpose includes the maximum amount which can be advanced under such Onshore Working Capital Facilities) on a pro forma basis is less than 1.50:1; and

(v)	each such Onshore Working Capital Facility is unsecured (unless it is provided by the Arranger and/or its Affiliates);

(i)	representing deferred consideration which exists pursuant to agreements entered into by any Target Group Company prior to the Closing Date; and

(j)	any Financial Indebtedness to which the Majority Lenders have provided their written consent.

“Permitted Guarantee” means:

(a)	any guarantee arising under the Finance Documents;

(b)	the endorsement of negotiable instruments in the ordinary course of day to day business;

(c)	any guarantee by any Group Company of the obligations of any other Group Company (not constituting Financial Indebtedness) for the benefit of trade creditors of such other Group Company in the ordinary course of day to day business;

(d)	any performance or similar bond guaranteeing performance by a Group Company (or counter-indemnifying any financial institution which has guaranteed such performance) under any contract entered into in the ordinary course of day to day business;

(e)	any guarantee (including any comfort letters) which constitutes a Permitted Joint Venture Investment, a permitted Treasury Transaction, or Permitted Financial Indebtedness, granted in connection with a Permitted Disposal (provided that the value of the guarantee does not exceed the value received by the Group in connection with that Permitted Disposal), or constituting, or given pursuant to or in connection with, a Permitted Transaction;

(f)	any guarantee given as part of netting, cash pooling, set off or cash management arrangements which are Permitted Security;

(g)	any guarantee given by (x) a Target Group Company existing at the Closing Date or (y) a person acquired pursuant to a Permitted Acquisition and existing at the time of that Permitted Acquisition;

(h)	any guarantee required to be given under tax or corporate law legislation;

(i)	any guarantee, bond or indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which guarantee, bond or indemnity is in customary form or subject to customary limitations;

(j)	any guarantee or indemnity given in favour of directors and officers of any Group Company in respect of their functions as such and in customary form and scope;

(k)	any guarantee that is mandatorily required by law and given by a Group Company in respect of any pension schemes operated by Group Companies;

(l)	any rental guarantees in favour of landlords for properties leased by a Group Company in the ordinary course of day to day business;

(m)	any customary guarantees and indemnities given in commitment, mandate and other similar engagement letters;

(n)	any guarantee by:

(i)	an Offshore Group Company of the obligations of another Offshore Group Company (which is an Obligor (other than a Restricted Obligor) if the entity giving the guarantee is an Obligor);

(ii)	an Onshore Group Company of the obligations of a Group Company (provided that no upstream guarantees shall be provided by any Onshore Group Company);

(iii)	an Offshore Group Company of the obligations of an Offshore Group Company that is not an Obligor or a Restricted Obligor or of the obligations of an Onshore Group Company, provided that the aggregate principal amount of all such guarantees under this sub-paragraph (iii) does not exceed US$1,000,000 (or its equivalent in other currencies); or

(iv)	an Offshore Group Company of the obligations of a Restricted Obligor, provided that the principal amount of such guarantee does not exceed the then applicable Restricted Obligor Leakage Amount;

(o)	any other guarantee or indemnity not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed US$500,000 (or its equivalent in other currencies) in aggregate for the Group at any time; and

(p)	any guarantee to which the Majority Lenders have provided their written consent.

“Permitted Holding Company Activities” means:

(a)	the provision of administrative services (excluding treasury services) to other Group Companies of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to Transaction Security (subject to the Agreed Security Principles);

(c)	any rights or liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company;

(d)	making or receiving Permitted Loans or giving or benefitting from Permitted Guarantees or incurring rights and liabilities permitted under the Finance Documents and incurring any Financial Indebtedness permitted by the Finance Documents;

(e)	liabilities in connection with Taxes;

(f)	liabilities arising by operation of law;

(g)	the payment of salaries to management and employees of the Group;

(h)	any activity pursuant to a Permitted Reorganisation; and

(i)	any other activity or transaction to which the Majority Lenders have provided their written consent.

“Permitted Joint Venture Investment” means:

(a)	a Joint Venture of the Target Group in existence at Completion;

(b)	a Joint Venture of the Target Group which is an Agreed Joint Venture; or

(c)	any investment in a Joint Venture where:

(i)	that Joint Venture is held through an entity incorporated or formed with limited liability and is engaged in a business substantially the same as or complimentary or related to that carried on by the Group; and

(ii)	in any Financial Year, the aggregate (without double counting) (the “Joint Venture Investment”) of:

(A)	all amounts subscribed for shares or any other ownership interest in, lent to, or invested in that Joint Venture together with all other such Joint Ventures by any Group Company which have not been redeemed or repaid during that Financial Year;

(B)	the contingent liabilities assumed by any Group Company under any guarantee given in respect of the liabilities of that Joint Venture together with all other such Joint Ventures which have not been discharged or otherwise cancelled during that Financial Year; and

(C)	the amount equal to the lower of the amount actually paid for and the market value of any assets transferred by any Group Company to that Joint Venture and all other such Joint Ventures,

does not exceed an amount equal to the aggregate of (w) US$2,000,000 (or its equivalent in other currencies) (provided that in respect of the first Financial Year ending after the Closing Date, for the period prior to the Closing Date, any Joint Venture Investment to the extent made during that period shall be disregarded, and for the period commencing on (and including) the Closing Date to the last day of that Financial Year, the Joint Venture Investment cap of US$2,000,000 for that Financial Year shall be reduced by multiplying such amount by a fraction equal to the total number of days from the Closing Date to the last day of that Financial Year divided by 365), (x) Retained Excess Cashflow in respect of that Financial Year, (y) Retained Net Proceeds which have not been applied for any other purpose and (z) New Shareholder Injections which have not otherwise been applied in accordance with any relevant provision of this Agreement, provided that any Joint Venture Investment may be funded solely or through a combination of any of the foregoing sources; and provided further that if (I) a Joint Venture permitted under this paragraph subsequently becomes a Group Company during the Financial Year in which the relevant Joint Venture Investment is made; or (II) the interest in a Joint Venture is subsequently disposed of by a Group Company during the Financial Year in which the interest is acquired by that member of the Group, the relevant Joint Venture Investment shall no longer count towards the US$2,000,000 cap.

“Permitted Loan” means:

(a)	any trade credit or loans made in the ordinary course of day to day business;

(b)	any loan which constitutes a Permitted Joint Venture Investment, represents deferred consideration for a Permitted Disposal (provided that it represents no more than 25 per cent. of the total consideration for that Permitted Disposal), is Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (a) of that definition) or a loan which constitutes, or is made pursuant to or in connection with, a Permitted Transaction;

(c)	any loan (i) existing at the Closing Date and made by any Target Group Company or (ii) existing at the time of acquisition of any company acquired pursuant to a Permitted Acquisition and made by that company or its Subsidiaries;

(d)	any loan or credit in connection with management or employee incentive or remuneration arrangements subject to a limit of US$500,000 (or its equivalent in other currencies) in aggregate at any one time;

(e)	any loan made in connection with cash pooling, cash management, netting or set-off arrangements which are Permitted Security;

(f)	any loan made to fund a Permitted Distribution;

(g)	any loan to employees of the Group not exceeding US$500,000 (or its equivalent in other currencies) in aggregate at any one time;

(h)	any loan required to be made by mandatory provisions of law;

(i)	any structural intra-group loan made by the Company to the Merger Sub;

(j)	any loan made by:

(i)	an Offshore Group Company to another Offshore Group Company (which is an Obligor (other than a Restricted Obligor) if the entity making the loan as lender is an Obligor);

(ii)	an Onshore Group Company to a Group Company;

(iii)	an Offshore Group Company to an Offshore Group Company that is not an Obligor or a Restricted Obligor or to an Onshore Group Company, provided that the aggregate principal amount of the loans made under this sub-paragraph (iii) does not exceed US$1,000,000 (or its equivalent in other currencies); or

(iv)	an Offshore Group Company to a Restricted Obligor, provided that the principal amount of such loan does not exceed the then applicable Restricted Obligor Leakage Amount;

(k)	a loan made by a Group Company to any employee benefit trust or similar entity for the purpose of funding the acquisition of shares pursuant to an employee share ownership plan;

(l)	any loan to which the Majority Lenders have provided their written consent; and

(m)	any other loan so long as the aggregate amount of all such loans does not exceed US$500,000 (or its equivalent in other currencies) at any time.

“Permitted Reorganisation” means any reorganisation, amalgamation, merger, consolidation, combination, dissolution or corporate reconstruction (for the purposes of this definition, each a “reorganisation”) of any Group Company with or into another Group Company (including, without limitation, pursuant to liquidation or winding up):

(a)	where the Group’s share of the assets of that Group Company remain within the Group and:

(i)	if the relevant Group Company was the Company, the Company remains the surviving entity, and if the relevant Group Company was an Obligor immediately prior to such reorganisation being implemented, all of the assets of that Group Company are retained and all liabilities and obligations of such Group Company under the Finance Documents are assumed (as confirmed by a legal opinion acceptable to the Facility Agent (acting reasonably)) by one or more other Obligors other than Restricted Obligors if the relevant Group Company was not a Restricted Obligor (except to the extent otherwise constituting a Permitted Disposal); and

(ii)	if the relevant Group Company was a Guarantor or its assets were subject to Security in favour of the Finance Parties, in each case, immediately prior to such reorganisation, the Finance Parties will receive (subject to the Agreed Security Principles) a guarantee from it (or its successor and, if a new Holding Company is inserted as part of such reorganisation, from such Holding Company) and, as the case may be, Security over those assets after such reorganisation; and

(iii)	if the shares in it were subject to Security in favour of the Finance Parties immediately prior to such reorganisation, the Finance Parties will receive (subject to the Agreed Security Principles) Security over those shares (or over the shares in its successor and, if a new Holding Company is inserted as part of such reorganisation, over the shares in such Holding Company) after such reorganisation;

(b)	where a Group Company which is not an Obligor is being dissolved or liquidated and its assets (after payment of creditors) are passed up to its Holding Company;

(c)	described in the Structure Memorandum; and

(d)	permitted by the relevant Majority Lenders (acting reasonably),

provided that, in the case of a liquidation, dissolution or winding up, the Finance Parties shall release the Group Company to be so liquidated, dissolved or wound up from its obligations (other than as a Borrower) under the Finance Documents immediately prior to such liquidation, dissolution or winding up to the extent necessary for that liquidation, dissolution or winding up to proceed on a solvent basis.

“Permitted Security” means any Security or Quasi-Security:

(a)	arising by operation of law or agreement of similar effect or in the ordinary course of day to day business;

(b)	in respect of Taxes or charges which are being contested in good faith and adequate reserves have been created;

(c)	arising under, or evidenced by, a Finance Document or which constitutes, or arises pursuant to or in connection with, a Permitted Transaction, including cash collateral to secure obligations under the Finance Documents and blocked accounts;

(d)	over goods and documents of title created in the ordinary course of documentary credit transactions;

(e)	existing at the Closing Date, so long as the Security or Quasi-Security is irrevocably removed or discharged by the end of the Clean-Up Period to the extent not otherwise permitted;

(f)	granted in respect of Financial Indebtedness permitted under paragraph (e) of the definition of “Permitted Financial Indebtedness” to the extent secured as at the Closing Date;

(g)	any netting or set-off arrangement under a permitted Hedging Agreement or Treasury Transaction;

(h)	relating to legal proceedings that are discharged or stayed within 30 days or otherwise being contested in good faith;

(i)	over shares in Joint Ventures to secure obligations to the other Joint Venture partners which is required to be provided by the terms of the relevant Joint Venture agreement;

(j)	any cash pooling, netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Company;

(k)	over or affecting any asset acquired by a Group Company after the Closing Date if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by that Group Company;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that Group Company; and

(iii)	the Security or Quasi-Security is removed or discharged within four months of the date of acquisition of such asset;

(l)	over or affecting any asset of any company which becomes a Group Company after the Closing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a Group Company if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within four months of that company becoming a Group Company;

(m)	arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company under the supplier’s standard terms of business and not due to any default by any Group Company;

(n)	over any rental deposits for up to 12 months in respect of a property on customary terms;

(o)	any Security or Quasi-Security arising in connection with a disposal which is a Permitted Disposal or arising in connection with a Permitted Acquisition;

(p)	over any cash collateral account maintained by a Group Company in connection with a foreign exchange transaction permitted under the Finance Documents and entered into with a person that is not a Lender, provided that the aggregate amount of all deposits in such accounts for the Group as a whole must not exceed US$1,500,000 at any time (excluding those amounts expressly permitted under paragraph (r) below);

(q)	created in connection with a foreign exchange transaction permitted under the Finance Documents and entered into with a Lender (and not in respect of the Fengxian Property);

(r)	arising under the deposit deed dated 10 May 2010 executed by China Gateway Life Science (Holdings) Limited in favour of Citibank, N.A., Hong Kong Branch and each of its affiliates identified therein (the “Existing Security”, including any confirmation, renewal, extension or replacement of such agreements on substantially the same or similar terms with the same counterparty or its Affiliates), provided that the aggregate principal amount of all cash collateral which is subject to the Existing Security shall not be greater than the amount of such cash collateral as at the Closing Date;

(s)	created as required under applicable law in connection with workers’ compensation, unemployment insurance, deferred compensation plans or retirement plans for key managers and other types of social security;

(t)	arising under the standard terms and conditions of clearing bankers of the Group;

(u)	arising as a consequence of any finance or capital lease permitted by the definition of “Permitted Financial Indebtedness” (and which is not in respect of the Fengxian Property, save for any operating property leases) or in favour of any person over equipment carried or used by any Group Company where all or part of that equipment is financed by that person;

(v)	any Security to which the Majority Lenders have provided their written consent; and

(w)	not in respect of the Fengxian Property securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any Group Company other than any permitted under paragraphs (a) to (v) above) does not exceed US$500,000 (or its equivalent in other currencies).

“Permitted Share Issue” means an issue of shares:

(a)	to a Group Company pursuant to a Permitted Acquisition;

(b)	by an Onshore Group Company to a Group Company or their directors or other officers or by an Offshore Group Company to another Offshore Group Company or their directors or other officers, in each case to comply with applicable laws or regulations regarding minimum shareholdings;

(c)	by the Company to the Parent, paid for in full in cash upon issue, so long as it does not lead to a Change of Control;

(d)	by a Group Company which is a Subsidiary to its immediate Holding Company (provided that in the case of a Group Company that is an Offshore Group Company, the intermediate Holding Company is also an Offshore Group Company (and, if the Group Company is an Obligor which is not a Restricted Obligor, the intermediate Holding Company is also an Obligor which is not a Restricted Obligor, unless the shares of such Group Company is already being held by a Restricted Obligor) and in the case of a Group Company that is an Onshore Group Company, the intermediate Holding Company is a Group Company) where (if the existing shares of the Subsidiary are the subject of Transaction Security) the newly-issued shares also become subject to Transaction Security on the same terms;

(e)	constituting Permitted Equity Contribution; and

(f)	any shares to which the Majority Lenders have provided their written consent.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, payment or other transaction arising, under the Finance Documents and the Transaction Documents;

(b)	a Permitted Reorganisation;

(c)	any conversion of an intra-Group loan into share capital of, or a capital contribution to, the borrower of such loan;

(d)	transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness or any disposal or sale) conducted in the ordinary course of day to day business on arm’s length terms;

(e)	any merger, transfer or sale of assets (including shares), novation or assumption of liabilities, distribution, dividend, share issuance, borrowing or repayment of indebtedness, payment or other transaction contemplated by the Structure Memorandum, the Acquisition Documents or the Funds Flow Statement prepared in connection with the Acquisition;

(f)	the incorporation by any Group Company of a limited liability company or the purchase of shares in an off the shelf limited liability company which, in each case, becomes a Group Company; and

(g)	any transaction to which the Majority Lenders have provided their written consent.

“Purchase Price” has the meaning given to that term in paragraph (a)(i) of Clause 3.1 (Purpose).

“PRC” means the People’s Republic of China, but not including, for the purpose of this definition, Hong Kong, Macau and Taiwan.

“PRC Account” means an account that is opened in the PRC and held with the Account Bank for the purposes of paragraph (a) of Clause 26.35 (Condition Subsequent).

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in Clause 26.14 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“RCA” has the meaning given to that term in the Merger Agreement.

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recovery Proceeds” has the meaning given to that term in Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund”, in relation to a fund (the “first fund”), means another fund which is:

(a)	managed or advised by the same investment manager or investment adviser as the first fund; or

(b)	managed or advised by an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor or the Parent:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts a material part of its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Renewal Request” means a written notice delivered to the Facility Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repayment Date” means a Facility A Repayment Date, the Facility B Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.

“Repayment Instalment” means each repayment instalment in relation to each Term Facility calculated and payable as set out in Clause 9.1 (Repayment of Term Loan Facilities).

“Repeating Representations” means each of the representations set out in Clauses 23.2 (Status), 23.3 (Binding obligations), 23.4 (Non-conflict with other obligations), 23.5 (Power and authority), 23.6 (Validity and admissibility in evidence), 23.7 (Governing law and enforcement), 23.11 (No default), 23.12 (No misleading information), paragraphs (b) and (c) of 23.13 (Financial Statements), 23.19 (Ranking), 23.20 (Good title to assets), 23.21 (Legal and beneficial ownership), 23.28 (Sanctions) and 23.29 (US Governmental Regulation).

“Report Recoveries Letter” means a letter in the agreed form between the Facility Agent and the addressees of any Report who are not Parties to this Agreement, in which such addressees agree to turn over any recoveries under the relevant Report and to certain limitations on the conduct of any claim against the relevant Report provider.

“Reports” means the Accountant’s Report, the Legal Due Diligence Reports and the Commercial Due Diligence Report.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Interest Service Reserve Balance” means the amount calculated by the Facility Agent to be equal to the interest that would be due on the aggregate outstanding amount of the Term Loans for a period of six months beginning on the first day of the next Interest Period (and if the Interest Periods then applicable have a remaining duration of less than six months, calculating such interest for the full period of six months on the basis of the LIBOR applicable to the Term Loans as at the first day of the next Interest Period).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Obligor” means each of ChemPartner Europe and any other Obligor incorporated in Denmark.

“Restricted Obligor Leakage Amount” means, in respect of any disposal of an asset from an Offshore Group Company to a Restricted Obligor, any guarantee by an Offshore Group Company of the obligations of a Restricted Obligor or any loan made by an Offshore Group Company to a Restricted Obligor, an amount which will not result in the sum of (a) the aggregate consideration for all such disposals, (b) the aggregate principal amount of all such guarantees and (c) the aggregate principal amount of all such loans, in each case made in any Financial Year to exceed US$500,000 (or its equivalent in other currencies) for that Financial Year.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Restructuring Costs” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Retained Excess Cashflow” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Retained Net Proceeds” has the meaning given to that term in Clause 25.1 (Financial definitions).

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Termination Date” means the date falling 36 Months from the initial Utilisation Date.

“Revolving Facility Utilisation” means a Revolving Facility Loan or a Letter of Credit.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Facility Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Revolving Facility Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“Rollover Shareholders” has the meaning given to that term in the Merger Agreement.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (a) the United States government; (b) the United Nations; (c) the European Union; (d) the United Kingdom; or (e) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State, the US Department of Commerce, the US Department of the Treasury and HMT (each of (a) to (e) a “Sanctions Authority”).

“Sanctions Authority” has the meaning given to that term in the definition of “Sanctions” in Clause 1.1 (Definitions).

“Sanctions List” means the most current “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Screen Rate” means the London interbank offered rate for the relevant currency and period displayed on the appropriate page (being currently Reuters screen page LIBOR01 or LIBOR02) on the information service which publishes that rate. If that page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Parties” means each Finance Party from time to time party to this Agreement, including any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement” means the Company Security Agreement, the Target Security Agreement, the China Gateway HK Security Agreement, the ChemExplorer HK Security Agreement or the ChemPartner USA Security Agreement.

“Security Property” has the meaning given to that term in Schedule 10 (Security agency provisions).

“Selection Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Requests and Notices) given in accordance with Clause 14 (Interest Periods) in relation to a Facility.

“Separate Loan” has the meaning given to that term in paragraph (c) of Clause 9.2 (Repayment of Revolving Facility Loans).

“Share Charge” means the Company Share Charge, the Merger Sub Share Charge, the Target Share Charge, the China Gateway HK Share Charge, the ChemExplorer HK Share Charge, the ChemPartner Europe Share Charge or the ChemPartner USA Share Charge.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Sponsor” means TPG Capital Management, L.P. and/or funds managed, advised and/or controlled by it or its Affiliates.

“Sponsor Affiliate” means a Sponsor, each of its Affiliates, any trust of which a Sponsor or any of its Affiliates is a trustee, any partnership of which a Sponsor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Sponsor or any of its Affiliates, provided that any such trust, fund or other entity which has been established for at least six months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by a Sponsor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

“Sponsor Entity” means a Sponsor or an Approved Investor Entity.

“Structure Memorandum” means the steps paper entitled “Acquisition of ShangPharma Corporation” dated 6 December 2012 describing the Group and the Acquisition and prepared by Ropes & Gray.

“Submission Date” means the date on which the Cayman Plan of Merger is filed with the Registrar of Companies in the Cayman Islands.

“Subordinated Debt” means any loans made to the Company which are subordinated to the Facilities on terms that are acceptable to the Facility Agent (acting reasonably).

“Subsidiary” means in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Super Majority Lender” means a Lender or Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments immediately prior to that reduction).

“Target” means ShangPharma Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands listed, as at the date of this Agreement, on the New York Stock Exchange (Ticker: SHP US) with registered number 194273 and whose registered office is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

“Target Security Agreement” means the security agreement to be executed by Target as security provider in favour of the Security Agent in respect of all assets (other than any shares or equity interest in any of its Subsidiaries) of Target.

“Target Share Charge” means the share charge to be executed by the Company as chargor in favour of the Security Agent in respect of the shares in the Target to be acquired by the Company upon Completion.

“Target Group” means the Target and its Subsidiaries.

“Target Group Company” means any member of the Target Group.

“Target Shares” means all of the shares in Target and all warrants and options in respect of the share capital of Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means Facility A or Facility B.

“Termination Date” means a Facility A Termination Date, a Facility B Termination Date or a Revolving Facility Termination Date.

“Term Loan” means a Facility A Loan or a Facility B Loan.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Commitments” means the aggregate of the Total Term Facility Commitments and the Total Revolving Facility Commitments, being US$44,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments being US$25,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments being US$15,000,000 at the date of this Agreement.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being US$4,000,000 at the date of this Agreement.

“Total Term Facility Commitment” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$40,000,000 at the date of this Agreement.

“Trade Instruments” means any performance bonds or advance payment bonds issued in respect of the obligations of any Group Company arising in the ordinary course of trading of that Group Company.

“Trade Receivable Account” means an account held with the Account Bank in the name of a Group Company into which the cash trade receivables of the Group are deposited.

“Transaction Accounts” means the Controlled Account, the Debt Service Reserve Account, the Mandatory Prepayment Account, the Trade Receivable Account(s) and the PRC Account(s).

“Transaction Documents” means:

(a)	the Finance Documents;

(b)	the Onshore Finance Documents; and

(c)	each Acquisition Document.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	the Share Charges;

(b)	the Security Agreements;

(c)	any document required to be delivered to the Facility Agent under paragraph 12 of Part II of Schedule 2 (Conditions Precedent); and

(d)	any other document entered into by any Obligor or the Parent creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Trapped Cash” has the meaning given to that term in Clause 12.10 (Trapped Cash).

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unfunded Liabilities” means the amount (if any) by which the present value of all non-forfeitable benefits under each of the Employee Plans exceeds the current value of such plan assets allocable to such benefits, determined on an accumulated benefit obligation (ABO) basis, using the assumptions contained in the recent valuations for such plan.

“United States” and “US” means the United States of America, its territories and possessions.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.

“US GAAP” means the generally accepted accounting principles, standards and practices in the United States.

“US Guarantor” means a Guarantor incorporated under the laws of the United States or any state or political subdivision thereof (including the District of Columbia).

“US Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests and Notices).

“Vested Company RSU” has the meaning given to that term in the Merger Agreement.

“Voting Agreement” means the voting agreement dated 21 December 2012 entered into between the Company, the Target and the Voting Shareholders identified therein.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Facility Agent, the Arranger, any Finance Party, any Hedge Counterparty, any Issuing Bank, any Lender, any Obligor, the Company, the Parent, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents and, in the case of the Merger Sub, the Target as the surviving corporation following the Merger of the Merger Sub and the Target pursuant to the Merger Agreement;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally), in accordance with the terms of this Agreement;

(v)	“guarantee” means (other than in Clause 22 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, Joint Venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to whom it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account (which shall accrue interest at a rate normally offered to corporate depositors on similar deposits by the Finance Parties) in the name of the Borrower and the following conditions being met:

(i)	the account is with the Issuing Bank in Hong Kong (or such other location satisfactory to the Issuing Bank (acting reasonably) and excluding the PRC) for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the Issuing Bank (acting reasonably), creating a first ranking security interest over that account (but, in any event, on terms no more onerous than the existing Transaction Security Documents).

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A Borrower “repaying” or “prepaying” a Letter of Credit means:

(i)	that Borrower providing cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms;

(iii)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit;

(iv)	in the case of a Letter of Credit, that Letter of Credit is returned by the beneficiary with its written confirmation that it is released and cancelled; or

(v)

in the case of a Letter of Credit, a bank or financial institution approved by the Issuing Bank (acting reasonably) has issued an unconditional and irrevocable guarantee, indemnity, counter indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit, and the amount by which a Letter of Credit is, repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(j)	For the avoidance of doubt, in the context of Clause 23 (Representations), Clause 26 (General Undertakings) or Clause 27 (Events of Default) (for the avoidance of doubt excluding any Event of Default resulting from a breach of Clause 25 (Financial Covenants)) a reference to an amount in US dollars (or its equivalent in another currency or currencies) shall be determined by reference to the rate of exchange on the date of incurrence or making of a particular disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action and any subsequent exchange rate fluctuation shall not cause an Event of Default or the breach of any provision of Clause 26 (General Undertakings) or misrepresentation in respect of any provision of Clause 23 (Representations). Where an amount in the accounts is not denominated in US dollars, it shall be converted into US dollars at the rates specified in the accounts.

1.3	Personal Liability

A director, officer, employee or other individual who signs in good faith a certificate or other document required to be delivered pursuant to a Finance Document on behalf of a Group Company but which proves to be incorrect or misleading shall not incur any individual personal liability to any Finance Party provided such person did not act fraudulently in so signing such certificate or other document.

1.4	Currency Symbols and Definitions

“US Dollars”, “dollars”, “$” or “US$” denote the lawful currency of the United States. “Renminbi” and “RMB” denote the lawful currency of the PRC.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a Base Currency term loan facility in an aggregate amount equal to the Facility A Commitment;

(ii)	a Base Currency term loan facility in an aggregate amount equal to the Facility B Commitment; and

(iii)	a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

(b)	Each Term Facility will be available to the Company and the Revolving Facility will be available to any of the Offshore Revolving Facility Borrowers.

2.2	Increase

(a)	The Company may by giving prior notice to the Facility Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 10.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 10.1 (Illegality),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities, (each an “Increase Lender”) selected by the Company and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender which is not already a Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to this Agreement; and

(B)	the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company, the Increase Lender and the Issuing Bank; and

(iii)	in the case of an increase in the Total Revolving Facility Commitments, the Issuing Bank consenting to that increase.

(c)	The Facility Agent shall execute the Increase Confirmation as soon as reasonably practicable after it has received a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement and the conditions in paragraphs (b)(ii) and (iii) above have been satisfied.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 28.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 28.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(g)	Clause 28.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Company) and the Parent by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices, consents and instructions (including, in the case of a Borrower, Utilisation Requests), to agree, accept and execute on its behalf any Accession Deed and all documents in connection with the Finance Documents, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor or the Parent in connection with the Finance Documents notwithstanding that they may affect the Obligor or the Parent, without further reference to or the consent of that Obligor or the Parent; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor or the Parent pursuant to the Finance Documents to the Company,

and in each case the Obligor and the Parent shall be bound as though the Obligor or the Parent itself had given the notices, consents and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, consent, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or the Parent or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor or the Parent as if that Obligor or the Parent had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor or the Parent, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under each Term Facility to finance (directly or indirectly):

(i)	the purchase price (including any payments in respect of any Vested Company RSUs and Company Options) payable in connection with the Acquisition (the “Purchase Price”); and

(ii)	the payment of fees, costs and expenses incurred in connection with the Acquisition and/or the Transaction Documents,

in each case in accordance with the Funds Flow Statement.

(b)	Each Borrower under the Revolving Facility shall apply all amounts borrowed by it under the Revolving Facility and any Letter of Credit towards the general corporate and working capital purposes of the Offshore Group Companies including the refinancing of amounts outstanding under existing working capital facilities of the Offshore Group Companies (if any).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	Without prejudice to Clause 4.5 (Utilisations during the Certain Funds Period) below, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Facility Agent has received (or waived the requirement to receive or confirmed that such documents and evidence were delivered in connection with the Commitment Letter) all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably). The Facility Agent shall notify the Company, the Lenders and the lender under the Onshore Facility Agreement promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, (i) no demand for immediate repayment of all of the Facilities has been made and not withdrawn or otherwise ceased to have effect, (ii) no formal action or instruction to the Security Agent to enforce any Transaction Security under paragraph (f) of Clause 27.16 (Acceleration) has been taken or other formal steps to enforce any Transaction Security have been taken; or (iii) no Event of Default under Clauses 27.6 (Insolvency) or 27.7 (Insolvency proceedings) is continuing or would result from the proposed Rollover Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on or before the Closing Date, all the representations and warranties in Clause 23 (Representations) or, in relation to any other Utilisation (other than a Rollover Loan), the Repeating Representations to be made by each Obligor are true and accurate in all material respects in each case, on the date on which they are made or deemed to be made and by reference to the facts and circumstances existing on that date.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Revolving Facility Utilisation if:

(i)	it is freely available in the amount required and freely convertible into the Base Currency in the London interbank market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it has been approved by the Facility Agent (acting on the instructions of all the Lenders participating in the Revolving Facility) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders participating in the Revolving Facility have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than one Facility A Loan and one Facility B Loan would be outstanding; or

(ii)	more than eight Revolving Facility Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(d)	A Borrower (or the Company) may not request that a Letter of Credit be issued under the Revolving Facility if, as a result of the proposed Utilisation, more than 20 Letters of Credit would be outstanding.

4.5	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), in relation to a Certain Funds Utilisation if, on the proposed Utilisation Date:

(i)	all the Major Representations are true (in all material respects, where the relevant representation is not already qualified by materiality); and

(ii)	no Major Event of Default is continuing or would result from the proposed Certain Funds Utilisation.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation), and subject as provided in Clause 10.1 (Illegality) and Clause 11.1 (Exit)), none of the Finance Parties shall be entitled to:

(i)	invoke any conditions set out in Clause 4.2 (Further conditions precedent) as grounds for refusing to make any Utilisation during the Certain Funds Period which is to be utilised in connection with the Acquisition;

(ii)	waive or cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	rescind, terminate or cancel this Agreement or the Term Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iv)	refuse to participate in the making of a Certain Funds Utilisation;

(v)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(vi)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent and all the Lenders under the relevant Facility may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower and the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 14 (Interest Periods); and

(v)	it specifies the account and bank to which the proceeds of Utilisation are to be credited.

(b)	Multiple Utilisations (in the form of one Facility A Loan and one Facility B Loan) may be requested in a Utilisation Request where the proposed Loans are being requested for the purposes set out in paragraph (a) of Clause 3.1 (Purpose). Only one Utilisation may be requested in each subsequent Utilisation Request but more than one Utilisation Request may be delivered on the same day.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Term Facility, the Base Currency; and

(ii)	in relation to the Revolving Facility, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	for a Term Facility, no more than the Available Facility applicable to that Term Facility; or

(ii)	for the Revolving Facility if the currency selected is the Base Currency, a minimum of US$500,000 and integral multiples of US$100,000 or its equivalent in an Optional Currency or, if less, the Available Facility for the Revolving Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to paragraph (c) of Clause 9.1 (Repayment of Term Loan Facilities), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Release of funds from the Controlled Account

(a)	Upon receipt by the Facility Agent (or its designated solicitors in the Cayman Islands) of a certified copy of the correct Merger Certificate, the Facility Agent shall (and is authorised by each other Party to) promptly (and no later than the time which is necessary to ensure that the Company is able to comply in all respects with its obligations to pay the Purchase Price under the Merger Agreement) transfer (or shall procure the transfer of) all monies standing to the credit of the Controlled Account to the paying agent in Hong Kong, in each case in accordance with the Funds Flow Statement.

(b)	Notwithstanding any other terms of any of the Finance Documents, no Finance Party or any of their Affiliates shall have any right to block, restrict or impose any conditions to the withdrawal of monies from the Controlled Account.

5.6	Limitations on Utilisations

(a)	The Revolving Facility shall not be utilised unless the Term Facilities have been utilized and Facility B has been repaid in full.

(b)	The maximum aggregate Base Currency Amount of all Letters of Credit shall not, in aggregate, exceed US$4,000,000.

5.7	Clean down

The Company shall ensure that the aggregate of the Base Currency Amounts of:

(a)	all Revolving Facility Loans; and

(b)	(to the extent not included within paragraph (a) above), any cash loans covered by a Letter of Credit; less

(c)	any amount of cash (other than cash held in a Mandatory Prepayment Account or the Debt Service Reserve Account) or Cash Equivalent Investments held by Offshore Group Companies,

(as confirmed in a certificate signed by a director of the Company provided to the Facility Agent within five Business Days after the end of each Financial Year commencing from the Financial Year ending 31 December 2013) shall be reduced to zero for a period of not less than five successive Business Days in each Financial Year, such period to be determined by the Company at its sole discretion, provided that not less than three months shall elapse between any two such periods.

6.	UTILISATION – LETTERS OF CREDIT

6.1	The Revolving Facility

(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Other than Clause 5.6 (Limitations on Utilisations) and Clause 5.7 (Clean down), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by the Issuing Bank by delivery to the Facility Agent and the Issuing Bank of:

(a)	a duly completed Utilisation Request; or

(b)	provided that it complies with Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) below, a request in such other form as agreed between the relevant Borrower, the Facility Agent, the Issuing Bank and the relevant Letter of Credit beneficiary, not later than the Specified Time (or such later time as the Issuing Bank, the Facility Agent and all the Lenders under the Revolving Facility may agree).

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached and it is substantially in the form set out in Schedule 12 (Form of Letter of Credit) or such other form agreed with the Issuing Bank (acting reasonably);

(g)	subject to Clause 6.8 (Cash cover), the Expiry Date of the Letter of Credit falls on or before the date falling 12 months after the Revolving Facility Termination Date;

(h)	the Term of the Letter of Credit is 12 Months or less;

(i)	the delivery instructions for the Letter of Credit are specified; and

(j)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank (acting reasonably).

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility for the Revolving Facility and which is a minimum of US$100,000 or its equivalent amount in Optional Currency (rounded to the nearest US Dollar), or, if less, the Available Facility for the Revolving Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the proposed Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), (i) no demand for immediate repayment of all of the Facilities has been made and not withdrawn or otherwise ceased to have effect, (ii) no formal action or instruction to the Security Agent to enforce any Transaction Security under paragraph (f) of Clause 27.16 (Acceleration) has been taken or other formal steps to enforce any Transaction Security have been taken; or (iii) no Event of Default under Clauses 27.6 (Insolvency) or 27.7 (Insolvency proceedings) is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	in relation to any Utilisation on or before the Closing Date, all the representations and warranties in Clause 23 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true and accurate in all material respects in each case, on the date on which they are made or deemed to be made and by reference to the facts and circumstances existing on that date.

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the Revolving Facility) immediately prior to the issue of the Letter of Credit.

(d)	The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)	On issuing a Letter of Credit the Issuing Bank will provide a copy of that Letter of Credit to the Facility Agent.

6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Facility Agent and the Issuing Bank of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall:

(i)	amend and re-issue any Letter of Credit pursuant to a Renewal Request; and

(ii)	provide a copy of such amended and re-issued Letter of Credit to the Facility Agent.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender or its Affiliate has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender); and

(ii)	either:

(A)	the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower),

the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Facility Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Cash cover

(a)	If the Expiry Date of a Letter of Credit falls after the Revolving Facility Termination Date, the Borrower of that Letter of Credit or the Company shall provide cash cover to an account with the Issuing Bank in respect of the full amount outstanding under that Letter of Credit.

(b)	Upon such cash cover being provided, the Lenders under the Revolving Facility will be released from their indemnities to the Issuing Bank pursuant to Clause 7.3 (Indemnities).

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand or, if payment is being funded by a Revolving Facility Loan, within three Business Days of demand, pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	On the Revolving Facility Termination Date, cash cover will be provided in respect of any outstanding Letter of Credit.

(e)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Each Borrower shall within five Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Lender or its Affiliate shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender or its Affiliate is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Facility Agent, that Lender or its Affiliate shall pay to the Facility Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall within five Business Days of demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit otherwise than by reason of such Lender’s gross negligence or wilful misconduct.

(e)	The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any Group Company;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit (provided that the Company had consented to such amendment) or any other document or Security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or Security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender under the Revolving Facility shall notify the Facility Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) to the Facility Agent and, upon delivery in accordance with Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company.

(e)	Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within five Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant Security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent (with a copy to the Facility Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within five Business Days after the notice is given.

(b)	Notwithstanding paragraph (d) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Facility Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 16.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Facility Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the relevant Borrower or the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

9.	REPAYMENT

9.1	Repayment of Term Loan Facilities

(a)	The Company shall repay the Facility A Loan in instalments by repaying on each Facility A Repayment Date an amount which reduces the Base Currency Amount of the outstanding Facility A Loan by the amount set out opposite that Facility A Repayment Date below:

Repayment Date (number of months after the first Utilisation Date)	Repayment Instalment (percentage of the Total Facility A Commitments)
12	20%
18	20%
24	20%
30	20%
Facility A Termination Date	20%

(b)	The Company shall repay the Facility B Loan in full on the Facility B Termination Date.

(c)	The Company may not re-borrow any part of Facility A or Facility B which is repaid.

9.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, each Borrower under the Revolving Facility which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan,

the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Company notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

1.	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

2.	each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

1.	the relevant Borrower will not be required to make any payment in cash; and

2.	each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Revolving Facility Termination Date and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g)	The Company will ensure that on each date a Revolving Facility Loan is repaid in accordance with this Clause 9, the aggregate Base Currency equivalent of Revolving Facility Loans does not exceed the Total Revolving Facility Commitments.

9.3	Effect of cancellation and prepayment on scheduled repayments

(a)	If the Company cancels the whole or any part of the Term Facility Commitments or the Revolving Facility Commitments in accordance with Clause 10.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 10.7 (Right of cancellation in relation to a Defaulting Lender) or if the relevant Term Facility Commitment or Revolving Facility Commitment of any Lender is reduced under Clause 10.1 (Illegality) then (other than, in any relevant case, to the extent that any part of the relevant Commitment(s) is subsequently increased pursuant to Clause 2.2 (Increase)),

(i)	in the case of the Facility A Commitments, the amount of the Repayment Instalments for each Facility A Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled;

(ii)	in the case of the Facility B Commitments, the amount of the Facility B Commitment will reduce by the amount of that cancellation; and

(iii)	in the case of the Revolving Facility Commitments, the Revolving Facility Commitment will reduce by the amount of that cancellation.

(b)	If the Company cancels the whole or any part of the Term Facility Commitments or the Revolving Facility Commitments in accordance with Clause 10.3 (Voluntary cancellation) then,

(i)	in the case of the Facility A Commitments, the amount of the Repayment Instalments for each Facility A Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled;

(ii)	in the case of the Facility B Commitments, the amount of the Facility B Commitment will reduce by the amount of that cancellation; and

(iii)	in the case of the Revolving Facility Commitments, the Revolving Facility Commitment will reduce by the amount of that cancellation.

(c)	If a Term Loan is prepaid in accordance with Clause 10.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 10.1 (Illegality) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata by the amount prepaid.

(d)	If a Term Loan or Revolving Facility Utilisations are prepaid in accordance with Clause 10.4 (Voluntary prepayment of a Term Loan) or Clause 10.5 (Voluntary prepayment of Revolving Facility Utilisations) then the Company may apply such prepayment against any Loan or, if applicable, Repayment Instalment as it may choose in its sole discretion.

(e)	If a Term Loan is prepaid in accordance with Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow) then,

(i)	in the case of Facility A, the amount of the Repayment Instalments for each Facility A Repayment Date falling after that prepayment will reduce pro rata by the amount of the Facility A Loan prepaid; and

(ii)	in the case of Facility B, the amount of the Facility B Loan will reduce by the amount of that prepayment.

10.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

10.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender, shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall notify the Company as soon as reasonably practicable after receiving such notification;

(b)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled to the extent necessary to comply with applicable laws; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower (or procure the transfer of that Lender’s participation at par to another person willing to accept such transfer in accordance with Clause 40.3 (Replacement of Lender)) on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

(c)	the Company shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit affected by such change in law and issued by that Issuing Bank and outstanding at such time (and shall, if requested by the Issuing Bank, provide cash cover for each such Letter of Credit until such time as the Letter of Credit is released); and

(d)	unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

10.3	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$1,000,000 and an integral multiple of US$500,000) of an Available Facility. Any cancellation under this Clause 10.3 shall reduce the Commitments of the Lenders rateably under that Facility.

10.4	Voluntary prepayment of a Term Loan

(a)	The Company may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Term Loan (but, if in part, being an amount that reduces a Term Loan by a minimum amount of US$1,000,000 and an integral multiple of US$500,000).

(b)	A Term Loan may only be prepaid after the last day of its Availability Period (or, if earlier, the day on which the Available Facility in respect of that Term Facility is zero).

10.5	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Company gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisations by a minimum amount of US$1,000,000 and an integral multiple of US$500,000).

10.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 17.2 (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs).

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations (or procure the transfer of that Lender’s Commitment at par to another Lender willing to accept such transfer); or

(B)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future (or the provision of cash cover in respect of that Issuing Bank’s contingent liability under each outstanding Letter of Credit).

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued in relation to such repaid amount under the Finance Documents.

10.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.8	Mandatory cancellation

(a)	The Commitments of each Lender under each Term Facility will be automatically cancelled on the date falling on the earlier of:

(i)	the Closing Date;

(ii)	the termination of the Merger Agreement; and

(iii)	at the close of business on the last day of the relevant Availability Period,

to the extent undrawn on such dates.

(b)	The Revolving Facility shall be automatically cancelled if the Availability Period for the Term Facilities expires without all or any part of such Facilities being utilised.

11.	MANDATORY PREPAYMENT

11.1	Exit

Upon the occurrence of a Change of Control or the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions to a person who is not a Group Company, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

11.2	Flotation

(a)	For the purpose of this Clause 11.2:

“Flotation” means:

(i)	a successful application being made for the admission of any part of the share capital of any Group Company (or Holding Company of any Group Company (other than the Equity Investors or a Holding Company of any of the Equity Investors)) to the Official List maintained by the FSA or to any equivalent list in another jurisdiction and the admission of any part of the share capital of any Group Company (or Holding Company of any Group Company other than the Equity Investors or a Holding Company of any of the Equity Investors) to trading on the London Stock Exchange plc or to any equivalent list in another jurisdiction; or

(ii)	the grant of permission to deal in any part of the issued share capital of any Group Company (or Holding Company of any Group Company (other than the Equity Investors or a Holding Company of any of the Equity Investors)) on the London Stock Exchange plc or to any equivalent list in another jurisdiction) or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country.

“Flotation Proceeds” means an amount of money equal to the Net Proceeds arising upon a Flotation which are received by a Group Company or by a Holding Company of any Group Company and which, in each case, are attributable solely and exclusively to ownership interests in the entity which has been the subject of the Flotation.

“FSA” means the Financial Services Authority of the United Kingdom acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

(b)	Upon the occurrence of any Flotation which does not constitute a Change of Control, 100 per cent of the Flotation Proceeds shall be applied in prepayment of the outstanding Utilisations.

11.3	Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow

(a)	For the purposes of this Clause 11.3 and Clause 11.4 (Application of mandatory prepayments):

“Acquisition Claim” means any claim by a Group Company under an Acquisition Document.

“Acquisition Proceeds” means the Net Proceeds from any Acquisition Claim except for Excluded Acquisition Proceeds.

“Claim” means an Acquisition Claim, an Insurance Claim or a Recovery Claim.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the Net Proceeds for any Disposal made by any Group Company except for Excluded Disposal Proceeds.

“Excluded Acquisition Proceeds” means the Net Proceeds:

(i)	from individual Acquisition Claims when the Net Proceeds are less than US$175,000 (or its equivalent in any other currency); or

(ii)	applied or committed to be applied in re-investment in the business of the Group within 12 months of the date of receipt (and if committed to be applied in that period are actually applied within 18 months of receipt).

“Excluded Disposal Proceeds” means the Net Proceeds:

(i)	from any Permitted Disposal identified in any of paragraphs (a), (c), (d), (e), (h), (i) and (k) of the definition of Permitted Disposal;

(ii)	from individual Disposals where the Net Proceeds are less than US$175,000 (or its equivalent in any other currency);

(iii)	from Disposals which have been applied or committed to be applied in re-investment in the business of the Group within 12 months of the date of receipt (and if committed to be applied in that period are actually applied within 18 months of receipt); or

(iv)	which, when aggregated, with the Net Proceeds from any other Disposals (excluding those in paragraphs (i), (ii) and (iii) of this definition) received by a Group Company in that Financial Year, do not exceed US$1,000,000 (or its equivalent in any other currency).

“Excluded Insurance Proceeds” means the Net Proceeds of Insurance Claims which:

(i)	are third party liability (including without limitation, director and officer claims to the extent they relate to third party liability), business interruption or similar claims;

(ii)	the Company notifies the Facility Agent are, or are to be, applied:

(A)	to meet a third party claim;

(B)	to cover operating losses in respect of which the relevant Insurance Claim was made; or

(C)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant Insurance Claim was made (or for other assets used or useful in the business), in each case are applied or committed to be applied in re-investment in the business of the Group within 12 months of the date of receipt (and if committed to be applied in that period are actually applied within 18 months of receipt);

(iii)	do not exceed, in respect of an Insurance Claim, US$175,000 (or its equivalent in any other currency); or

(iv)	when aggregated with any other Insurance Proceeds (excluding those in paragraphs (i), (ii) and (iii) of this definition) received in any Financial Year of the Company, do not exceed US$1,000,000 (or its equivalent in any other currency).

“Excluded Recovery Proceeds” means the Net Proceeds of a Recovery Claim:

(i)	applied or committed to be applied in re-investment in the business of the Group within 12 months of the date of receipt (and if committed to be applied in that period are actually applied within 18 months of receipt); or

(ii)	which are less than US$1,000,000 (or its equivalent in any other currency).

“Insurance Claim” means any insurance claim under any insurance maintained by any Group Company.

“Insurance Proceeds” means the Net Proceeds from any Insurance Claim except for Excluded Insurance Proceeds.

“Net Proceeds” means in relation to any Flotation, Disposal, Claim, recovery or transaction, the total consideration or proceeds received in cash in respect of that Flotation, Disposal, Claim, recovery or transaction but, in each case, after deducting:

(i)	the amount of any Tax incurred or properly reserved by any Group Company in respect of, and any amount received under any Tax indemnity relating to;

(ii)	any Restructuring Costs reasonably incurred by any Group Company (in favour of persons that are not Obligors or Group Companies) in connection with (and in respect of any Claim, in connection with the underlying loss or damage);

(iii)	fees, commissions, costs and expenses reasonably incurred by any Group Company (in favour of persons that are not Obligors or Group Companies) in effecting or making;

(iv)	(only in the case of Disposal of any asset by any Group Company) any amount required to be paid to any person (other than an Obligor or a Group Company) to discharge:

(A)	any indebtedness in respect of Borrowings incurred by any Group Company (the proceeds of which Borrowings were applied towards the funding of the original acquisition by any Group Company of the applicable asset that is the subject of such Disposal, or the refinancing thereof) which falls due on;

(B)	any Security over the asset (that is the subject of such Disposal) that is required to be discharged upon; and/or

(C)	any guarantee or Security granted by any Group Company in respect of any indebtedness of any person that is the subject of such Disposal and that will cease to be a Group Company upon;

(v)	(only in the case of a Disposal of any asset by any Group Company) amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness permitted under this Agreement;

(vi)	(only in the case of a Disposal of any asset by any Group Company) any deferred consideration in respect of any Disposal, until such time as such consideration is actually received by a Group Company; or

(vii)	(only in the case of a Disposal or a claim under any Acquisition Document or in respect of any Report) all provisions properly made in relation to potential indemnity, warranty, post-closing adjustment and similar claims or other reasonably anticipated liabilities (in each case constituting liabilities of Group Companies to persons other than Obligors and Group Companies) in connection with, the relevant Flotation, Disposal, Claim, recovery or transaction.

“Recovery Claim” any claim by a Group Company against the provider of any Report (in its capacity as a provider of that Report).

“Recovery Proceeds” means the Net Proceeds from any Recovery Claim except for Excluded Recovery Proceeds.

(b)	The Company shall and shall ensure that each relevant Borrower and the Onshore Borrower under the Onshore Facility Agreement will prepay Utilisations and Utilisations under and as defined in the Onshore Facility Agreement in the following amounts at the times and in the order of application contemplated by Clause 11.4 (Application of mandatory prepayments):

(i)	the amount of Disposal Proceeds;

(ii)	the amount of Insurance Proceeds;

(iii)	the amount of Acquisition Proceeds; and

(iv)	the amount of Recovery Proceeds.

(c)	The Company shall and shall ensure that each relevant Borrower and the Onshore Borrower for each Financial Year, commencing with the Financial Year beginning 1 January 2013 will apply an amount equal to 50 per cent. of Excess Cashflow in prepayment of the Facilities in the order of application contemplated by Clause 11.4 (Application of mandatory prepayments) below, provided that for the Financial Year commencing on 1 January 2014 and each Financial Year thereafter, such percentage will continue to be 50 per cent. if the Leverage Ratio in respect of that Financial Year is greater than 1.75:1 and shall be reduced to:

(i)	25 per cent. if the Leverage Ratio is less than or equal to 1.75:1 but greater than 1.50:1; or

(ii)	zero per cent. if the Leverage Ratio is less than or equal to 1.50:1,

in each case contemplated in this paragraph (c), less a de-minimis amount of US$750,000.

11.4	Application of mandatory prepayments

(a)	A prepayment made under Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow) shall be applied in the following order:

(i)	first, in prepayment of the Facility A Loan as contemplated in paragraphs (b) to (d) inclusive below;

(ii)	secondly, in prepayment of the Facility B Loan as contemplated in paragraphs (b) to (d) inclusive below;

(iii)	thirdly, in cancellation of Available Commitments under the Revolving Facility and the Onshore Available Commitment pro rata (and the Available Commitments of the Lenders under the Revolving Facility and the Onshore Available Commitment of the lender under the Onshore Facility will each be cancelled rateably); and

(iv)	then, in prepayment of Revolving Facility Utilisations and Onshore Utilisations (such that, in each case, outstanding Revolving Facility Loans and outstanding Onshore Facility Loans shall be prepaid before outstanding Letters of Credit and outstanding Onshore Facility Letters of Credit) and cancellation of Revolving Facility Commitments and the Onshore Commitment, in each case pro rata.

For the purposes of calculating paragraphs (iii) and (iv) above, the amount of the Onshore Available Commitment, the Onshore Commitment or any Onshore Utilisation will be taken into account in its Base Currency Amount (as defined in the Onshore Facility Agreement) converted nominally into its US Dollar equivalent at the Facility Agent’s Spot Rate of Exchange on the Business Day prior to the date of proposed prepayment or, if such date is not practicable, on an appropriate date agreed between the Facility Agent and the Company (each acting reasonably).

(b)	Unless the Company makes an election under paragraph (d) below, the Company shall and shall ensure that each relevant Borrower and the Onshore Borrower shall prepay Loans at the following times:

(i)	in the case of any prepayment relating to the amounts of the Net Proceeds in connection with a Disposal or Claim (in each case other than the relevant exclusions), promptly upon receipt of those proceeds; and

(ii)	in the case of any prepayment relating to an amount of Excess Cashflow for a Financial Year, on the date which is the last day of the first Interest Period ending 15 Business Days after the date on which its Annual Financial Statements for that Financial Year are due to be delivered pursuant to Clause 24.1 (Financial statements).

(c)	A prepayment under Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow) shall prepay the Term Loans in reducing the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (e) of Clause 9.3 (Effect of cancellation and prepayment on scheduled repayments).

(d)	Subject to paragraph (e) below, the Company may elect that any prepayment under Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow) be applied in prepayment of a Loan on the last day of the then current Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its then current Interest Period.

(e)	If the Company has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

11.5	Mandatory Prepayment Account

(a)	An amount equal to any Acquisition Proceeds, Disposal Proceeds, Net Proceeds from a Flotation, Insurance Proceeds, Recovery Proceeds and an amount equal to any Excess Cashflow in respect of which the Company has made an election under paragraph (d) of Clause 11.4 (Application of mandatory prepayments) may be paid into a Mandatory Prepayment Account after such election.

(b)	Any prepayment paid into a Mandatory Prepayment Account shall be excluded in the calculation of any Break Costs in respect of any prepayment.

(c)	The Company and each Obligor irrevocably authorise the Facility Agent and the Security Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 11.4 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(d)	A Lender, Security Agent or Facility Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that:

(i)	interest shall accrue at normal commercial rates in amounts credited to any Mandatory Prepayment Account; and

(ii)	each such account is subject to Transaction Security.

11.6	Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Recovery Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Recovery Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose.

12.	RESTRICTIONS

12.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 10 (Illegality, Voluntary Prepayment and Cancellation) or paragraph (d) of Clause 11.4 (Application of mandatory prepayments) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment provided that, the other provisions of this Agreement notwithstanding, any notice of cancellation of a Commitment or prepayment of a Utilisation shall be revocable by written counter-notice by the Obligor giving such counter-notice to the Facility Agent no later than one Business Day prior to the date of the originally specified cancellation or prepayment but the Company shall pay any Break Costs (excluding the Margin) and indemnify the Finance Parties from any other losses and expenses incurred as a consequence of such notice of cancellation or prepayment being revoked.

12.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

12.3	No reborrowing of Term Facility

The Company may not reborrow any part of a Term Facility which is prepaid.

12.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

12.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.6	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

12.7	Facility Agent’s receipt of notices

If the Facility Agent receives a notice under Clause 10 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (d) of Clause 11.4 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

12.8	Effect of repayment and prepayment on Commitments

If all or part of a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 12.8 shall reduce the Commitments of the Lenders rateably under that Facility.

12.9	General

Any amount not applied in prepayment of the Facilities, the Onshore Facility or not applied in, or reinvestment in, the business of the Group (including during any permitted reinvestment period) and not otherwise required to be applied in prepayment of the Facilities or the Onshore Facility (or other purposes permitted above (including, without limitation, as a consequence of any applicable limitation)), will be available for the general corporate or working capital purposes of the Group as permitted by the Finance Documents or the Onshore Finance Documents may be applied in prepayment of any of the Facilities, the Onshore Facility or may be used to fund a Permitted Distribution and will not be deposited in a blocked account in accordance with Clause 11.5 (Mandatory Prepayment Account) unless there is an Event of Default which is continuing.

12.10	Trapped Cash

(a)	Notwithstanding any provisions in Clause 11 (Mandatory Prepayment) but subject to paragraphs (b) and (c) below, neither a Borrower nor the Onshore Borrower is required to make a prepayment from Net Proceeds from a Flotation, Excess Cashflow, Acquisition Proceeds, Disposal Proceeds, Insurance Proceeds or Recovery Proceeds:

(i)	to the extent of any legal prohibitions (including those relating to financial assistance, corporate benefit or restrictions on upstreaming of each) or reasonable likelihood of personal liability of the management or shareholders preventing the recipient of the proceeds from making prepayment or making the funds available to a Group Company that can make such prepayment; or

(ii)	if the upstreaming of cash for prepayment would result in the incurrence of material costs or expenses (including material tax or other liabilities) or counsel to the Group has advised that such upstreaming would present a material risk of liability for the relevant company concerned or its directors or officers, such cash as which is not required to be prepaid as a result of sub-paragraphs (i) and (ii) above being referred to as “Trapped Cash”.

(b)	Paragraph (a) above will only apply to the extent that and for so long as that trapped cash impediment applies and, provided that the relevant Borrower shall at all times use all reasonable endeavours to:

(i)	overcome that trapped cash impediment; and

(ii)	procure that, if the Trapped Cash has been received by an Onshore Group Company, that Onshore Group Company shall to the extent legally possible ensure that an amount equivalent to the amount of such Trapped Cash is included in the dividend declared and paid to an Offshore Group Company for application in accordance with Clause 11.4 (Application of mandatory prepayments).

(c)	For the purpose of this Clause 12.10 where the payment relates to a prepayment made in relation to Excess Cashflow, Taxes that are payable on the repatriation of monies from Onshore Group Companies in accordance with (or which are not more onerous than those payable under) any law or regulation that is in force as at the date of this Agreement, and in any case any withholding Taxes on dividends by an Onshore Group Company at a rate of 10 per cent. or less, will not constitute a material cost or expense as referred to in paragraph (a)(ii) above.

(d)	The Company shall (and shall procure that each Borrower shall) use commercially reasonable endeavours to overcome any such restrictions and/or minimize any such costs of prepayment. If at any time such restrictions are removed, the relevant prepayment shall be made.

SECTION 5

COSTS OF UTILISATION

13.	INTEREST

13.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

13.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

13.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 13.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

13.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

14.	INTEREST PERIODS

14.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time (or such later time as the Facility Agent may agree in writing on the instructions of all the Lenders that have participated in the relevant Loan).

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 14, the Company may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	In addition the Company may select an Interest Period in relation to a Term Facility of less than one Month, if necessary to ensure that a Term Loan Interest Period ends on a Repayment Date so that the Company can make the Repayment Instalment due on that date.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(g)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)	A Revolving Facility Loan has one Interest Period only.

14.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Absence of quotations

Subject to Clause 15.2 (Market disruption), if LIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.

15.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by close of business on the date falling 10 Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(c)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon (Hong Kong time) on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)

before noon (Hong Kong time) on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 66  2/3 per cent. of that Loan) that by reason of factors affecting the interbank market generally the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR.

15.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior written consent of all the Lenders and the Company, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

15.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

16.	FEES

16.1	Commitment fee

(a)	Provided that the Closing Date and a Utilisation of a Term Facility occur, the Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	one per cent. per annum on that Lender’s Available Commitment under the Term Facilities from the first Business Day falling immediately after the date falling 90 days after the date of this Agreement to the end of the Availability Period applicable to the Term Facilities; and

(ii)	one per cent. per annum on that Lender’s Available Commitment under the Revolving Facility from the Closing Date to the end of the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable in arrears on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

16.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

16.3	Facility Agency fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

16.4	Security Agent fee

The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

16.5	Fees payable in respect of Letters of Credit

(a)	Each Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount (other than the Issuing Bank’s share of such amount in its capacity as a Lender) of the undischarged drawn exposure which is counter-indemnified by the other Lenders (other than Lenders which are Affiliates of the relevant Issuing Bank) of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)	Each Borrower shall pay to the Facility Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency or, if that Letter of Credit is denominated in an Optional Currency, in that Optional Currency (in each case computed at the rate equal to 1.25 per cent. per annum) on the contingent liability of each Lender under each Letter of Credit (to the extent no cash cover is provided) requested by such Borrower for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable in arrear on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit to the extent the Letter of Credit is not discharged) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Facility Agent on the cancelled amount of any Lender’s Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

16.6	No Completion no fee

Notwithstanding the other provisions of any Finance Document, the Company shall not be obliged to pay any fees, costs and/or expenses to any party unless Completion has occurred and a Utilisation under the Term Facilities has been made (with the exception of reasonably incurred legal fees as set out in the Fee Letter dated 21 December 2012).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

17.	TAX GROSS UP AND INDEMNITIES

17.1	Tax definitions

In this Clause 17:

“Tax Credit” means a credit against, relief or remission for, or repayment or refund of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up), or a payment under Clause 17.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 17 a reference to “determines” or “determined” means a determination made by the person making the determination in good faith acting reasonably.

17.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) in respect of a payment to a Finance Party notify the Facility Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Facility Agent receives such notification from a Lender or Issuing Bank it shall notify the Company and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

17.3	Tax indemnity

(a)	Without prejudice to Clause 17.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall, within five Business Days of written demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 17.3 shall not apply to:

(i)	any Tax imposed on or calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on or calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	the extent a loss, liability or cost is compensated for by an increased payment under Clause 17.2 (Tax gross-up).

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Company thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Facility Agent.

17.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines, in its good faith discretion, that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised (in whole or in part) and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines, in its good faith discretion, will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

17.5	Stamp taxes

Subject to Clause 21.5 (Transfer Costs and Expenses), the Company shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within 10 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

17.6	Indirect Tax

(a)	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by such Finance Party in respect of the costs or expenses to the extent that such Finance Party reasonably determines that it is not entitled to credit or repayment in respect of such Indirect Tax.

18.	INCREASED COSTS

18.1	Increased costs

(a)	Subject to Clause 18.3 (Exceptions), the Company shall, within five Business Days of demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

18.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall notify the Facility Agent as soon as reasonably practicable following it becoming aware that it is entitled to make such a claim of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent (which the Facility Agent shall make as soon as reasonably practicable after the Company’s request), provide a certificate confirming the amount of its Increased Costs.

18.3	Exceptions

(a)	Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 17.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)	attributable to the implementation or application of a compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on banking Supervision in June 2004 (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	If a Finance Party does not notify the Facility Agent of its intention to claim pursuant to Clause 17 (Tax Gross Up and Indemnities) or Clause 18 (Increased Costs) within 180 days after the date on which the Lender becomes aware of the relevant:

(i)	Taxes;

(ii)	Increased Cost;

(iii)	reduction in the rate of return on capital; or

(iv)	loss,

that Finance Party shall not be entitled to claim indemnification for such Taxes, Increased Cost, reduction in the rate of return on capital or loss in respect of any period of more than 180 days before the date on which the Finance Party does notify the Facility Agent of its intention to make such claim for indemnification, payment or foregone interest or other return.

(c)	In this Clause 18.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 17.1 (Tax definitions).

19.	OTHER INDEMNITIES

19.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Arranger and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	If any amount received by a Finance Party is, when converted into the currency in which the amount is expressed to be due and payable under the relevant Finance Document, in excess of the Obligor’s liability under the Finance Documents, the Finance Party must promptly pay to that Obligor an amount equal to the excess.

19.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify the Arranger and each other Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of breach of any Finance Document or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)	The Company shall within five Business Days of demand indemnify each Finance Party, each Affiliate of a Finance Party and each officer, director, agent or employee of a Finance Party or any of its Affiliate (each an “Indemnified Person”), against any cost, expense, loss or liability (including, without limitation, legal fees) incurred by, or awarded against, that Indemnified Person in each case arising out of or in connection with or based on (i) the Acquisition (whether or not made), (ii) the Indemnified Party financing or refinancing, or agreeing to finance or refinance, any acquisition of the Target Shares or any other assets subject of the Acquisition by any Group Company or any person acting in concert with any Group Company, (iii) the use of the proceeds of any Facility or the use of any Letter of Credit, (iv) any Finance Document and/or the arranging or underwriting of the Facilities, except to the extent that such cost, expense, loss or liability (including without limitation legal fees) is incurred by or awarded against an Indemnified Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person or results from a breach by that Indemnified Person of any term of the Finance Documents. Any Indemnified Person may rely on this Clause 19.2 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	If any event occurs in respect of which indemnification may be sought from the Company, the Indemnified Person shall (in each case to the extent legally permissible to do so):

(i)	notify the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event;

(ii)	consult with the Company with respect to the conduct of the relevant claim, action or proceeding; and

(iii)	conduct such claim, action or proceeding properly and diligently.

19.3	Indemnity to the Facility Agent

The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

19.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iii)	any default by any Obligor or the Parent in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 19.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

20.	MITIGATION BY THE LENDERS

20.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality) (or, in respect of the Issuing Bank, Clause 10.2 (Illegality in relation to Issuing Bank)), Clause 17 (Tax Gross Up and Indemnities) or Clause 18 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or filing (at the cost of the Company) any certificate or document reasonably requested by the Company.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor or the Parent under the Finance Documents.

20.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would reasonably be expected to be prejudicial to it.

21.	COSTS AND EXPENSES

21.1	Transaction expenses

Subject to Clause 16.6 (No Completion no fee), the Company shall promptly on demand pay the Facility Agent, the Arranger, the Issuing Bank and the Security Agent the amount of all costs and expenses (including legal fees subject to any cap agreed with the Company) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection (but not in connection with any assignment or transfer by any Lender, whose costs shall be borne solely by the relevant Lender) of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement (other than Transfer Certificates).

21.2	Amendment costs

If (a) an Obligor or the Parent requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 34.10 (Change of currency), the Company shall, within five Business Days of written demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees subject to any cap to be agreed with the Company) reasonably and properly incurred by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Facility Agent’s and Security Agent’s ongoing costs and expenses

(a)	In the event of (i) an Event of Default or (ii) the Facility Agent or the Security Agent considering it necessary or expedient or (iii) the Facility Agent or the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Facility Agent or, as applicable, the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of its normal duties under the Finance Documents, the Company shall pay to the Facility Agent or, as applicable, the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Facility Agent or the Security Agent and the Company fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Facility Agent or, as applicable, the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Facility Agent or, as applicable, the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

21.4	Enforcement and preservation costs

The Company shall, within five Business Days of written demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the preservation or the enforcement of any rights under any Finance Document and the Transaction Security (in the case of any enforcement of Transaction Security, only following the Acceleration Date) and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

21.5	Transfer Costs and Expenses

Notwithstanding any other term of the Finance Documents, if a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents, no Group Company shall be required (unless such transfer or assignment is carried out at the request of an Obligor) to pay any fees, costs, expenses or other amounts (“Transfer Costs”) relating to or arising in connection with that assignment or transfer (including, without limitation, any Taxes and any amounts relating to the perfection or amendment of any Transaction Security).

SECTION 7

GUARANTEE

22.	GUARANTEE AND INDEMNITY

22.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 22 if the amount claimed had been recoverable on the basis of a guarantee.

22.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

22.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 22 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

22.4	Waiver of defences

The obligations of each Guarantor under this Clause 22 will not be affected by an act, omission, matter or thing which, but for this Clause 22, would reduce, release or prejudice any of its obligations under this Clause 22 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or Security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or

(g)	any insolvency or similar proceedings.

22.5	Guarantor intent

Without prejudice to the generality of Clause 22.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

22.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 22. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

22.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 22.

22.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 22:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 22.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 34 (Payment Mechanics).

22.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other Security taken pursuant to, or in connection with, any Finance Document where such rights or Security are granted by or in relation to the assets of the Retiring Guarantor.

22.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.

22.11	Guarantee limitation – General

This guarantee, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor which is delivered to and accepted by the Facility Agent under Part II of Schedule 2 (Conditions Precedent).

22.12	Guarantee limitation – US

(a)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Document.

(b)	Each US Guarantor represents, warrants and agrees that:

(i)	the aggregate amount of its debts and liabilities, subordinated, contingent or otherwise (including its obligations under the Finance Documents as limited by paragraph (d) below), is not greater than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(c)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, each Finance Party agrees that the maximum liability of each US Guarantor under this Clause 22 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect to (i) all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Law (specifically excluding, however, any liabilities of such US Guarantor in respect of intercompany indebtedness to any Borrower or to any Guarantor to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such US Guarantor hereunder) and (ii) the value as assets of such US Guarantor (as determined under the applicable provisions of the Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Guarantor pursuant to (A) applicable law or (B) any other agreement providing for an equitable allocation among such US Guarantor and the Borrowers and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

(d)	Notwithstanding anything to the contrary herein, no person shall be required to provide any guarantee, pledge or asset support arrangement that would subject the Parent, any Group Company, or any direct or indirect Holding Company of the Parent or a Group Company to any adverse tax consequence due to the application of section 956 of the IRC.

22.13	Guarantee limitation – Denmark

(a)	Notwithstanding any provision of any of the Finance Documents and in particular this Clause 22, the obligations of any Guarantor incorporated in Denmark (each a “Danish Guarantor”) expressed to be assumed in any of the Finance Documents and in particular this Clause 22:

(i)	shall be deemed not to be assumed if and to the extent required to comply with Danish statutory provisions on unlawful financial assistance including, but not limited to, Sections 206 to 212 of the Danish Companies Act (2009) as amended and supplemented from time to time; and

(ii)	shall, in relation to obligations not incurred as a result of borrowings under this Agreement by the Danish Guarantor or by a direct or indirect Subsidiary of the Danish Guarantor further be limited to an amount equal to the greater of:

(A)	the equity of the Danish Guarantor at the date of the Danish Guarantor’s accession to this Agreement; and

(B)	the equity at the date when a claim for payment is made against the Danish Guarantor under any of the Finance Documents and in particular this Clause 22,

in each case calculated in accordance with the Danish Guarantor’s generally accepted accounting principles at the relevant time (including, if applied by the Danish Guarantor, IFRS), however, adjusted in the case of sub-paragraph (B) above only, by adding back obligations (in the amounts outstanding at the time when a claim for payment is made) of the Danish Guarantor in respect of any intercompany loan owing by the Danish Guarantor to a Borrower and originally borrowed by that Borrower under this Agreement and on-lent by that Borrower to the Danish Guarantor provided always that any payment made by the Danish Guarantor under this Clause 22 in respect of such obligations of the Danish Guarantor shall reduce pro tanto the outstanding amount of the intercompany loan owing by the Danish Guarantor.

(iii)	In case of paragraph (i) above only, if required of the board of directors and/or the management board of that Danish Guarantor in order to comply with their obligations in respect of such statutory provisions, the limitations set out in paragraph (i) shall apply to any Guarantor that, directly or indirectly, is a Subsidiary of that Danish Guarantor and is incorporated in a jurisdiction other than Denmark.

(b)	The above limitations shall apply to any security by guarantee, indemnity, collateral or otherwise and to subordination of rights and claims, subordination or turn over of rights of recourse, application of proceeds and any other means of direct and indirect financial assistance.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	REPRESENTATIONS

23.1	General

Each Obligor (and, where indicated, the Parent) makes the representations and warranties set out in this Clause 23 to each Finance Party.

23.2	Status

(a)	It and each of its Subsidiaries and the Parent is a limited liability company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries and the Parent has the power to own its assets and carry on its business as it is being conducted.

23.3	Binding obligations

Subject to the Legal Reservations and any applicable Perfection Requirements (which are not overdue):

(a)	the obligations expressed to be assumed by it or the Parent in each Transaction Document to which it, or the Parent, is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it or the Parent is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

23.4	Non-conflict with other obligations

The entry into and performance by it or the Parent of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to it or the Parent to an extent which has or is reasonably likely to have a Material Adverse Effect;

(b)	its or the Parent’s constitutional documents; or

(c)	any agreement or instrument binding upon it or the Parent or any of its or the Parent’s assets or constitute a default or termination event (however described) under any such agreement or instrument in each case where such conflict, default or termination event is reasonably likely to have a Material Adverse Effect.

23.5	Power and authority

(a)	It or the Parent (as the case may be) has (or will have) the power to enter into, perform and deliver, and has taken (or will have taken prior to the relevant time) all necessary action to authorise its or the Parent’s entry into, performance and delivery of, the Transaction Documents to which it or the Parent is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its or the Parent’s powers will be exceeded as a result of the borrowing, grant of Security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it or the Parent is a party.

23.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it or the Parent lawfully to enter into, exercise its or the Parent’s rights and comply with its or the Parent’s obligations in the Transaction Documents to which it or the Parent is a party; and

(ii)	subject to the Legal Reservations and the Perfection Requirements (which are not overdue), to make the Transaction Documents to which it or the Parent is a party admissible in evidence in its or the Parent’s (as applicable) Relevant Jurisdictions, have been obtained or effected and are in full force and effect (or will be obtained and effected prior to the Closing Date or, if later, the date it or the Parent enters into that Transaction Document) and are (or will be) in full force and effect except for those necessary to satisfy the Perfection Requirements.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Group Companies have been obtained or effected and are in full force and effect if failure to obtain or effect such Authorisations has or is reasonably likely to have a Material Adverse Effect.

23.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which it or the Parent is a party will be recognised and enforced in its or the Parent’s (as applicable) Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document (to which it or the Parent is a party) in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its or the Parent’s (as applicable) Relevant Jurisdictions.

23.8	Insolvency

No:

(a)	corporate action, legal proceeding or other formal procedure or step described in paragraph (a) of Clause 27.7 (Insolvency proceedings) as qualified by paragraph (b) of Clause 27.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 27.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to a Material Company or the Parent and none of the circumstances described in Clause 27.6 (Insolvency) applies to a Material Company or the Parent.

23.9	No filing or stamp taxes

Under the laws of its or the Parent’s Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for:

(a)	complying with the Perfection Requirements and payment of associated fees within the applicable timeframe; and

(b)	payment of nominal stamp duty if original Finance Documents are executed in or thereafter brought to the Cayman Islands.

23.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

23.11	No default

(a)	No Event of Default and, on the date of this Agreement, the first Utilisation Date and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or the Parent or to which its (or any of its Subsidiaries’ or the Parent’s) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

23.12	No misleading information

(a)	So far as the Company is aware, the factual information (other than information of a general economic nature) contained in the Information Package taken as a whole was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given (provided that nothing in this paragraph (a) shall require any Group Company to review or make any enquiry in relation to matters within the technical or professional expertise of the adviser preparing the relevant Report).

(b)	The financial projections contained in the agreed Base Case Model (the “Projections”) has been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by it to be reasonable at the time of preparation (in each case, as at the date of preparation) (it being understood that the Projections may be subject to significant uncertainties and contingencies, many of which are beyond the Group’s control and that no assurances can be given that such Projections will be realised).

(c)	So far as the Company is aware, no information has been withheld from any provider of the Information Package which might reasonably be expected to have a material effect on the contents of the Information Package.

The representations and warranties made with respect to the Information Package are made by the Company in this Clause 23.12 only so far as it is aware after making due and careful review and enquiries.

23.13	Financial Statements

(a)	So far as the Company is aware, its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary or disclosed in the Accountant’s Report.

(b)	Its most recent financial statements delivered pursuant to Clause 24.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly present in all material respects (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for the Group for, the period to which they relate.

(c)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

23.14	No proceedings pending or threatened

As at the date of this Agreement, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (including without limitation any relevant taxing authorities) which are reasonably likely to be determined adversely to it and which if so adversely determined, would be reasonably likely to have a Material Adverse Effect, have been started or, as far as it is aware, threatened in writing against it or any of its Subsidiaries.

23.15	No breach of laws

It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

23.16	Environmental laws

Each Group Company is in compliance with Clause 26.3 (Environmental compliance) and so far as it is aware (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

23.17	Taxation

It is not (and none of its Subsidiaries are) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries are) overdue in the payment of any material amount in respect of Tax unless the failure to file or to pay the Tax is not reasonably likely to have a Material Adverse Effect.

23.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Group Company other than as permitted by this Agreement.

(b)	No Group Company has any Financial Indebtedness outstanding other than as permitted by this Agreement.

23.19	Ranking

Subject to the Legal Reservations and the Perfection Requirements (which are not overdue), the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents.

23.20	Good title to assets

It, and each of its Subsidiaries (save in the case of the Onshore Guarantor, in respect of the Chengdu Property, until such time as the transfer of title from the Seller (as defined in paragraph (b) of Clause 26.35 (Condition Subsequent)) to the Onshore Guarantor has been completed, which shall be no later than the date by which Security over the Chengdu Property is required to be granted under paragraph (b) of Clause 26.35 (Condition Subsequent)), has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its or the Parent’s business as presently conducted except where failure to have such title, lease, licence or Authorisation is not reasonably likely to have a Material Adverse Effect.

23.21	Legal and beneficial ownership

(a)	Subject to paragraph (c) below and any Permitted Security it or the Parent and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)	Subject to paragraph (c) below all the Target Shares are or will be on the Closing Date legally and beneficially owned by the Company free from any claims, third party rights or competing interests.

(c)	Legal title to the Target Shares is prima facie evidenced by the register of members of the Target, which register will be updated to reflect the Company as the legal owner of the Target Shares as soon as reasonably practicable after the Closing Date and in any event within three Business Days after the Closing Date.

23.22	Shares

The shares of each Group Company which are subject to Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Material Company (including any option or right of pre-emption or conversion).

23.23	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it or has licensed to it or otherwise has the right to use all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model, save to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect;

(b)	so far as it is aware does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it save to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.24	Group Structure Chart

Assuming Completion has occurred, the Group Structure Chart delivered to the Facility Agent pursuant to Part I of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information:

(a)	each Group Company and the Parent, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a Dormant Company or is not a company with limited liability;

(b)	all minority interests in any Group Company and any person in which any Group Company holds shares or equivalent ownership interest in; and

(c)	each Material Company.

23.25	Acquisition Documents

The Acquisition Documents contain all the material terms of the Acquisition.

23.26	Pensions

All pension schemes operated by or maintained for the benefit of each Group Company and/or any of their respective employees are funded to the extent required by applicable local law and regulations where failure to do so would have or would reasonably be expected to have a Material Adverse Effect.

23.27	Holding and Dormant Companies

(a)	Except for Permitted Holding Company Activities, before the Closing Date neither the Parent, the Company nor Merger Sub has traded or incurred any material liabilities or commitments (actual or contingent, present or future).

(b)	BVICo is a Dormant Company.

23.28	Sanctions

To its knowledge, no Obligor, nor the Parent nor any of their respective Subsidiaries or Joint Ventures, nor any of their respective directors, officers or employees nor any persons acting on any of their behalf:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority except for any notice, claim, action, suit, proceeding or investigation which is being contested by the relevant person in good faith and which is discharged within 14 days of its date (or such longer period as the Company and the Facility Agent may agree, acting on the instructions of the Majority Lenders (acting reasonably)).

23.29	US Governmental Regulation

(a)	It is not a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)	It is not an “investment company” as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

23.30	US Margin Regulations

No part of the proceeds of any Utilisation will be used for “buying” or “carrying” (within the meaning of Regulation T, U or X) any Margin Stock or for any purpose which violates the provisions of the regulations of the Federal Reserve Board; additionally, following the application of the proceeds of each Utilisation, not more than 25 per cent. of the value of the assets of the Obligors (on a consolidated basis) will be invested in Margin Stock.

23.31	ERISA Matters

No Obligor or ERISA Affiliate has during the past five plan years maintained, contributed to or had an obligation to contribute to any Employee Plan or Multiemployer Plan or, as of the date hereof, has any present intention to do so.

23.32	Times when representations made

(a)	All the representations and warranties in this Clause 23 are made by each Original Obligor on the date of this Agreement, the first Utilisation Date and the Closing Date except for the representations and warranties set out in Clause 23.12 (No misleading information) which are deemed to be made by each Obligor (i) with respect to the Base Case Model, on the date of this Agreement and on the Closing Date and (ii) with respect to the Information Package, on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor (and, where indicated, the Parent) on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in Clause 23.13 (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement) falling after the last day of the Certain Funds Period.

(c)	The Repeating Representations, Clause 23.9 (No filing or stamp taxes) and Clause 23.10 (Deduction of Tax) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

24.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 24:

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 24.1 (Financial statements).

Half-Yearly Financial Statements means the financial statements delivered pursuant to paragraph (b) of Clause 24.1 (Financial statements).

24.1	Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

(b)	as soon as they are available, but in any event within 60 days after the end of each Financial Half-Year after the Closing Date, its consolidated financial statements for that Financial Half-Year.

24.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Half-Yearly Financial Statements delivered on or after the first financial covenant test date.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 25 (Financial Covenants), and, in the case of the Compliance Certificate delivered with the Annual Financial Statements:

(i)	set out (in reasonable detail) the computation of Excess Cashflow for that Financial Year, and a statement of the Retained Net Proceeds received during that Financial Year and the Retained Net Proceeds as at the end of that Financial Year; and

(ii)	detail which Group Companies are Material Companies.

(c)	The Compliance Certificate delivered with the Annual Financial Statements shall be reported on by the Company’s Auditors in the form agreed by the Company and the Majority Lenders, provided that if the Company’s Auditors have adopted a general policy of not providing such reports the Company will be deemed not to be in breach of this obligation.

24.3	Requirements as to financial statements

(a)	The Company shall procure that each set of Annual Financial Statements and Half-Yearly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Company shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 24.1 (Financial statements) shall be:

(i)	certified by a director of the Company or the chief financial officer of the Target as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly presenting (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, accompanied by a statement by the director of the Company or the chief financial officer of the Target comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model, unless, in relation to any set of financial statements, the Company notifies the Facility Agent that there has been a change in the Accounting Principles or the accounting practices or the financial periods and it delivers to the Facility Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model was prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 25 (Financial Covenants) has been complied with, to determine the amount of any prepayments to be made from Excess Cashflow under Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow) and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model.

(c)	Following the occurrence of an Event of Default that is continuing, if any Finance Party wishes to discuss the financial position of any Group Company with the Auditors and/or officers of the Company, the Facility Agent may notify the Company, stating the questions or issues which that Finance Party (or its representatives) wishes to discuss with the Auditors and/or officers of the Company. In this event, the Company must ensure that the Auditors and/or as applicable its officers are authorised (at the expense of the Company):

(i)	to discuss the financial position of each Group Company with the relevant Finance Party(ies) (or its representatives) on request from the Facility Agent; and

(ii)	to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request,

provided that:

(A)	all information defined as a result of this paragraph (c) shall be subject to the confidentiality restrictions set out in this Agreement;

(B)	representatives of the Group and the Equity Investors shall be entitled to attend and participate in such discussions with the Auditors; and

(C)	such discussions with the Auditors and/or the officers of the Company take place during normal business hours and on reasonable notice having been given to the Group.

(d)	If the Company notifies the Facility Agent of a change in accordance with paragraph (b)(iii) above then the Company and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement;

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms; and

(iii)	any amendments to the financial covenant definitions or ratios set out in Clause 25 (Financial Covenants) to preserve the previously applicable headroom,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(e)	If no such agreement is reached within 30 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the Auditors of the Company or independent accountants (approved by the Company or, in the absence of such approval within 10 days of request by the Facility Agent of such approval, a firm of auditors of international repute with recognised expertise) to determine any amendment to Clause 25.2 (Financial condition), the amount of any prepayments to be made from Excess Cashflow under Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow) and any other terms of this Agreement which the Auditors or, as the case may be, the accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. The cost and expense of the Auditors or accountants shall be for the account of the Company.

(f)	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model was prepared, save to the extent amendments have been made in accordance with paragraph (b) above.

24.4	Budget

(a)	Commencing from the Financial Year commencing 1 January 2014, the Company shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, a draft of an annual Budget for that Financial Year and within 30 days after the start of each of its Financial Years, the final budget for that Financial Year.

(b)	The Company shall ensure that each Budget:

(i)	includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group and the projected financial covenant calculations in each case on a half yearly basis;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 24.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Company.

(c)	If the Company updates or changes the Budget in any material respect since it was last delivered under this Agreement, it shall promptly deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

24.5	Presentations

The Company shall, if requested by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), provide an annual management presentation by its senior management for representatives of the Finance Parties about the ongoing business and financial performance of the Group.

24.6	Year-end

The Company shall notify the Facility Agent of any change to the Accounting Reference Date or the Financial Half-Year accounting period of a Group Company.

24.7	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) (acting reasonably):

(a)	promptly after they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them) (in their capacity as shareholders) or dispatched by the Company or any Obligors to its creditors generally (or any class of them);

(b)	as soon as reasonably practicable after becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or threatened in writing against any Group Company, and which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the relevant claim, the details of any claim which is current or threatened in writing against any person in respect of the Acquisition Documents and details of any disposal or Insurance Claim which will require a prepayment under Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow);

(d)	promptly upon becoming aware of it, notice of any change in the ownership or shareholders of any Obligor, where such change in ownership of shareholding is equal to five per cent. or more of the issued share capital of the relevant Obligor; and

(e)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Company as any Finance Party through the Facility Agent may reasonably request.

24.8	Notification of default

(a)	The Company shall notify the Facility Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by a director or a senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

24.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied (acting reasonably) it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied (acting reasonably) it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 30 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.	FINANCIAL COVENANTS

25.1	Financial definitions

In this Agreement:

“Accounting Reference Date” means 31 December in each calendar year.

“Borrowings” means, at any time, on a consolidated basis the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Group Companies for or in respect of Financial Indebtedness (other than Financial Indebtedness arising in respect of any Treasury Transaction).

“Business Acquisition” means the acquisition of any shares or securities in any person or any business or undertaking (or, in each case, any interest in any of them but excluding any acquisition of Cash Equivalent Investments) or the incorporation of any company.

“Capital Expenditure” means any expenditure by the Group or obligations in respect of capital expenditure which would be treated as capital expenditure in accordance with US GAAP or IFRS

(and including, without limitation, the capital element of any expenditure or obligation incurred in connection with a Finance Lease) but excluding (without double-counting):

(a)	capital expenditure financed by New Shareholder Injections, Excluded Acquisition Proceeds, Excluded Disposal Proceeds, Excluded Insurance Proceeds, Retained Net Proceeds and/or Retained Excess Cashflow which (in each case) is/are received by Group Companies from persons that are not Group Companies and not applied towards any other purpose; and

(b)	any payment of the consideration for Permitted Acquisitions.

“Consolidated Cash” means, at any time, the consolidated Cash of the Group.

“Consolidated Cash Flow” means the Consolidated EBITDA for any Relevant Period:

(a)	after deducting any changes in Consolidated Working Capital (positive if there is an increase in working capital, and negative if there is a reduction in working capital) such Relevant Period;

(b)	after deducting any amount paid in cash in respect of tax by the Group during such Relevant Period;

(c)	adding amounts received in cash in respect of any credit or rebate of tax received by the Group during such Relevant Period; and

(d)	adding Consolidated Cash at the beginning of such Relevant Period.

“Consolidated EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation:

(a)	before deducting any Consolidated Finance Charges;

(b)	not including any accrued interest owing to any Group Company;

(c)	before taking into account any Exceptional Items;

(d)	before deducting any Acquisition Costs;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests in such Group Company that are not directly or indirectly held by a Group Company;

(f)	after deducting the amount of any profit of any person (which is not a Group Company but in which a Group Company has any ownership interest) to the extent that the amount of such profit included in the financial statements of the Group for that period exceeds the amount actually received in cash by Group Companies through distributions by such person during that period;

(g)	before taking into account any unrealised gains or losses on any derivative instrument or other financial instrument (other than any derivative or other financial instrument that is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset;

(i)	before deducting any costs attributable to any post-employment benefit scheme (other than current service costs);

(j)	excluding any non-cash charge to profit represented by the expensing of stock options pursuant to employee stock option schemes of the Group;

(k)	before taking into account the profit or loss of any discontinued operations of the Group;

(l)	before deducting the costs of any monitoring, management or advisory fees payable by any Group Company (constituting a Permitted Distribution);

(m)	before deducting any Restructuring Costs incurred subject to a maximum aggregate amount of US$1,000,000 in any Financial Year (the “Permitted Restructuring Amount”); and

(n)	before deducting any loss or cost (including business interruption) which is recovered by the applicable Group Company under an existing insurance policy, warranty or indemnity, provided that if such loss or cost is recoverable (but not yet recovered during that period) by the applicable Group Company under an existing insurance policy, warranty or indemnity, then such loss or cost shall be taken into account to the extent that such loss or cost would, in accordance with US GAAP or IFRS, be treated as an operating loss of such Group Company for that period and shall not be taken into account to the extent that such loss or cost would not, in accordance with US GAAP or IFRS, be treated as an operating loss of such Group Company for that period, in each case, to the extent otherwise added, deducted or taken into account, as the case may be, for the purposes of determining consolidated operating profits of the Group before taxation.

“Consolidated EBITDA” means, in respect of any period and without double counting, Consolidated EBIT of the Group for that period after adding back any amount attributable to the consolidated amortisation, depreciation or impairment of assets of the Group (each as defined by reference to the consolidated audited financial statements of the Group).

“Consolidated Finance Charges” means, for any period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings accruing or incurred (whether paid, payable or capitalised) by any Group Company (calculated on a consolidated basis) in respect of that period:

(a)	excluding any Acquisition Costs (for the avoidance of doubt Acquisition Costs include any fees payable on drawdown in respect of the Facilities);

(b)	provided that any fees (other than any fees in respect of the Facilities payable on drawdown) in respect of any Borrowing shall be amortised on a straight line basis over the average life of such Borrowing and the corresponding portion of such amortisation that is attributable to that period shall be included;

(c)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(d)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any Group Company under any interest rate hedging arrangement;

(e)	(if a Joint Venture is accounted for on a proportionate consolidation basis) after adding the Group’s share (calculated based on the Group’s direct or indirect interest in such Joint Venture) of such interest, commission, fees, discounts, prepayment fees, premiums, charges or other finance payments of that Joint Venture for that period;

(f)	taking no account of any unrealised gains or losses on any derivative instruments;

(g)	excluding any interest in respect of Financial Indebtedness owed to another Group Company; and

(h)	excluding any interest in respect of any New Shareholder Injections to the extent not paid in cash during that period,

and so that no amount shall be added (or deducted) more than once.

“Consolidated Net Finance Charges” means, for any period, the Consolidated Finance Charges for that period after deducting any interest payable by any person (that is not a Group Company) in that period to any Group Company (calculated on a consolidated basis) on any Cash or Cash Equivalent Investments.

“Consolidated Tangible Net Worth” means, as at any particular time, with respect to the Group on a consolidated basis, the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company;

(b)	the amount standing to the credit of the reserves of the Group, including any amount credited to the share premium account;

(c)	any non cash charges (including any share based compensation); and

(d)	an amount agreed between the parties prior to or on the date of signing the Commitment Letter,

less (but without double counting) any amount included in the above which is attributable to:

(i)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group;

(ii)	(to the extent included) amounts set aside for tax;

(iii)	any amount in respect of or attributable to any interest of any person (that is not a Group Company) in any Subsidiaries of the Company; and

(iv)	any dividend or other distribution declared, recommended or made by any Group Company to the extent that such dividend or distribution is payable to a person who is not a Group Company and to the extent that such distribution is not provided for in the most recent consolidated financial statements of the Group.

“Consolidated Total Debt” means, at any time, the aggregate amount of all obligations of the Group Companies for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other Group Company;

(b)	excluding any such obligations in respect of any New Shareholder Injections or equity contributions, which obligations are subordinated to the obligations under this Agreement in a manner reasonably satisfactory to the Facility Agent; and

(c)	including, in the case of Finance Leases only, their capitalised value,

and so that no amount shall be included or excluded more than once.

“Consolidated Total Debt Service” means, in respect of any period, the aggregate of:

(a)	all amounts of principal, interest and fees paid or due and payable under the Facilities and the Onshore Facility for that period; and

(b)	any other required payment or repayment (whether of principal, interest (including capitalised interest and any interest pertaining to Financial Leases), fees or otherwise) under or in relation to any other Consolidated Total Debt, and so that no amount shall be added (or deducted) more than once.

“Consolidated Working Capital” means, on any date, Current Assets less Current Liabilities as at such date.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each Group Company including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing or expected to be realised within 12 months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any Group Company.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each Group Company falling due or expected to be settled within 12 months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Consolidated Finance Charges;

(b)	liabilities for tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends and distributions declared but not paid by a Group Company in favour of a person that is not a Group Company.

“Debt Service Coverage Ratio” means, in relation to any period, the ratio of Consolidated Cash Flow to Consolidated Total Debt Service.

“Exceptional Items” means any exceptional, unusual, one-off, non-recurring or extraordinary items.

“Excess Cashflow” means Consolidated EBITDA for a Financial Year after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Consolidated Working Capital for that Financial Year;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Financial Year in respect of any Exceptional Items not already taken account of in calculating Consolidated EBITDA for such Financial Year (other than, in the case of cash receipts, Net Proceeds of any Relevant Event);

(c)	adding the amount of any cash receipts during that Financial Year in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Financial Year by any Group Company;

(d)	adding (to the extent not already taken into account in determining Consolidated EBITDA) the amount of any dividends or other profit distributions received in cash by any Group Company during that Financial Year from any entity which is itself not a Group Company and deducting (to the extent not already deducted in determining Consolidated EBITDA) the amount of any dividends or other profit distributions paid in cash during that Financial Year to minority shareholders in Group Companies;

(e)	adding the amount of any cash paid to a Group Company in that Financial Year by any Joint Venture (that is not a Group Company), including by way of repayment of any loan;

(f)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing Consolidated EBITDA of that Financial Year;

(g)	deducting the amount of any Capital Expenditure actually made during that Financial Year by Group Companies (on a consolidated basis) and the aggregate of any Cash Consideration paid for, or the cash cost of, any Business Acquisitions and Permitted Joint Venture Investments (in each case that are Permitted Acquisitions) in cash (in each case) paid by Group Companies (on a consolidated basis) to any person that is not a Group Company during that Financial Year, except (in each case) to the extent funded from:

(i)	Retained Net Proceeds;

(ii)	Retained Excess Cashflow;

(iii)	New Shareholder Injections; or

(iv)	the proceeds of Finance Leases and other Permitted Financial Indebtedness (including without limitation the Revolving Facility Loans) incurred by any Group Company from a person (that is not a Group Company);

(h)	deducting Consolidated Total Debt Service for that Financial Year;

(i)	deducting the aggregate amount of any voluntary prepayments of the Term Loans made under this Agreement during that Financial Year;

(j)	deducting the amount (if any) by which the Permitted Carry Forward Amount for that Financial Year (if any) exceeds the aggregate amount deducted (pursuant to this paragraph (j)) in the calculation of Excess Cashflow for the previous Financial Year(s);

(k)	deducting (to the extent not otherwise deducted in the calculation of Consolidated EBITDA) cash cost attributable to any post-employment benefit scheme during that Financial Year;

(l)	deducting (to the extent not otherwise deducted in the calculation of Consolidated EBITDA) any monitoring, management or advisory fees paid in cash by a Group Company to a person that is not a Group Company during that Financial Year (which fees constitute Permitted Distributions);

(m)	deducting the Permitted Restructuring Amount for that Financial Year;

(n)	deducting payments made by any Onshore Group Company in respect of any RCA;

(o)	deducting any amount which Group Companies (on a consolidated basis) are contractually committed to pay (to persons that are not Group Companies) for a Permitted Acquisition within three Months of the start of the following Financial Year, provided that to the extent that any such amount so deducted in the calculation of Excess Cashflow for any Financial Year is not so paid in respect of the applicable Permitted Acquisition within such period in such following Financial Year, such amount shall be added to Excess Cashflow for such following Financial Year; and

(p)	deducting (without duplication) any contributions made by Group Companies (that are established or incorporated in the PRC) towards their respective statutory reserve funds out of the after-tax profits of such Group Companies for that Financial Year, provided that such contributions are made in accordance with the articles of association of such Group Companies and do not (except to the extent mandatorily required by law) in aggregate exceed 10 per cent. of the after-tax profits of such Group Companies for that Financial Year, and so that no amount shall be added (or deducted) more than once.

“Finance Leases” means leases or hire purchase contracts which would, in accordance with US GAAP or IFRS, be treated as finance or capital leases.

“Financial Half-Year” means the semi-annual accounting period of the Group ending on 30 June in any year.

“Financial Quarter” means the quarterly accounting period of the Group ending on 31 March, 30 June, 30 September or 31 December in any year.

“Financial Year” means the annual accounting period of the Group ending on the Accounting Reference Date.

“Interest Coverage Ratio” means, in respect of any period, the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of that period.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Total Debt as at the end of such Relevant Period to Consolidated EBITDA for such Relevant Period.

“New Shareholder Injections” means the aggregate amount received by the Company in cash from the Parent in respect of any Permitted Equity Contributions.

“Permitted Carry Forward Amount” has the meaning given to that term in paragraph (e)(ii) of Clause 25.2 (Financial condition).

“Permitted Restructuring Amount” has the meaning given to that term in the definition of “Consolidated EBITDA” in Clause 25.1 (Financial definitions).

“Relevant Event” has the meaning given to that term in the definition of “Retained Net Proceeds” below.

“Relevant Period” means each period of four consecutive Financial Quarters ending on the last day of any Financial Half-Year or Financial Year.

“Restructuring” means any facility closure, severance, business interruption, relocation, cost-cutting measures or other restructuring of all or any part of the Group.

“Restructuring Costs” means cash costs incurred in connection with any Restructuring (in each case to the extent that they are non-recurring or exceptional in nature).

“Retained Excess Cashflow” means Excess Cashflow for a previous Financial Year which is not required to be applied in making any prepayment under this Agreement and the Onshore Facility Agreement and has not been allocated or applied for any other purpose. For the avoidance of doubt, there shall be no Retained Excess Cashflow until the first calculation of Excess Cash for the purpose of mandatory prepayment under Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

“Retained Net Proceeds” means Net Proceeds received by the Group from any person that is not a Group Company in respect of any Disposal (by any Group Company in favour of a person that is not a Group Company), any Insurance Claim, claim against the vendor or any of its Affiliates (or any employee, officer or adviser thereof) in relation to the Acquisition Documents or claim against the provider of any Report (in its capacity of provider of that report) (each a “Relevant Event”) which are not required to be applied in prepayment under this Agreement and the Onshore Facility Agreement (including amounts available for re-investment) and which have not been applied for any other purpose.

25.2	Financial condition

The Company shall ensure that:

(a)	Leverage Ratio

(i)	If the Facility B Loan is outstanding on 30 June 2013, the Leverage Ratio in respect of the Relevant Period ending on 30 June 2013 shall not exceed 2.25:1; and

(ii)	in any other case, the Leverage Ratio in respect of each Relevant Period ending on each Financial Half-Year or Financial Year falling on or after 30 June 2013 shall not exceed 1.75:1.

(b)	Debt Service Coverage Ratio

The Debt Service Coverage Ratio in respect of each Relevant Period ending on each Financial Half-Year or Financial Year falling on or after 30 June 2013 shall not be less than 1.1:1.

(c)	Interest Coverage Ratio

The Interest Coverage Ratio in respect of each Relevant Period ending on each Financial Half-Year or Financial Year falling on or after 30 June 2013 shall not be less than 4.50:1.

(d)	Minimum Tangible Net Worth

(i)	The Consolidated Tangible Net Worth in respect of the Relevant Periods ending on 30 June 2013 and 31 December 2013 shall not be less than US$70,000,000; and

(ii)	the Consolidated Tangible Net Worth in respect of each Relevant Period ending on each Financial Half-Year or Financial Year falling after 31 December 2013 shall not be less than US$65,000,000.

(e)	Capital Expenditure

(i)	Subject to paragraph (ii) below, the aggregate Capital Expenditure of the Group (on a consolidated basis) in respect of each Financial Year shall not exceed the amount set out in Column 2 below opposite that Financial Year set out in Column 1 below:

Column 1 Financial Year ending	Column 2 Amount
2013	US$	20,500,000
2014	US$	20,500,000
2015	US$	22,500,000

(ii)	If in any Financial Year (the “Original Financial Year”) the aggregate amount of the Capital Expenditure of the Group (on a consolidated basis) is less than the maximum amount permitted for that Original Financial Year (the difference, to the extent it could have been spent in the Original Financial Year without breaching the Debt Service Coverage Ratio, being the “Permitted Carry Forward Amount” in respect of the Original Financial Year), then the maximum Capital Expenditure amount for the immediately following Financial Year shall be increased by an amount equal to the Permitted Carry Forward Amount for the Original Financial Year. The Permitted Carry Forward Amount carried forward into the immediately following Financial Year shall be deemed to be spent last in that Financial Year and, if not spent in that Financial Year, shall cease to be available.

25.3	Financial testing

(a)	Subject to paragraph (b) below, the financial covenants set out in Clause 25.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 24.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 24.2 (Provision and contents of Compliance Certificate).

(b)	For the purposes of the financial covenants set out in Clause 25.2 (Financial condition), where an amount in the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 24.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 24.2 (Provision and contents of Compliance Certificate) is not denominated in US$, it shall be converted into US$ at either:

(i)	the rates specified in the accounts; or

(ii)	using:

(A)	in the case of the profit and loss accounts and cashflow statements, the 12 month average of the applicable foreign exchange rates for the conversion into US$ of the currency in which an amount is denominated; or

(B)	in the case of the balance sheets, the applicable foreign exchange rates for the relevant testing period for the conversion into US$ of the currency in which an amount is denominated,

in each case, instead of the spot rate at the end of the Relevant Period, at the option of the Company, provided that once the Company elects to adopt an option identified above, it shall continue using the adopted method for the purposes of its financial covenant calculations.

(c)	There shall be included in determining Consolidated EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for that Relevant Period of any company or business acquired (from a person that is not a Group Company) and not subsequently sold, transferred or otherwise disposed of by any Group Company during such period (including the portion thereof occurring prior to such acquisition) (each such company or business acquired and not subsequently disposed of, an “Acquired Entity or Business”), to the extent that such earnings would have been included in the calculation of Consolidated EBITDA for such period had such acquisition been completed at the commencement of such Relevant Period.

(d)	There shall be excluded in determining Consolidated EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for that Relevant Period of any company or business sold, transferred or otherwise disposed of by any Group Company (to a person that is not a member of the Group) during such period (including the portion thereof occurring prior to such sale, transfer or disposal) (each such company or business so sold or disposed of, a “Sold Entity or Business”), to the extent that such earnings would have been excluded in the calculation of Consolidated EBITDA for such period had such sale, transfer or disposal been completed at the commencement of such Relevant Period.

(e)	Consolidated Net Finance Charges, Consolidated Finance Charges and Consolidated Total Debt Service for any Relevant Period (in which such acquisition of such Acquired Entity or Business and such sale, transfer or disposal of such Sold Entity or Business occurred) will be adjusted to reflect the assumption or repayment of debt relating to any Acquired Entity or Business or Sold Entity or Business as if such acquisition of such Acquired Entity or Business or such sale, transfer or disposal of such Sold Entity or Business, and such related assumption or repayment of debt, occurred as at the commencement of such Relevant Period.

(f)	There shall be no double counting (no amount shall be added (or deducted) more than once) in calculating any of the financial covenants ratios or numbers set out in Clause 25.2 (Financial condition).

25.4	Equity Cure

(a)	If the Company is in breach (or a breach is anticipated) of any obligation set out in Clause 25.2 (Financial condition) (other than the Capital Expenditure covenant set out in paragraph (e) of Clause 25.2 (Financial condition)) (each a “Financial Covenant”), then the Company may procure the contribution of a Permitted Equity Contribution (the “Equity Cure”) which, subject to the conditions in paragraphs (b) and (c) below, shall have the effect that each Financial Covenant is recalculated as at the relevant test date for that Relevant Period giving effect to the following pro forma adjustments:

(i)	for the purpose of the Leverage Ratio, an amount equal to the Equity Cure shall be deducted from the calculation of Consolidated Total Debt at the end of that Relevant Period;

(ii)	for the purpose of calculating the Debt Service Coverage Ratio, an amount equal to the Equity Cure shall be added to the calculation of, and be treated as forming part of, Consolidated Cash Flow for the Relevant Period;

(iii)	for the purposes of calculating the Interest Coverage Ratio, the amount of such Equity Cure shall be treated (for this purpose only) as having been applied in prepayment of the Term Facilities on the first day of the Relevant Period in respect of which a cure is to be effected and the Consolidated Finance Charges shall be re-calculated accordingly; and

(iv)	the Consolidated Tangible Net Worth shall be calculated by reducing the amount of debt owed by the Company as at the end of the Relevant Period by an amount equal to the Equity Cure received by the Company.

All such Permitted Equity Contributions shall be deemed to have been provided immediately prior to the last day of such Relevant Period (without prejudice to paragraph (iii) above) and shall be included in all relevant covenant calculations (without double counting the effect of the prepayment of the Facilities out of such Permitted Equity Contributions) for the Relevant Periods ending on each of the three subsequent Quarter Dates, and compliance with the relevant Financial Covenant will be determined by reference to the relevant re-calculation and the requirements of the Financial Covenant shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply with such requirements and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for the purposes of the Finance Documents.

(b)	Any Equity Cure made to effect a cure of a Financial Covenant must be contributed in cash and received by the Company no later than the date which is 15 Business Days following the date for delivery of the Compliance Certificate which relates to the Relevant Period in which there would be a breach of Financial Covenant, but for the operation of this provision and must be applied in full in immediate prepayment of the Facilities in accordance with Clause 11.4 (Application of mandatory prepayments).

(c)	The contribution of Equity Cure may only be made for the purpose of effecting a cure of a Financial Covenant breach a maximum of two times over the life of the Facilities and not in consecutive Relevant Periods.

26.	GENERAL UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

26.1	Authorisations

Subject to the Legal Reservations and the Perfection Requirements, each Obligor and the Parent shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if so requested by the Facility Agent, supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its material obligations under the Finance Documents to which it is a party and the Acquisition Documents;

(ii)	ensure the legality, validity, enforceability in all material respects or admissibility in evidence of any Finance Document to which it is a party or Acquisition Document; and

(iii)	carry on its business where failure to obtain, comply with or maintain such Authorisation has or is reasonably likely to have a Material Adverse Effect.

26.2	Compliance with laws

Each Obligor and the Parent shall (and the Company shall ensure that each Group Company will) comply in all respects with all laws to which it is subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

26.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each Group Company will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

26.4	Environmental claims

Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any Group Company which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Company,

where the claim is reasonably likely to be adversely determined and if determined against that Group Company, has or is reasonably likely to have a Material Adverse Effect.

26.5	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each Group Company will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed except where any Taxes being contested in good faith and by appropriate procedures, payment can be lawfully withheld, adequate reserves are maintained and failure to so pay and discharge is not reasonably likely to have a Material Adverse Effect.

(b)	The Company may not change its residence for Tax purposes unless to do so would not be materially adverse to the interests of the Lenders (taken as a whole).

Restrictions on business focus

26.6	Merger

No Obligor nor the Parent shall (and the Company shall ensure that no other Group Company will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

26.7	Change of business

The Company and each Obligor shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Target Group at the Closing Date.

26.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor nor the Parent shall (and the Company shall ensure that no other Group Company will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition;

(ii)	a Permitted Joint Venture Investment; or

(iii)	a Permitted Transaction.

26.9	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor nor the Parent shall (and the Company shall ensure that no Group Company will):

(i)	enter into, invest in or acquire any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture.

(b)	Paragraph (a) above does not apply to any acquisition of any interest in a Joint Venture or transfer of assets to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Guarantee, a Permitted Loan or a Permitted Joint Venture Investment.

26.10	Holding Companies

Neither the Parent nor the Company shall trade, carry on any business, own any assets or incur any liabilities except for a Permitted Holding Company Activity.

Restrictions on dealing with assets and Security

26.11	Preservation of assets

Each Obligor shall (and the Company shall ensure that each Group Company will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business, where failure to do so would be reasonably likely to have a Material Adverse Effect.

26.12	Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

26.13	Acquisition Documents

(a)	The Company shall promptly pay all amounts payable under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Company).

(b)	The Company shall, and will procure that each relevant Group Company will, to the extent the directors of the Company, acting reasonably, consider it commercially advantageous and appropriate to do so, take all commercially reasonable and practical steps to preserve and enforce its rights (or the rights of any other Group Company) and pursue any claims and remedies arising under any Acquisition Document.

26.14	Negative pledge

In this Clause 26.14, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor nor the Parent shall (and the Company shall ensure that no other Group Company will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor nor the Parent shall (and the Company shall ensure that no other Group Company will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Parent, an Obligor or any other Group Company;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

26.15	Debt Service Reserve Account and Trade Receivable Account

(a)	Subject to paragraph (b) below, the Company shall ensure that at all times the amount standing to the credit of the Debt Service Reserve Account (excluding any amount taken into account for the purposes of paragraph (a) of Clause 26.35 (Condition Subsequent)) is not less than the Required Interest Service Reserve Balance. The Facility Agent shall notify the Company on the last day of each Interest Period of the Required Interest Service Reserve Balance and, in the event that the Facility Agent fails to notify the Company of the Required Interest Service Reserve Balance as of a particular date, the Required Interest Service Reserve Balance applicable at that time shall continue to apply until the Facility Agent notifies the Company of an alternative Required Interest Service Reserve Balance.

(b)	If at any time the amount of the Required Interest Service Reserve Balance notified to the Company by the Facility Agent in accordance with the provisions of paragraph (a) above is greater than the then applicable Required Interest Service Reserve Balance or if at any time the amount standing to the credit of the Debt Service Reserve Account (excluding any amount taken into account for the purposes of paragraph (a) of Clause 26.35 (Condition Subsequent)) is less than the then applicable Required Interest Service Reserve Balance, the Company shall deposit additional funds into the Debt Service Reserve Account within five Business Days of such occurrence (or, if the shortfall has arisen as a result of the actions of the Facility Agent under paragraph (c) below or solely as a result of a change to the applicable Required Interest Service Reserve Balance calculated by the Facility Agent, five Business Days of the notification by the Facility Agent to the Company under paragraph (c) below or as applicable of the new Required Interest Service Reserve Balance).

(c)	If an Event of Default under Clause 27.1 (Non-payment) is continuing or if the Acceleration Date has occurred, the Facility Agent may instruct the Account Bank in respect of the Debt Service Reserve Account to withdraw funds standing to the credit of the Debt Service Reserve Account for application towards all or part of the unpaid amount then outstanding (and the Company shall instruct the Account Bank in respect of the Debt Service Reserve Account to pay to the Facility Agent such amounts standing to the credit of the Debt Service Reserve Account as the Facility Agent may specify to the Account Bank on or after any date on which the Account Bank has received a notice from the Facility Agent that an Event of Default under Clause 27.1 (Non-payment) has occurred and is continuing or that the Acceleration Date has occurred), and the Facility Agent is authorised to apply any amounts received by it towards amounts outstanding under the Finance Documents, in accordance with their terms. To the extent that such amount received by the Facility Agent is insufficient to pay all amounts then due and unpaid under the Finance Documents, nothing in this paragraph (c) shall prejudice the obligations of the Company or any other Obligor to pay all such outstanding amounts in full. The Facility Agent shall promptly notify the Company of any withdrawal made pursuant to this paragraph (c) including the amount of such withdrawal.

(d)	No withdrawals from the Debt Service Reserve Account may be made by the Company (or any other Obligor or the Parent) except as expressly permitted under this Clause 26.15 or paragraph (a) of Clause 26.35 (Condition Subsequent).

(e)	Subject to paragraph (f) below, the Company shall use its commercially reasonable endeavours to procure that from the date which is 30 days after the Closing Date not less than 90% of the trade receivables collected in cash by the Group each month (less any payments made by the relevant Group Company from such account) shall be either paid directly into a Trade Receivable Account or, if paid into another account, shall be transferred into a Trade Receivable Account at least once a month.

(f)	Paragraph (e) above shall not apply to any trade receivables which are paid into an account held with China Merchants Bank, provided that after the Closing Date, the level of trade receivables paid into accounts held with China Merchants Bank does not increase materially in comparison with the levels seen over the 12 month period immediately prior to the Closing Date.

26.16	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Company will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

26.17	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no Group Company will) enter into any transaction with any person except on arm’s length terms (or better for the relevant Group Company).

(b)	The following transactions shall not be a breach of this Clause 26.17:

(i)	intra-Group transactions permitted under this Agreement;

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Facility Agent;

(iii)	any Permitted Distribution; and

(iv)	any Permitted Transaction.

Restrictions on movement of cash – cash out

26.18	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Company will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Guarantee;

(ii)	a Permitted Distribution;

(iii)	a Permitted Loan; or

(iv)	a Permitted Transaction.

26.19	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Company will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

26.20	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below and as required under Clause 12.10 (Trapped Cash), the Company shall not (and will ensure that no other Group Company will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease (A) any Financial Indebtedness owing to the Parent or any direct or indirect shareholder in the Parent or any Affiliate (other than a Group Company) of any such person or (B) any Subordinated Debt (except as permitted by any subordination arrangements required to be entered into and as described in the definition of “Subordinated Debt” in Clause 1.1 (Definitions));

(iii)	repay or distribute any dividend or share premium reserve;

(iv)	pay or allow any Group Company to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company or the Parent or any Affiliate (other than a Group Company) of any such person; or

(v)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (d) of the definition of that term).

Restrictions on movement of cash – cash in

26.21	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

26.22	Share capital

No Obligor shall (and the Company shall ensure no Group Company will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

26.23	Insurance

(a)	Each Obligor shall (and the Company shall ensure that each Group Company will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

26.24	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of each Group Company and/or any of their respective employees are funded to the extent required by applicable local law and regulations where failure to do so would have or would reasonably be expected to have a Material Adverse Effect.

26.25	Access

If an Event of Default is continuing, each Obligor shall, and the Company shall ensure that each Group Company will, permit the Facility Agent and/or the Security Agent and its professional advisers reasonable access during normal business hours and on reasonable notice and after having consulted with the Company at the risk and cost of the Obligor or Company to the premises, assets, books, accounts and records of each Group Company, provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement.

26.26	Intellectual Property

(a)	Each Obligor shall (and the Company shall procure that each Group Company will):

(i)	take all reasonable steps to preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Company;

(ii)	use commercially reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and Taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Company to use such property; and

(v)	not discontinue the use of the Intellectual Property,

in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)	Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 26.26 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) is contemplated by the definition of Permitted Transaction.

26.27	Amendments

(a)	None of the Parent and the Obligors shall (and the Company shall ensure that no Group Company will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document except:

(i)	in accordance with the provisions of Clause 40 (Amendments and Waivers); or

(ii)	in a way which could not be reasonably expected materially and adversely to affect the interests of the Finance Parties.

(b)	The Company shall promptly supply to the Facility Agent a copy of any document relating to any of the matters referred to in paragraph (a) above.

26.28	Financial assistance

Each Obligor shall (and the Company shall procure each Group Company will) comply in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

26.29	Treasury Transactions

No Obligor shall (and the Company will procure that no Group Company will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Agreements;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(c)	any Treasury Transaction constituting Permitted Financial Indebtedness under paragraph (e) of that definition; and

(d)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of day to day business of a Group Company and not for speculative purposes.

26.30	Guarantors

(a)	The Company shall procure that as soon as reasonably practicable, but no later than the date falling 30 days after the Closing Date, the Target (being the surviving entity after completion of the Merger with the Merger Sub) and each Offshore Group Company as of the Closing Date (immediately following Completion) will, subject to the Agreed Security Principles, accede to this Agreement as an Additional Guarantor pursuant to Clause 30.4 (Additional Guarantors).

(b)	Each Guarantor shall, subject to the Agreed Security Principles, grant Security over substantially all of its assets not later than the date falling 30 days after the Closing Date (or in the case of any entity becoming a Guarantor after the Closing Date, the date it becomes a Guarantor) (except in relation to any Security being granted over the Equity Interests of the Onshore Group Companies where such Guarantor shall have six months after the Closing Date (or, in the case of any entity becoming a Guarantor after the Closing Date, the date it becomes a Guarantor) to grant that Security, provided that (i) if the relevant Guarantor has taken all steps reasonably required to grant Security over those Equity Interests, (ii) the Guarantor demonstrates that the non-completion of this requirement within the specified time was due to delays, act or omission by the relevant governmental authority (and not delays by the Guarantor) and (iii) the relevant Security can reasonably be expected to be granted and perfected within the next 30 days from the expiry of the six-month time period, an additional 30 days shall be granted to the relevant Guarantor to complete this requirement).

26.31	Sanction and use of proceeds

(a)	No Obligor shall, and each Obligor shall not knowingly, having made all due and reasonable enquiries, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of any Letter of Credit or proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would reasonably be expected to result in any Obligor or any Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	No Obligor shall (and the Company shall ensure that no other Group Company will) use any part of the proceeds from any Utilisation, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

26.32	US Margin Regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “buying” or “carrying” any Margin Stock or to extend credit to others for the purpose of “buying” or “carrying” any Margin Stock (in each case within the meaning of Regulation T, U or X) or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

26.33	ERISA

(a)	Each Group Company will procure that there will be no Unfunded Liabilities that could reasonably be expected to have a Material Adverse Effect.

(b)	As soon as reasonably practicable, and in any event within 30 days, after any Group Company knows that any Group Company has become party to any Multiemployer Plan, which could reasonably be expected to result in a material liability to the Group Companies, such Group Company will deliver to the Facility Agent a statement regarding such occurrence.

26.34	Further assurance

(a)	Subject to the Agreed Security Principles, the Parent and each Obligor shall (and the Company shall procure that each Group Company will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Secured Parties provided by or pursuant to the Finance Documents or by law;

(ii)	subject to the Agreed Security Principles, to confer on the Security Agent or confer on the Secured Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	following the occurrence of the Acceleration Date, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, the Parent and each Obligor shall (and the Company shall procure that each Group Company shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Finance Documents.

(c)	The Parent shall grant Security to the Security Agent (in such form as the Security Agent shall reasonably require) over rights in respect of any loan granted by it to the Company or any other Group Company from time to time.

26.35	Condition Subsequent

The Company shall ensure that (and shall procure that the relevant Group Company to which this Clause 26.35 applies must):

(a)

(i)	on and from the Closing Date, an amount equal to US$5,000,000 (or its equivalent in any other currency) (not including amounts representing the Required Interest Service Reserve Balance deposited pursuant to Clause 26.15 (Debt Service Reserve Account and Trade Receivable Account)) is maintained in the Debt Service Reserve Account and/or the PRC Accounts;

(ii)	on and from the date falling one month after the Closing Date, a further amount equal to US$5,000,000 (or its equivalent in any other currency) (not including amounts representing the Required Interest Service Reserve Balance deposited pursuant to Clause 26.15 (Debt Service Reserve Account and Trade Receivable Account)) is maintained in the Debt Service Reserve Account and/or the PRC Accounts; and

(iii)	on and from the date falling three months after the Closing Date to the date on which all amounts outstanding under Facility B have been repaid in full, a further amount equal to US$5,000,000 (being an aggregate amount of US$15,000,000) (or its equivalent in any other currency) (not including amounts representing the Required Interest Service Reserve Balance deposited pursuant to Clause 26.15 (Debt Service Reserve Account and Trade Receivable Account)) is maintained in the Debt Service Reserve Account and/or the PRC Accounts,

provided that (A) any amount so deposited in the Debt Service Reserve Account in accordance with the sub-paragraphs above may be withdrawn in full for the purpose of repaying or prepaying, in whole or in part, the Facility B Loan and (B) the principal amount of all repayments or prepayments of Facility B shall be deducted from the amounts required to be deposited in the Debt Service Reserve Account and/or the PRC Accounts pursuant to sub-paragraphs (i) to (iii) above;

(b)	on or prior to the date falling:

(i)	three months after the date of first Utilisation, the Onshore Guarantor (A) enters into a supplemental purchase agreement with the seller (the “Seller”) of the Chengdu Property to take into account the adjustment being made to the purchase price (the “Refunded Purchase Price”) for the purchase of the Chengdu Property and (B) receives the Refunded Purchase Price from the Seller (and no amounts in respect of the purchase price for the Chengdu Property is outstanding from the Onshore Guarantor to the Seller); and

(ii)	six months after the date of first Utilisation, the Onshore Guarantor grants Security over the Chengdu Property to Standard Chartered Bank (China) Limited (in its capacity as lender under the Onshore Facility Agreement).

If by the end of the period specified in sub-paragraph (ii) above, the Onshore Guarantor has not complied with those obligations specified therein, provided that the delay was not caused by any act or omission of a Group Company and there is a reasonable expectation that the Security contemplated under sub-paragraph (ii) above can be granted and perfected if the Onshore Guarantor is granted an additional 30 days (the “Extended Period”) to complete the requirement specified in sub-paragraph (ii) above and/or the parties will be able to agree on an appropriate course of action, then (A) the parties will enter into negotiations at that time for the duration of the Extended Period to discuss what action should then be taken and what time period would be appropriate for the completion or grant of such Security; and (B) there shall be no Event of Default for failure to comply with sub-paragraph (ii) above until the expiry of the Extended Period;

(c)	each of the Onshore Borrower and the Onshore Guarantor executes the Onshore Facility Agreement on the Closing Date after the completion of the Acquisition;

(d)	evidence is delivered to the Facility Agent within one Business Day of the Closing Date that on such date the Group (on a consolidated basis) holds cash in an amount equal to at least US$15,000,000 (or its equivalent in any other currencies);

(e)	as soon as practicable and in any event within 10 Business Days of the Submission Date (or such longer date as may be agreed between the parties who will negotiate in good faith if the failure to deliver the Merger Certificate within the time period specified in this paragraph (e) is attributable to a force majeure event), the Merger Certificate is delivered to the Facility Agent; and

(f)	originals of all share certificates and share transfer forms or equivalent duly executed by the Company in blank in relation to the shares of the Target subject to the Target Share Charge, and a certified copy of the members register of the Target complying with the requirements of Clause 23.21 (Legal and beneficial ownership), are delivered to the Facility Agent together with all other deliverables required to be delivered under the Target Share Charge within five Business Days of the Closing Date.

26.36	Dormant Company

No Obligor shall (and the Company shall ensure no other member of the Group will) cause or permit BVICo to commence trading or cease to satisfy the criteria for a Dormant Company unless it has become an Additional Guarantor in accordance with Clause 30.4 (Additional Guarantors).

27.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 27 is an Event of Default (save for Clause 27.16 (Acceleration) and Clause 27.17 (Clean-Up Period)).

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal or interest, its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

payment of such amount is made within three Business Days of its due date; or

(b)	in the case of any other amount not constituting principal or interest, payment is made within five Business Days of its due date.

27.2	Financial covenants

Any requirement of Clause 25 (Financial Covenants) is not satisfied (subject to Clause 25.4 (Equity Cure).

27.3	Other obligations

(a)	An Obligor or the Parent does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment), Clause 27.2 (Financial covenants) and paragraph (c) below.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Facility Agent giving written notice to the Company and (ii) an Obligor becoming aware of the failure to comply.

(c)	An Obligor does not comply with any provision of Clause 26.15 (Debt Service Reserve Account and Trade Receivable Account), Clause 26.30 (Guarantors) or Clause 26.35 (Condition Subsequent).

27.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor or the Parent in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 15 Business Days of the Facility Agent giving written notice to the Company or an Obligor becoming aware of the breach.

27.5	Cross default

(a)	Any Financial Indebtedness of any Material Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described, and after the expiry of any originally applicable grace period).

(c)	Any commitment for any Financial Indebtedness of any Material Company is cancelled or suspended by a creditor of any Group Company as a result of an event of default (however described, and after the expiry of any originally applicable grace period).

(d)	Any creditor of any Material Company becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 27.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$1,000,000 (or its equivalent in any other currency).

(f)	For the purpose of this Clause 27.5:

(i)	Financial Indebtedness shall not include any Financial Indebtedness supported by a Letter of Credit issued under the Revolving Facility or the Onshore Facility; and

(ii)	Financial Indebtedness arising under any derivative transaction will be included (but only taking into account the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) of any net payments arising under such derivative transaction).

27.6	Insolvency

(a)	A Material Company or the Parent is unable or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally (excluding the Finance Parties) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Material Company or the Parent.

27.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company or the Parent;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company or the Parent;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or the Parent or any of its or the Parent’s assets; or

(iv)	enforcement of any Security over any assets of any Material Company or of the Parent,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and which is discharged, stayed or dismissed within 30 days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

27.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company or the Parent having an aggregate value in excess of US$1,000,000 (or its equivalent in any other currency) unless such process is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

27.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor or the Parent to perform any of its material obligations under the Finance Documents.

(b)	Subject to the Legal Reservations and the Perfection Requirements (which are not overdue), any material obligation or obligations of any Obligor or the Parent under any Finance Document is not or ceases to be legal, valid, binding or enforceable and the cessation individually or cumulatively adversely affects the interests of the Lenders taken as a whole under the Finance Documents.

(c)	Subject to the Legal Reservations, any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding or enforceable or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	No Event of Default under this Clause 27.9 will occur if the issue giving rise to the breach is capable of remedy and is remedied within 15 Business Days of the Facility Agent giving written notice to the Company or the relevant Obligor or the Company or an Obligor becoming aware of the breach.

27.10	Cessation of business

The Group (taken as a whole) suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

27.11	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Company on the basis of (a) non-disclosure or (b) an inability to prepare accounts on a going concern basis (other than as a result of any prospective breach of any financial covenants provided under Clause 25 (Financial Covenants)).

27.12	Repudiation and rescission of agreements

An Obligor or the Parent (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

27.13	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any Group Company which is reasonably likely to be adversely determined and, if so adversely determined, would have a Material Adverse Effect.

27.14	Material adverse change

Any event or circumstance, or series of events or circumstances, occurs which has a Material Adverse Effect.

27.15	US Insolvency Proceedings

(a)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the United States seeking:

(i)	relief in respect of any Borrower, or of a substantial part of the property or assets of any Borrower, under US Bankruptcy Law;

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the property or assets of any Borrower; or

(iii)	the winding-up or liquidation of any Borrower (and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered).

(b)	Any Borrower shall:

(i)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (a) above;

(iii)	apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the property or assets of any Borrower;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding described in paragraph (a) above or the other sub-paragraphs of this paragraph (b); or

(v)	take any action for the purpose of effecting any of the foregoing.

(c)	If an Event of Default occurs under Clause 27.15 (US Insolvency Proceedings):

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable,

in each case automatically and without any direction, notice, declaration or other act.

27.16	Acceleration

Subject to Clause 27.17 (Clean-Up Period) on and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(d)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

27.17	Clean-Up Period

Notwithstanding any other provision of any Finance Document, a Clean-Up Default shall be deemed not to be a Default (or an Event of Default) during the applicable Clean-Up Period. If the relevant event or circumstances is/are continuing after the applicable Clean-Up Date, there shall be a breach of representation or warranty or breach of covenant (as the case may be) and an Event of Default, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28 and to Clause 29 (Debt Purchase Transactions), after the Closing Date a Lender in respect of Facility A or the Revolving Facility (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) on or after the Closing Date.

For the avoidance of doubt, a Lender in respect of Facility B may not assign or transfer any of its rights and/or obligations under any Finance Document.

28.2	Conditions of assignment or transfer

(a)	The prior written consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer (or as applicable, for the purposes of Clause 28.3 (Sub-participation)) is:

(i)	to a person listed in the Approved Lender List;

(ii)	to another Lender or an Affiliate of a Lender which (i) is primarily engaged in the investing in loans at par and/or trading of loans at par, and has been established for at least 12 months primarily for the purpose of making, purchasing or investing in loans or debt securities at par and/or (ii) has a full banking licence;

(iii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender which is primarily engaged in the investing in loans at par and/or trading of loans at par, and has been established for at least 12 months primarily for the purpose of making, purchasing or investing in loans or debt securities at par; or

(iv)	made at a time when an Event of Default is continuing.

The consent of the Company (if required) is deemed to be given if no objection is made by the Company within 10 Business Days, provided that TPG Growth Capital (Asia) Limited was notified at the same time as the Company of any request for such written consent. In addition, the Company will not withhold its consent to (A) an Affiliate or (B) a Related Fund, of a person listed in the Approved Lender List, in each case, which is primarily engaged in the investing in loans at par and/or trading of loans at par, and has been established for at least 12 months primarily for the purpose of making, purchasing or investing in loans or debt securities at par or which is a fully licensed bank.

(b)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility.

(c)	Each assignment or transfer of any Lender’s participation shall be in aggregate in a minimum amount of US$1,000,000 (or its equivalent) in the commitments or Utilisations made under this Agreement.

(d)	Other than in the case of an assignment permitted by paragraph (b) of Clause 29.1 (Permitted Debt Purchase Transactions), an assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)	the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 28.6 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Tax Gross Up and Indemnities), Clause 18 (Increased Costs) or of any other fees and expenses arising solely in connection with such assignment, transfer or change, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)

Any notification to TPG Growth Capital (Asia) Limited under this Clause 28.2 and Clause 28.3 (Sub-participation) shall be sent to Two International Finance Centre, 57th Floor, 8 Finance Street, Central, Hong Kong (Fax Number: +852 3515 8999 and email: vchien@tpg.com) for the attention of Vanessa Chien.

28.3	Sub-participation

(a)	There shall be no restriction on sub-participations or sub-contracts in respect of Facility A or the Revolving Facility, save that if any discretion whatsoever is conferred in respect of voting rights as a result of such sub-participation or sub-contracts the relevant Lender must obtain the consent of the Company (other than in the circumstances set out in paragraph (a) of Clause 28.2 (Conditions of assignment or transfer) above, in which case, the relevant Lender shall notify the Facility Agent of such sub-participation or sub-contract).

(b)	The consent of the Company is deemed to be given if no objection is made by the Company within 10 Business Days of any request to the Company, provided that TPG Growth Capital (Asia) Limited was notified at the same time as the Company of any request for such written consent. In addition, the Company will not withhold its consent to (i) an Affiliate or (ii) a Related Fund, of a person listed in the Approved Lender List, in each case, which is primarily engaged in the investing in loans at par and/or trading of loans at par, and has been established for at least 12 months primarily for the purpose of making, purchasing or investing in loans or debt securities at par or which is a fully licensed bank.

(c)	No Lender may enter into any sub-participation or any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of any commitment or amount outstanding under Facility B.

28.4	Assignment or transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (a) to an Affiliate of a Lender or (b) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,000.

28.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by the Parent, any Obligor or any other Group Company of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Parent, each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Parent, each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

28.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 28.11 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Parent, the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Parent, the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Parent, that Obligor or other Group Company and the New Lender have assumed and/or acquired the same in place of the Parent, that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent and the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

28.7	Procedure for assignment

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 28.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security);

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations; and

(iv)	if the assignment relates only to part of the Existing Lender’s share in the outstanding Loans that part will be separated from the Existing Lender’s share in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt.

(d)	Lenders may utilise procedures other than those set out in this Clause 28.7 to assign their rights under the Finance Documents (but not, without the consent of the Parent or relevant Obligor or unless in accordance with Clause 28.6 (Procedure for transfer), to obtain a release by the Parent or that Obligor from the obligations owed to the Parent or that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender), provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).

28.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

28.9	Accession of Hedge Counterparties

(a)	A Hedge Counterparty shall become a party to this Agreement as a Hedge Counterparty by delivering to the Facility Agent a duly completed and executed Hedge Counterparty Accession Undertaking.

(b)	To the extent legally possible and in compliance with the Agreed Security Principles, all hedging permitted by the terms of this Agreement in respect of interest rate under the Term Facilities (excluding for the avoidance of doubt hedging transactions under hedging facilities/agreements with hedge counterparties entered into by Group Companies and in existence as of the Closing Date) shall, to the extent the relevant counterparty has acceded to the this Agreement, be entitled to benefit from the guarantees and security provided for the Facilities (and such hedging will be secured and guaranteed pari passu with the Offshore Facilities).

(c)	In respect of any accession by a Hedge Counterparty to this Agreement, and if the Lenders and/or such Hedge Counterparty determine that it is necessary as a result of such accession that such parties enter into an intercreditor agreement to govern the rights and liabilities between such parties, the Lenders agree that they will negotiate such intercreditor agreement in good faith with the relevant Hedge Counterparty and use its commercially reasonable endeavours to enter into such intercreditor agreement.

28.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from the Parent or any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28.11	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.6 (Procedure for transfer) or any assignment pursuant to Clause 28.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

29.	DEBT PURCHASE TRANSACTIONS

29.1	Permitted Debt Purchase Transactions

(a)	The Company shall not, and shall procure that each other Group Company shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 29 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraph (b) or (c) of the definition of Debt Purchase Transaction.

(b)	A Borrower may purchase by way of assignment, pursuant to Clause 28 (Changes to the Lenders), a participation in any Term Loan in respect of which it is the borrower and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below;

(iii)	such purchase is made at a time when no Default is continuing; and

(iv)	the consideration for such purchase is funded from (A) Retained Excess Cashflow or (B) New Shareholder Injections.

(c)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(ii)	Prior to 11.00 a.m. on a given Business Day (the “Solicitation Day”) the Company or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facilities to enable them to offer to sell to the relevant Borrower(s) an amount of their participation in one or more Term Facilities. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Company on behalf of the relevant Borrower(s) on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Company) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11.00 a.m. on the fourth Business Day following such Solicitation Day, the Company shall notify the Facility Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Term Facilities to which they relate and the average price paid for the purchase of participations in each relevant Term Facility. The Facility Agent shall disclose such information to any Lender that requests such disclosure.

(iii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows.

(ii)	The Company (on behalf of the relevant Borrower(s)) may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations in one or more of the Term Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Term Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 a.m. on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Company on behalf of the relevant Borrower(s) on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the Term Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Borrower(s) on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in a Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Term Facility to which an Open Order relates would be exceeded, the Company shall only accept such offers on a pro rata basis.

(v)	The Company shall, by 11.00 a.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Facility Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Term Facilities to which they relate. The Facility Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 29 notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment pursuant to Clause 28 (Changes to the Lenders), the portions of a Term Loan to which it relates shall be extinguished and any related Repayment Instalments will be reduced pro rata accordingly;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	the Borrower which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 28.1 (Assignments and transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iv)	no Group Company shall be deemed to be in breach of any provision of Clause 26 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(v)	Clause 33 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)	for the avoidance of doubt, any extinguishment of any part of a Term Loan shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

29.2	Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors

(a)	For so long as an Equity Investor:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(A)	in ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(B)	for the purposes of Clause 40.2 (Exceptions), such Equity Investor or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being an Equity Investor it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Equity Investor (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 15 (Form of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with an Equity Investor,

such notification to be substantially in the form set out in Part II of Schedule 15 (Form of Notifiable Debt Purchase Transaction Notice).

(d)	Each Equity Investor that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

30.	CHANGES TO THE OBLIGORS

30.1	Assignment and transfers by Obligors

None of the Parent, any Obligor or any Group Company may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes a Borrower under the Revolving Facility. That Subsidiary shall become a Borrower if:

(i)	it is (x) incorporated in Hong Kong or in the same jurisdiction as an existing Offshore Revolving Facility Borrower or (y) its jurisdiction of incorporation is approved by all the Lenders participating in the relevant Facility (in each case acting reasonably);

(ii)	the Company and that Subsidiary deliver to the Facility Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Facility Agent has received or waived the requirement to receive all of the documents and other evidence listed in and appearing to comply with the requirements of Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower (in form and substance satisfactory to the Facility Agent (acting reasonably)).

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

30.3	Resignation of a Borrower

(a)	In this Clause 30.3, Clauses 30.5 (Resignation of a Guarantor) and 30.7 (Resignation and release of security on disposal), “Third Party Disposal” means the disposal of an Obligor (other than the Company or the Target) to a person which is not a Group Company where that disposal is permitted under Clause 26.16 (Disposals) or made with the approval of the Majority Lenders (and the Company has confirmed this is the case).

(b)	With the prior written consent of the Super Majority Lenders, the Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter in respect of such Borrower. If a Borrower (other than the Company) is the subject of a Third Party Disposal, the Company may request that such Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter in respect of such Borrower.

(c)	The Facility Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the resigning Borrower is under no actual or contingent obligations as a Borrower under any Finance Document;

(iii)	where the resigning Borrower is also a Guarantor (unless it is at the same time resigning as a Guarantor in accordance with Clause 30.5 (Resignation of a Guarantor) below), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case); and

(iv)	the Company has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

(d)	Upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower shall continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect, if applicable.

(e)	The Facility Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Facility Agent confirming the matters set out in paragraph (c)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it (acting reasonably).

30.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.9 (“Know your customer” checks), the Company may request that any of its Subsidiaries become a Guarantor.

(b)	If after the Closing Date:

(i)	any new Offshore Group Company is incorporated which is a Material Company, or any Offshore Group Company is acquired which is a Material Company, or any person otherwise becomes an Offshore Group Company which is a Material Company; or

(ii)	any Offshore Group Company becomes a Material Company,

the Company shall procure that such Offshore Group Company shall, as soon as reasonably practicable after being incorporated or acquired or becoming an Offshore Group Company, as applicable, in the case of paragraph (i), and as soon as reasonably practicable after becoming a Material Company, in the case of paragraph (ii) and, in either case, in any event by the date falling 30 days after such event, become an Additional Guarantor in accordance with this Clause 30.4 (if it is not already a Guarantor) and, subject to the Agreed Security Principles, grant Security as the Facility Agent may require.

(c)	An Offshore Group Company shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Deed; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor.

(d)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

30.5	Resignation of a Guarantor

(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of Third Party Disposal (as defined in Clause 30.3 (Resignation of a Borrower)) and the Company has confirmed this is the case; or

(ii)	it is proposed that such guarantor will cease to be a Guarantor for the purposes of its winding up or liquidation provided that such winding up or liquidation is a Permitted Transaction.

(b)	Subject to paragraph (a) above, the Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 22.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 30.3 (Resignation of a Borrower); and

(iv)	the Company has confirmed that it shall ensure that any Disposal Proceeds will be applied in accordance with Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

(c)	If in connection with a Third Party Disposal, the resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time (provided that the Facility Agent has given the relevant notification under paragraph (b) above) that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d)	If a resignation under paragraph (a)(ii) above occurs, the resignation of that Guarantor shall not be effective until the Facility Agent has given the relevant notification under paragraph (b) above of its acceptance of the Resignation Letter in relation to that Guarantor (and with effect from such time, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor).

30.6	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 23.32 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.7	Resignation and release of security on disposal

(a)	If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(i)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent shall (and is irrevocably authorised by each other Party to), at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(ii)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(iii)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

(b)	If an Obligor disposes of any asset as permitted by and in accordance with the terms of this Agreement or consented to by the Majority Lenders in accordance with the Finance Documents (and the Company has confirmed this is the case) and such asset is the subject of Transaction Security in favour of the Security Agent, the Security Agent shall (and is irrevocably authorised by each other Party to), at the cost and request of the Company, and as soon as reasonably practicable, release those assets and issue certificates of non-crystallisation (if applicable), provided that:

(i)	such release of Transaction Security shall not become effective until the date of that disposal; and

(ii)	if the disposal is not made, such release of Transaction Security shall have no effect and the Transaction Security created or intended to be created by or over the relevant assets shall continue in such force and effect as if that release had not been effected.

(c)	If an Obligor resigns as permitted by and in accordance with the terms of this Agreement and such Guarantor has granted Transaction Security in favour of the Security Agent or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Obligor, the Security Agent shall, at the cost and request of the Company, release that Transaction Security and issue (where applicable) certificates of non-crystallisation.

30.8	Other release of guarantee or security

Notwithstanding Clause 30.6 (Repetition of representations), the Security Agent shall, at the cost and request of the Company and with the consent of Super Majority Lenders, promptly release any assets, business or shares (or equivalent) and issue certificates of non-crystallisation in respect of any Transaction Security granted by a Borrower or a Guarantor or shares in respect of a Borrower or Guarantor under the Transaction Security Document and/or accept the resignation of that Borrower or Guarantor.

SECTION 10

THE FINANCE PARTIES

31.	ROLE OF THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER, THE ISSUING BANK AND OTHERS

31.1	Appointment of the Facility Agent and the Security Agent

(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger, the Lenders, the Hedge Counterparties and the Issuing Bank appoints the Security Agent to act as security trustee under and in connection with the Finance Documents.

(c)	Each of the Arranger, the Lenders, the Hedge Counterparties and the Issuing Bank authorises the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2	Duties of the Facility Agent and the Security Agent

(a)	The duties of the Facility Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation, any Fee Letter, the Commitment Letter or any side letter entered into specifically for the benefit of the Issuing Bank.

(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall provide to the Company, within five Business Days of a request by the Company (but no more frequently than once per calendar month), the names of the Lenders as at the date of that request and their respective Commitments, email address, contact name, fax number and account details (which information may be provided by the Facility Agent in electronic form).

(h)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(i)	The Facility Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 10 (Security agency provisions).

31.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger does not have obligations of any kind to any other Party under or in connection with any Finance Document.

31.4	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Secured Party under or in connection with any Finance Document.

31.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Security Agent, the Arranger and/or the Issuing Bank as a trustee or fiduciary of any other person (except, in the case of the Security Agent, as expressly set out in this Agreement).

(b)	None of the Facility Agent, the Security Agent, the Arranger and the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.6	Business with the Group

The Facility Agent, the Security Agent, the Arranger and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

31.7	Rights and discretions

(a)	The Facility Agent, the Security Agent and the Issuing Bank may:

(i)	rely on any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to Clause 29.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors) believed by it to be genuine, correct and appropriately authorised (and shall have no duty to verify any signature on any document);

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent and Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent or security trustee for the Secured Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with an Equity Investor.

(c)	The Facility Agent and Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Each of the Facility Agent and Security Agent may act in relation to the Finance Documents through its officers, employees and agents and the Facility Agent and Security Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Facility Agent’s gross negligence or wilful misconduct.

(e)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Facility Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Secured Parties.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Agent, the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Facility Agent may not disclose to any Secured Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 15.2 (Market disruption).

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has reasonable grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.8	Responsibility for documentation

None of the Facility Agent, the Security Agent, the Arranger or the Issuing Bank:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, the Issuing Bank, an Obligor or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9	Instructions

(a)	Each of the Facility Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent (as the case may be) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	Each of the Facility Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent or the Security Agent (as the case may be) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Each of the Facility Agent and the Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Facility Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

31.10	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

31.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Security Agent, the Issuing Bank), none of the Facility Agent, the Security Agent nor the Issuing Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent, the Security Agent or the Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Security Agent or the Issuing Bank, in respect of any claim it might have against the Facility Agent, the Security Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, the Security Agent or the Issuing Bank may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

31.12	Lenders’ indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent or the Security Agent (otherwise than by reason of the Facility Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent or the Security Agent in acting as Facility Agent or the Security Agent under the Finance Documents (unless the Facility Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document)).

31.13	Resignation of the Facility Agent or the Security Agent

(a)	The Facility Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Facility Agent or the Security Agent may resign by giving 30 days notice to the Lenders and the Company (or such shorter period as the Company and the Lenders may agree), in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent or, as the case may be, Security Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent or, as the case may be, Security Agent (after consultation with the Company) may appoint a successor Facility Agent or Security Agent.

(d)	The retiring Facility Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent or Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon transfer of all the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.14	Replacement of the Facility Agent or Security Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent or the Security Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent or the Security Agent (as the case may be) by appointing a successor Facility Agent or Security Agent.

(b)	The retiring Facility Agent or Security Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent (as the case may be) may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent (as the case may be) under the Finance Documents.

(c)	The appointment of the successor Facility Agent or Security Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent or Security Agent. As from that date, the retiring Facility Agent or Security Agent (as the case may be) shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31 (and any agency fees for the account of the retiring Facility Agent or Security Agent (as the case may be) shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.15	Confidentiality

(a)	The Facility Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Secured Parties) shall be regarded as acting through its respective agency or security agent or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

31.16	Relationship with the Lenders

(a)	Subject to Clause 28.11 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and paragraph (a)(iii) of Clause 36.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.17	Credit appraisal by the Lenders and Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Hedge Counterparty and Issuing Bank confirms to the Facility Agent, the Security Agent, the Arranger and the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Company;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

31.18	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

31.19	Deduction from amounts payable by the Facility Agent or the Security Agent

If any Party owes an amount to the Facility Agent or the Security Agent under the Finance Documents the Facility Agent or, as the case may be, the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.20	Reliance and engagement letters

Each Secured Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.21	Security Agency Provisions

The provisions of Schedule 10 (Security agency provisions) shall bind each Party.

32.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.	SHARING AMONG THE FINANCE PARTIES

33.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(ii)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank in respect of any cash cover provided for the benefit of that Issuing Bank.

33.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 34.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

33.5	Exceptions

(a)	This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Parties of the legal or arbitration proceedings; and

(ii)	the other Finance Parties had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

34.	PAYMENT MECHANICS

34.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

34.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

34.3	Distributions to an Obligor

The Facility Agent and Security Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent or the Security Agent under the Finance Documents for another Party, the Facility Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by it shall on demand refund the same to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

34.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 34.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 34.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 31.14 (Replacement of the Facility Agent or Security Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 34.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

34.6	Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. This Clause is without prejudice to the operation of the provisions of Clause 9.2 (Repayment of Revolving Facility Loans).

34.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

34.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

34.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35.	SET-OFF

If any Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36.	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail, fax or letter.

36.2	Addresses

The address, electronic mail address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent and the Company, that identified with its name below:

Address:	c/o TPG Growth Capital (Asia)	Address:	c/o ShangPharma
	Limited, Two International		Corporation, No.5 Building,
	Finance Centre, 57th Floor, 8		998 Halei Road, Zhangjiang
	Finance Street, Central,		Hi-Tech Park Pudong New
	Hong Kong		Area, Shanghai, China

Fax number: +852 3515 8999		Fax number: +86 21 5132 0110

Email:	vchien@tpg.com	Email:	hui@shangpharma.com /
williamdai@shangpharma.com /
jqin@shangpharma.com

Attention:	Vanessa Chien	Attention:	Michael Hui / William Dai / Qin Jin

(b)	in the case of each Lender, the Issuing Bank or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below:

(i)	in the case of the Facility Agent

Address:	13/F Standard Chartered Bank Building, Des Voeux Road
Central, Hong Kong

Fax number:	(852) 2810 0180 / (852) 2810 0180

E-mail:	Esther.WF.Lee@sc.com / Chris.Shing@sc.com

Attention:	Esther Lee / Chris But

(ii)	in the case of the Security Agent

Address:13/F Standard Chartered Bank Building, Des Voeux Road Central, Hong Kong

Fax number:	(852) 2810 0180 / (852) 2810 0180

E-mail:	Esther.WF.Lee@sc.com / Chris.Shing@sc.com

Attention:	Esther Lee / Chris But

or any substitute address, fax number or department or officer as a Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of electronic mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “read receipt requested” function, as available, return email or other written acknowledgement); provided that if such communication or document is not sent during normal business hours of the recipient, such communication or document will be deemed to have been sent at the open of business on the next Business Day of the recipient; and

(iii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Agent’s signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor or the Parent shall be sent through the Facility Agent, and in the case of any notice to an Obligor (other than the Company) or the Parent, such notice shall be copied to the Company.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 36.3 will be deemed to have been made or delivered to each of the Obligors and the Parent.

36.4	Notification of address and fax number

Promptly upon receipt of notification of an address, electronic mail address or fax number or change of address, electronic mail address or fax number pursuant to Clause 36.2 (Addresses) or changing its own address, electronic mail address or fax number, the Facility Agent shall notify the other Parties.

36.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

36.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if those two Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between any two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

36.7	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within 10 Business Days.

36.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required consents

(a)	Subject to Clause 40.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party and Hedge Counterparty, any amendment or waiver permitted by this Clause 40.

(c)	Each Obligor and the Parent agrees to any such amendment or waiver permitted by this Clause 40 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

40.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fees or commission payable under the Finance Documents;

(iv)	an increase in or an extension of any Commitment;

(v)	the currency in which a Loan is denominated;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 30 (Changes to the Obligors);

(vii)	any waiver or change to the definition of “Change of Control”, Clause 11.1 (Exit) or Clause 11.2 (Flotation); (viii) any provision which expressly requires the consent of all the Lenders; or

(ix)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 28 (Changes to the Lenders) (in each case other than a result of a Structural Adjustment), Clause 33 (Sharing among the Finance Parties) or this Clause 40, shall not be made, or given, without the prior written consent of all the Lenders.

(b)	An amendment or waiver that has the effect of changing or which relates to any provision which expressly requires the consent of Super Majority Lenders shall not be made without the prior written consent of Super Majority Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Issuing Bank, the Arranger, the Security Agent or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Issuing Bank, the Arranger, the Security Agent or, as the case may be, that Hedge Counterparty.

(d)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Loan, Facility or class of Lenders (including a reduction in the Margin or fees payable to Lenders), and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Loans, Facilities or another class of Lender, shall only require the consent of the Majority Lenders (or the relevant Super Majority Lenders or Lenders, as the case may be) as if references to “Lenders” in the definitions of Majority Lenders, Super Majority Lenders and Lenders were only to Lenders participating in that Utilisation, Loan, Facility or forming part of that affected class.

(e)	An amendment or waiver that has the effect of releasing any guarantee or Transaction Security (unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement (which includes, for the avoidance of doubt, (i) any sale or disposal to which the Facility Agent has given its prior written consent and (ii) a Structural Adjustment approved in accordance with (f) below and where equivalent Transaction Security is immediately re-taken and provided that the Lenders’ interests under the Finance Documents taken as a whole are not materially prejudiced as a result) or any other Finance Document) shall not be made without the prior written consent of the Super Majority Lenders.

(f)	A Structural Adjustment may be approved with the consent of the Majority Lenders and of each Lender that is assuming a Commitment or an increased Commitment in the relevant Loan or Facility or whose Commitment is being extended or redenominated or to whom any amount is owing which is being reduced, deferred or redenominated or participating in the existing Facility in respect of which the Borrower is to be changed (as the case may be). For the avoidance of doubt, the existing Commitments of each Lender that is assuming an increased Commitment hereunder shall be included in determining that Majority Lender consent has been achieved.

(g)	The Facility Agent and the Security Agent shall enter into any documentation necessary to implement a Structural Adjustment on behalf of the Finance Parties.

“Structural Adjustment” means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results from or is intended to result from or constitutes:

(i)	the introduction of an additional loan, commitment or facility in any currency or currencies (whether ranking pari passu with or junior to any of the Term Facilities (but not senior to)) into this Agreement;

(ii)	an increase in or addition of any Commitment, any extension of the availability or maturity of any Commitment, any redenomination of any Commitment into another currency except as set out in this Agreement and any extension of the date for or redenomination of, or a reduction of, any amount owing under a Finance Document;

(iii)	a reduction in the Margin, fees or commission; and

(iv)	any amendment to the Finance Documents (including changes to, the taking of or the release coupled with the immediate retaking of Security) consequential on or required to implement or reflect anything described above in paragraphs (i) to (iii) above.

(h)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Company and the Facility Agent agree to such other period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

40.3	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (e) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 10.1 (Illegality) or to pay additional amounts pursuant to Clause 18.1 (Increased costs) or Clause 17 (Tax Gross Up and Indemnities), then the relevant Borrower may, on five Business Days’ prior written notice to the Facility Agent and the relevant Lender, either:

(A)	repay or prepay the participation of the relevant Lender in full (but not part thereof) for cash payable at the time of the prepayment equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents using the proceeds of any Permitted Equity Contribution; or

(B)	replace the relevant Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Facility Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment), the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent, the Security Agent or the Issuing Bank;

(ii)	neither the Facility Agent nor the Lender being replaced or any other Finance Party shall have any obligation to the Company to find a Replacement Lender;

(iii)	such replacement must take place no later than 180 days after the date the relevant Lender notifies the Company and the Facility Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company under paragraph (a)(i) above or of its status resulting in it falling under paragraph (a)(ii) above;

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

(d)	Such a transfer shall be deemed to have been completed two Business Days after the Replacement Lender delivers a Transfer Certificate executed by it to the Non-Consenting Lender and pays the relevant amount to the Facility Agent.

(e)	In the event that:

(i)	the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders or the Super Majority Lenders; and

(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

40.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders, the Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 40.4, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.5	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 40.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall not be obliged to execute any Transfer Certificate or to take any other steps to effect a transfer of its rights and obligations pursuant to paragraph (a) above until it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

(d)	Such a transfer of the rights and obligations of a Defaulting Lender shall be deemed to have been completed two Business Days after the Replacement Lender delivers a Transfer Certificate executed by it to such Defaulting Lender and pays the relevant amount to the Facility Agent, irrespective of whether such Transfer Certificate has been executed by such Defaulting Lender, provided that paragraphs (b)(i) to (b)(iv) above applicable to such transfer have been completed.

41.	CONFIDENTIALITY

41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates, Related Funds, head office and any other branch and any of its or their officers, directors, employees, professional advisers, insurers, insurance brokers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 31.16 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction, tribunal, or any governmental, banking, taxation or other regulatory, supervisory, governmental or quasi-governmental authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law, rule or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.10 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who provides insurance or reinsurance services or other credit protection (in each case whether directly or indirectly) in connection with all or any of its rights and/or obligations under any of the Finance Documents;

(ix)	who is a Party; or

(x)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall (acting in good faith) consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(D)	in relation to paragraph (b)(viii) above, the person to whom the Confidential Information is to be given owes a duty of confidentiality to the disclosing Finance Party;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the Confidentiality Undertaking or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent, the Security Agent, and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Company and the other Finance Parties of (i) the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors and (ii) the number, or as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

41.4	Entire agreement

This Clause 41 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41 (Confidentiality).

41.7	Continuing obligations

The obligations in this Clause 41 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of: (a) the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and (b) the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

43.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

44.	ENFORCEMENT

44.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 44.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor and the Parent (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Law Debenture Corporate Services Limited (with notices to be marked for the attention of Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, the United Kingdom), as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor or the Parent (as applicable) of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors and the Parent) must immediately (and in any event within 21 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

45.	US PATRIOT ACT

Each Secured Party that is subject to the requirements of the US Patriot Act hereby notifies each Obligor that pursuant to the requirements of the US Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information may include the name and address of the Obligors and other information that will allow such Secured Party to identify the Obligors in accordance with the US Patriot Act. Each Obligor and the Parent agrees that it will provide each Secured Party with such information as it may reasonably request in order for such Secured Party to satisfy the requirements of the US Patriot Act.

46.	WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED OTHER THAN BY A WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS CLAUSE 46 AND EXECUTED BY EACH OF THE PARTIES HERETO. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL BORROWERS

Name of Facility A Borrower	Registration number (or equivalent, if any)	Jurisdiction of Incorporation

Company	273772	Cayman Islands

Name of Facility B Borrower	Registration number (or equivalent, if any)	Jurisdiction of Incorporation

Company	273772	Cayman Islands

Name of Revolving Facility Borrowers	Registration number (or equivalent, if any)	Jurisdiction of Incorporation

Company	273772	Cayman Islands

PART II

THE ORIGINAL GUARANTORS

Name of Guarantors	Registration number (or equivalent, if any)	Jurisdiction of Incorporation

Company	273772	Cayman Islands

Merger Sub	273794	Cayman Islands

PART III

THE ORIGINAL LENDER

Name of Original Lender	Facility A Commitment (US$)	Facility B Commitment (US$)	Revolving Facility Commitment (US$)	Status (Non- Acceptable L/C Lender: Yes/No)
Standard Chartered Bank (Hong Kong) Limited	25,000,000.00	15,000,000.00	4,000,000.00	No

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Original Obligors

(a)	A copy of the constitutional documents and statutory registers of each Original Obligor and the Parent, including certificates of good standing issued by the Registrar of Companies in the Cayman Islands.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Original Obligor and the Parent:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Original Obligor (other than the Company) and the Parent, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	If required by applicable law, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Guarantor is a party.

(f)	A certificate of an authorised signatory of the Company and the Parent (in respect of itself) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, Security or similar limit binding on any Original Obligor and the Parent to be exceeded.

(g)	A certificate of an authorised signatory of the Company and the Parent (in respect of itself) certifying that each copy document relating to the Original Obligors and the Parent specified in this Part I to Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Facilities Agreement.

2.	Acquisition Documents

A copy of each Acquisition Document.

3.	Offshore Finance Documents

(a)	This Agreement executed by the Group Companies party to such agreement.

(b)	Two originals of the following Transaction Security Documents executed by the relevant entities specified below opposite the relevant Transaction Security Document:

Name of entity	Transaction Security Document
Parent	Company Share Charge
Company	Merger Sub Share Charge
Company	Target Share Charge
Company	Company Security Agreement

(c)	A copy of all notices required to be sent under the Transaction Security Documents set out in paragraph (b) above executed by the Original Obligors (except to the extent such documents are to be delivered pursuant to paragraph (f) of Clause 26.35 (Condition Subsequent)).

(d)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the Parent and the Company in blank in relation to the assets subject to or expressed to be subject to Transaction Security and other documents of title to be provided under the relevant Transaction Security Documents set out in paragraph (b) above (except to the extent such documents are to be delivered pursuant to paragraph (f) of Clause 26.35 (Condition Subsequent)).

(e)	The Fee Letters executed by the Company.

(f)	Agreed form of the following documents:

(i)	accession deeds to this Agreement for Target, China Gateway HK, ChemExplorer HK, ChemPartner Europe and ChemPartner USA;

(ii)	Share Charges relating to China Gateway HK, ChemExplorer HK, ChemPartner Europe and ChemPartner USA (together with all ancillary documents relating thereto);

(iii)	Security Agreements relating to Target, China Gateway HK, ChemExplorer HK and ChemPartner USA (together with all ancillary documents relating thereto);

(iv)	the Onshore Facility Agreement;

(v)	a legal opinion of Linklaters, legal advisers to the Arranger as to Hong Kong law;

(vi)	a legal opinion of Walkers, legal advisers to the Arranger as to Cayman Islands law;

(vii)	a legal opinion of Linklaters, legal advisers to the Arranger as to English law;

(viii)	a legal opinion of Bech Bruun, legal advisers to the Arranger as to Danish law;

(ix)	a legal opinion of Bruun & Hjejle, legal advisers to the Company as to Danish law;

(x)	a legal opinion of Linklaters LLP, legal advisers to the Arranger as to New York law;

(xi)	a legal opinion of Jun He Law Offices, legal advisers to the lender under the Offshore Facility as to PRC law; and

(xii)	a legal opinion of Ropes and Gray LLP, legal advisers to the Company as to Massachusetts law.

4.	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Original Lender:

(a)	a legal opinion of Linklaters, legal advisers to the Arranger as to English law;

(b)	a legal opinion of Walkers, legal advisers to the Arranger as to Cayman Islands law; and

(c)	a legal opinion of Linklaters, legal advisers to the Arranger as to Hong Kong law.

5.	The Merger

(a)	Evidence that:

(i)	the Merger has been approved by (A) all shareholders of Merger Sub; (B) a special resolution of Target, meaning a resolution adopted as a special resolution by the members of the Target at a general meeting of the shareholders held and adopted in accordance with the requirements of the Target’s constitutional documents and the Companies Law (as amended) of the Cayman Islands and (C) the board of directors of Merger Sub and Target; and

(ii)	all creditors holding a fixed or floating security interest of each of Target and Merger Sub (if any) have consented to the Cayman Plan of Merger or an order of the Grand Court of the Cayman Islands dispensing with such consent has been obtained or confirmation that there are no such security interests.

(b)	All conditions to the Merger under the Merger Agreement (other than payment of the purchase consideration) have been satisfied in accordance with Merger Agreement or waived to the extent it does not materially and adversely affect the interests of the Lenders.

(c)	The stamped copy of the cover letter evidencing that the Cayman Plan of Merger has been filed with the Registrar of Companies in the Cayman Islands.

(d)	A copy of each of the documents required to be filed with the Registrar of Companies in the Cayman Islands pursuant to section 233(9) of the Companies Law (as amended) of the Cayman Islands in relation to the Merger.

6.	Other documents and evidence

A copy of the following documents and evidence:

(a)	Evidence that a process agent has accepted its appointment.

(b)	The Group Structure Chart which shows the Group assuming the Closing Date has occurred.

(c)	The Report Recoveries Letter (if applicable).

(d)	The Base Case Model.

(e)	The Reports.

(f)	The Original Financial Statements.

(g)	The Structure Memorandum.

(h)	The Funds Flow Statement.

(i)	Evidence that the Controlled Account has been opened.

(j)	A certificate of the Company (signed by a director) certifying that no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived, rescinded, repudiated or terminated in a manner which would be material and adverse to the interests of the Finance Parties except with the consent of the Facility Agent, provided that any reduction in the aggregate purchase price between the signing of the Merger Agreement and the Closing Date (the “Reduction”) shall be deemed not to be materially adverse to the Lenders or the Arranger (it being understood that such reduction shall be applied as follows (subject to and without prejudice to the condition precedent in paragraph (p) below):

(i)	first, 100 per cent. of such Reduction shall be applied to reduce the Equity Contribution, until the purchase price would equal an amount of US$8.50 per American Depositary Share (“ADS”);

(ii)	second, an amount equal to 10 per cent. of such Reduction below the notional purchase price of US$8.50 per ADS shall be applied to reduce the Equity Contribution; and

(iii)	thereafter, pro rata between the Term Facilities and the Equity Contribution (based on the then applicable actual ratio of Term Facilities and the Equity Contribution (immediately after taking into account the reductions referred to in paragraphs (i) and (ii) above) and the available commitments of Facility A and Facility B shall be cancelled (pro rata between such facilities).

(k)	A certificate of the Company confirming that at least 50 per cent. of an amount equal to the aggregate of the Purchase Price has been made available to the Company by way of Equity Contribution and will be applied as agreed.

(l)	Utilisation Requests relating to any Utilisations under the relevant Term Facilities to be made on the first Utilisation Date.

(m)	Evidence that the Debt Service Reserve Account has been opened in the name of the Company with the Account Bank and the Required Interest Service Reserve Balance, has been or will be deposited into the Debt Service Reserve Account on the first Utilisation Date.

(n)	Evidence that the Equity Contribution and amounts to be drawn under the Term Facilities are sufficient to pay the total funded uses in accordance with the Funds Flow Statement.

(o)	Evidence that the fees, costs and expenses then due from the Company have been paid or will be paid on or before the Closing Date (or, in relation to any fees (other than subsequent instalments of such fees) set out in any Fee Letter entered into on or about the date of this Agreement, by the times set out in such Fee Letter).

(p)	A certificate from a director of the Company confirming that an aggregate amount of not less than US$19,000,000 contribution of equity in cash has been received by the Company.

(q)	Evidence satisfactory to the Facility Agent that each Original Lender has carried out, and is satisfied with, the results of all customary and reasonably required “know your customer” or other similar checks in respect of the Original Obligors and the Parent under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(r)	The Agreed Lender List.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Deed executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents and statutory registers of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents to which it is a party on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above in relation to the Accession Deed and any other Finance Document to which it is a party.

5.	If required by applicable law, a copy of a resolution signed by all the holders of the issued shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed and confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, Security or similar limit binding on it to be exceeded.

8.	If such Additional Obligor is incorporated in the US, a certificate as to the existence and good standing (including verification of tax status, if available and reasonably requested by the Facility Agent) of such Obligor from the appropriate governmental authorities in such Obligor’s jurisdiction of organisation, in form and substance satisfactory to the Facility Agent and its counsel (each acting reasonably).

9.	If such Additional Obligor is incorporated in the US, a solvency certificate signed by the chief financial officer or chief accounting officer or (only if no such officers have been appointed) a director of such Obligor in form and substance satisfactory to the Facility Agent and its counsel (each acting reasonably).

10.	The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders:

(a)	a legal opinion of the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed; and

(b)	if the Additional Obligor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English Law, a legal opinion of the legal advisers to the Facility Agent or the Obligors, as customary in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 44.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	Any security documents which, subject to the Agreed Security Principles, are required by the Facility Agent (acting reasonably) to be executed by the proposed Additional Obligor.

13.	Any notices or documents required to be given or executed under the terms of those security documents.

14.	Such documentary evidence as legal counsel to the Facility Agent (acting reasonably) may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

15.	Evidence satisfactory to the Facility Agent that each Lender has carried out, and is satisfied with, the results of all customary and reasonably required “know your customer” or other similar checks in respect of the Additional Obligor under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

SCHEDULE 3

REQUESTS AND NOTICES

PART I

UTILISATION REQUEST – LOANS

From:	[Borrower] [Company]*

To:	[Facility Agent]

Dated:	[insert date]

Dear Sirs

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[ ]

(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[Facility A/Facility B/Revolving Facility]**

(d)	Currency of Loan:	[ ]

(e)	Amount:	[ ] or, if less, the Available Facility

(f)	Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) or, to the extent applicable, Clause 4.5 (Utilisations during the Certain Funds Period) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [[the Controlled Account] / [account number and details]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.
**	Select the Facility to be utilised and delete references to the other Facility.

PART II

UTILISATION REQUEST – LETTERS OF CREDIT

From:	[Borrower] [Company]*

To:	[Facility Agent] and [Issuing Bank]

Dated:	[insert date]

Dear Sirs

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower:	[ ]

(b)	Issuing Bank:	[ ]

(c)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(d)	Facility to be utilised:	Revolving Facility

(e)	Currency of Letter of Credit:	[ ]

(f)	Amount:	[ ] or, if less, the Available Facility in relation to the Revolving Facility

(g)	Term:	[ ]

(h)	Beneficiary:	[ ]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [ ].

6.	This Utilisation Request is irrevocable.

Yours faithfully,

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

PART III

SELECTION NOTICE

Applicable to a Term Loan

From:	[Borrower] [Company]*

To:	[Facility Agent]

Dated:	[insert date]

Dear Sirs

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Term Loan with an Interest Period ending on [insert date of end of current Interest Period].

3.	We request that the next Interest Period for the above Term Loan is [insert length of requested Interest Period].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[Name of Facility Agent] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[insert date]

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.6 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.6 (Procedure for transfer).

(b)	The proposed Transfer Date is [insert date of proposed transfer].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.5 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it [is]/[is not]* [a]/[an] Equity Investor/Group Company.

5.	[The New Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

NOTES:

*	Delete as applicable.
**	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in the Revolving Facility.

THE SCHEDULE

Commitment/Rights and Obligations to be Transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Facility Agent, and the Transfer Date is confirmed as [                    ].

[Facility Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[Name of Facility Agent] as Facility Agent and [ ], [Name of Company] as Company, for and on behalf of each Obligor

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[insert date]

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.7 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [insert date of proposed transfer].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.5 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms that it [is]/[is not]* [a]/[an] Equity Investor/Group Company.

8.	[The New Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

9.	This Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

NOTES:

*	Delete as applicable.
**	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in the Revolving Facility.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Facility Agent, and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

SCHEDULE 6

FORM OF ACCESSION DEED/UNDERTAKING

PART I

ADDITIONAL OBLIGOR ACCESSION DEED

THIS DEED is made on [                    ] and made

BETWEEN:

(1)	[Insert full name of Subsidiary];

(2)	[Company] (the “Company”);

(3)	[insert full name of current Security Agent] (the “Security Agent” for itself and each of the other Finance Parties); and

(4)	[Insert name of current Facility Agent] as Facility Agent.

This deed is made on [                    ] by the Subsidiary in relation to a US$44,000,000 term and revolving facilities agreement dated [                    ] 2013 between, among others the Company, the Facility Agent and the Security Agent (the “Facilities Agreement”).

1.	We refer to the Facilities Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1 to 3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents to which it is a party as an Additional [Borrower]/[Guarantor] pursuant to Clause [30.2 (Additional Borrowers)] / [Clause 30.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [insert registered number].

3.	[Subsidiary] (for the purposes of this paragraph 3, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give any security, guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

(a)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and][1]

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties,

[1]	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Finance Parties.

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the relevant Finance Documents.

4.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Facility Agent, the Security Agent (for the purposes of paragraph 3 above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED as a DEED		)

By:	[Subsidiary]	)

Director

Director/Secretary]

OR

[EXECUTED as a DEED

By:	[Subsidiary]

Signature of Director

Name of Director
in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Company

[Company]

By:

The Facility Agent

[Full Name of current Facility Agent]

By:

Date:

The Security Agent

[Full Name of current Security Agent]

By:

Date:

PART II

HEDGE COUNTERPARTY ACCESSION UNDERTAKING

To:	[Insert full name of current Security Agent] as Security Agent for itself and each of the other
Secured Parties to the Facilities Agreement defined below.

To:	[Insert full name of current Facility Agent] as Facility Agent.

From:	[Acceding Hedge Counterparty]

THIS UNDERTAKING is made on [date] by [insert full name of new Hedge Counterparty] (the “Acceding Hedge Counterparty”) in relation to a US$44,000,000 term and revolving facilities agreement dated [                    ] 2013 between, among others, ShangPharma Parent Limited as the Company, the Facility Agent and the Security Agent (the “Facilities Agreement”). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

The Acceding Hedge Counterparty has become a provider of hedging arrangements to the Company. In consideration of the Acceding Hedge Counterparty being accepted as a Hedge Counterparty for the purposes of the Facilities Agreement, the Acceding Hedge Counterparty confirms, for the benefit of the parties to the Facilities Agreement, that, as from [date], it intends to be party to the Facilities Agreement as a Hedge Counterparty, and undertakes to perform all the obligations expressed in the Facilities Agreement to be assumed by a Hedge Counterparty and agrees that it shall be bound by all the provisions of the Facilities Agreement applicable to it, as if it had been an original party to the Facilities Agreement as a Hedge Counterparty.

This is a Hedge Counterparty Accession Undertaking for the purpose of the Facilities Agreement.

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above.

Acceding Hedge Counterparty

[insert full name of Acceding Hedge Counterparty]

By:

Address:

Fax:

Accepted by the Security Agent	Accepted by the Facility Agent

for and on behalf of	for and on behalf of

[Insert full name of current Security Agent]	[Insert full name of Facility Agent]

Date:	Date:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[Full name of current Facility Agent] as Facility Agent

From:	[resigning Obligor] and ShangPharma Parent Limited

Dated:	[insert date]

Dear Sirs

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 30.3 (Resignation of a Borrower)]/[Clause 30.5 (Resignation of a Guarantor)] of the Facilities Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower] [Guarantor] under the Facilities Agreement and the Finance Documents to which it is a party.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request;

(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor];]* and

(c)	the Disposal Proceeds have been or will be applied in accordance with Clause 11.3 (Acquisition, Disposal, Insurance and Recovery Proceeds and Excess Cashflow).

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[resigning Obligor]

By:	By:

NOTES:

*	Insert in the case of a resignation as part of a Third Party Disposal.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[Full name of Facility Agent] as Facility Agent

From:	[Company]

Dated:	[insert date]

Dear Sirs

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm:

Leverage Ratio

We confirm that the Leverage Ratio is [                    ]:1.

Debt Service Coverage Ratio

We confirm that the Debt Service Coverage Ratio is [                    ]:1.

Interest Coverage Ratio

We confirm that the Interest Coverage Ratio is [                    ]:1.

Minimum Tangible Net Worth

We confirm that the Consolidated Tangible Net Worth is US$[                    ].

3.	[We confirm that no Default is continuing.]*

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [ ].]

5.	[The Excess Cashflow for the Financial Year ended on [ ] was [ ].]**

6.	[The Retained Net Proceeds received during the Financial Year ended on [ ] was [ ]. The total Retained Net Proceeds as at the end of that Financial Year (which have not been applied) was [ ].]***

Signed

[Director of Company] / [Chief Financial
Officer of the Target]

[insert applicable certification language]

for and on behalf of

[name of Auditors of the Company]****

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	Only applicable if the Compliance Certificate accompanies the audited financial statements.
***	Only applicable if the Compliance Certificate accompanies the audited financial statements.
****	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors.

SCHEDULE 9

FORM OF CONFIDENTIALITY UNDERTAKING

THIS CONFIDENTIALITY UNDERTAKING is dated [                    ] and made between:

(A)	[ ] (the “Purchaser”); and
(B)	[ ] (the “Seller”).

Re:	The “Agreement”:

	Company	- ShangPharma Parent Limited (the “Company”)

	Date:	- [ ] 2013

	Amount:	- US$44,000,000

	Agent:	- [Standard Chartered Bank (Hong Kong) Limited]

We understand that the Purchaser is considering acquiring an interest from the Seller in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or one or more relevant Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to the Acquisition it is agreed as follows:

1.	Confidentiality Undertaking

The Purchaser undertakes in relation to the Acquisition made or which may be made by it (a) to keep all Confidential Information which the Seller supplies to the Purchaser in relation to the Acquisition confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information which the Seller supplies to the Purchaser in relation to the Acquisition is protected with security measures and a degree of care that would apply to the Purchaser’s own confidential information and (b) until the Acquisition is completed, to use the Confidential Information which the Seller supplies to the Purchaser in relation to the Acquisition only for the Permitted Purpose.

2.	Permitted Disclosure

The Purchaser may disclose in relation to the Acquisition made or which may be made by it:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors such Confidential Information as the Purchaser shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

(b)	subject to the requirements of the Agreement, to any person:

(i)	to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations which it may acquire under the Agreement such Confidential Information which the Seller supplies to the Purchaser in relation to the Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (i) has delivered a letter to the Purchaser in equivalent form to this undertaking;

(ii)	with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any relevant Obligor such Confidential Information which the Seller supplies to the Purchaser in relation to the Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (ii) has delivered a letter to the Purchaser in equivalent form to this undertaking;

(iii)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information which the Seller supplies to the Purchaser in relation to the Acquisition as the Purchaser shall consider appropriate; and

(c)	notwithstanding paragraphs 2(a) and 2(b) above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement, as if such permissions were set out in full in this undertaking for the purposes of the Acquisition and as if references in those permissions to Finance Party were references to the Purchaser for the purposes of the Acquisition.

3.	Notification of Disclosure

The Purchaser agrees in relation to the Acquisition made or which may be made by it (to the extent permitted by law and regulation) to inform the Seller:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (iii) of paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information relating to the Acquisition has been disclosed in breach of this undertaking.

4.	Return of Copies

If the Purchaser does not enter into the Acquisition and the Seller so requests in writing, the Purchaser shall return or destroy all Confidential Information supplied to the Purchaser by the Seller in relation to the Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of such Confidential Information made by the Purchaser and use its reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (iii) of paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this undertaking are continuing and, in particular, shall survive and remain binding on the Purchaser in relation to the Acquisition made or which may be made by it until (a) if the Purchaser becomes a party to the Agreement as a lender of record, the date on which the Purchaser becomes such a party to the Agreement; (b) if the Purchaser enters into the Acquisition but it does not result in the Purchaser becoming a party to the Agreement as a lender of record, the date falling 12 months after the date on which all of the Purchaser’s rights and obligations contained in the documentation entered into to implement the Acquisition have terminated; or (c) in any other case the date falling 12 months after the date of the Purchaser’s final receipt (in whatever manner) of any Confidential Information in relation to the Acquisition.

6.	No Representation; Consequences of Breach, etc.

The Purchaser acknowledges and agrees that, in relation to the Acquisition made or which may be made by it:

(a)	neither the Seller, nor any member of the relevant Group nor any of the Seller’s or the relevant Group’s respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to the Acquisition or any other information supplied by the Seller to the Purchaser in relation to the Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to the Acquisition or any other information supplied by the Seller to the Purchaser in relation to the Acquisition or be otherwise liable to the Purchaser or any other person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to the Acquisition or any such information; and

(b)	the Seller or members of the relevant Group may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.

7.	Entire Agreement: No Waiver; Amendments, etc.

7.1	This undertaking constitutes the entire agreement between the Seller and the Purchaser in relation to the Purchaser’s obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising any right or remedy under this undertaking will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this undertaking.

7.3	The terms of this undertaking and the Purchaser’s obligations under this undertaking may only be amended or modified by written agreement between the parties.

8.	Inside Information

The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by the Purchaser in this undertaking are given to the Seller and are also given for the benefit of the Company and each other member of the relevant Group.

10.	Third Party Rights

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this undertaking.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this undertaking, the parties to this undertaking do not require the consent of any Relevant Person (except that the consent of the Company is required for any variation that is not minor or technical or would reasonably be expected to prejudice the interests of any member of the Group) to rescind or vary this undertaking at any time.

11.	Governing Law and Jurisdiction

11.1	This undertaking and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the Acquisition) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this undertaking (including a dispute relating to any non-contractual obligation arising out of or in connection with either this undertaking or the negotiation of the Acquisition).

12.	Definitions

In this undertaking terms defined in the Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Company, the Parent (as defined in the Agreement), any relevant Obligor, the relevant Group, the relevant Finance Documents, [the/a] relevant Facility and/or the Acquisition which is received by the Purchaser in relation to the relevant Finance Documents or [the/a] relevant Facility from the Seller or any of its Affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Purchaser of this undertaking; or

(b)	is identified in writing at the time of delivery as non-confidential by the Seller or its advisers; or

(c)	is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its Affiliates or advisers or is lawfully obtained by the Purchaser after that date, from a source which is, as far as the Purchaser is aware, unconnected with the relevant Group and which, in either case, as far as the Purchaser is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means, in relation to the Acquisition, considering and evaluating whether to enter into the Acquisition.

This undertaking has been entered into on the date stated at the beginning of this undertaking

[Signature provisions]

SCHEDULE 10

SECURITY AGENCY PROVISIONS

1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Transaction Security Document, including:

(a)	the Charged Property;

(b)	the benefit of the undertakings in any Transaction Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Transaction Security Document and any assets representing the same.

2.	Declaration of trust

The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Transaction Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Transaction Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Transaction Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Property.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Property in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Transaction Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Property is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Property.

10.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

11.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

12.	Suspense Account

Subject to paragraph 13 below the Security Agent may:

(a)	hold in an interest bearing suspense account any money received by it from any Obligor (the interest being credited to such account); and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 11 above.

13.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

14.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Transaction Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.

15.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

16.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Facility Agent to the contrary.

17.	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of such Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

SCHEDULE 11

TIMETABLES

PART I

LOANS

	Loans in US$	Loans in other currencies
Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 14.1 (Selection of Interest Periods and Terms))	U-3 9.30 a.m.	U-3 9.30 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	U-3	U-3

Facility Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.

Facility Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.

LIBOR is fixed	Quotation Day as of 11.00 a.m. (London time)	Quotation Day as of 11.00 a.m. (London time)

“U”	=	the Utilisation Date or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

“U –X”	=	X Business Days prior to the Utilisation Date.

PART II

LETTERS OF CREDIT

Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)).	U-5 10.00 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).

U-5

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit)).	U-3 10.00 a.m.

“U”	=	the Utilisation Date, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit.

“U-X”	=	Business Days prior to the Utilisation Date.

SCHEDULE 12

FORM OF LETTER OF CREDIT

To:	[Beneficiary] (the “Beneficiary”)

Date:	[insert date]

Irrevocable Standby Letter of Credit no. [                    ]

At the request of [insert name of Borrower], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [                    ].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [                    ].

“ISP 98” means the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

“Total L/C Amount” means [                    ].

2.	Issuing Bank’s agreement

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [ ] p.m. ([ ] time) on the Expiry Date.

2.2	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand], it must pay to the Beneficiary the amount demanded in that Demand.

2.3	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

3.1	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary made by authenticated swift through banking channel to the Issuing Bank (or such other form of communication agreed between the Issuing Bank and the Beneficiary) as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.2	Unless previously released under paragraph 3.1 above, on [ ] p.m.([ ] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

4.	Payments

All payments under this Letter of Credit shall be made in [                    ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter or authenticated swift through banking channel and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[                    ]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit are not assignable or transferrable.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to ISP 98.

8.	Sanctions

All parties to this transaction are advised that the U.S. and other government and / or regulatory authorities impose specific sanctions against certain countries, entities and individuals. Banks may be unable to process a transaction that involves a breach of sanctions, and authorities may require disclosure of information. The Issuing Bank is not liable if it, or any other person, fails or delays to perform the transaction, or discloses information as a result of actual or apparent breach of such sanctions. Shipment and Transhipment from, to or through Iran, Cuba, North Korea, Sudan, Myanmar and Syria is prohibited.

9.	[Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).]**

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This will need to be completed depending on the currency of payment under the Letter of Credit.
**	Delete or amend as applicable, depending of relevant jurisdiction of Issuing Bank.

SCHEDULE

FORM OF DEMAND

To:	[ISSUING BANK]

Date:	[insert date]

Dears Sirs

Standby Letter of Credit no. [                    ] issued in favour of [BENEFICIARY]

(the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 13

AGREED SECURITY PRINCIPLES

1.	Security Principles

(a)	The guarantees and Security to be provided will be given in accordance with the security principles set out in this Schedule 13. This Schedule 13 addresses the manner in which the security principles will impact on the guarantees and Security proposed to be taken in relation to this transaction.

(b)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining Security from the Guarantors in every jurisdiction in which the Guarantors are incorporated. In particular:

(i)	all guarantees and Security granted will be limited to the extent advised by local counsel and tax advisors to the Company as being necessary or reasonably desirable to comply with local legal requirements and recommended tax structuring;

(ii)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Guarantor to provide a guarantee or Security or may require that the guarantee be limited by an amount or otherwise. The Company will use its reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to the Target and each Guarantor and otherwise overcoming such limitations. If any such limit applies, the guarantees and Security provided will be limited to the maximum amount which the relevant Guarantor may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management;

(iii)	in the case of any Joint Venture, minority shareholding or non-wholly owned Subsidiary, all guarantees and Security will be limited to comply with restrictions in the applicable Joint Venture agreement, the shareholders’ agreement or the law provided that the Company will use its reasonable endeavours to avoid or overcome such restrictions (including by obtaining consent of the relevant party) where, in the opinion of the Company (acting reasonably) such endeavours would not reasonably be expected to jeopardise the relationship between the parties in any material respect);

(iv)	the Security and perfection of Security will not be required where the cost to the Group of providing Security or perfecting such Security is disproportionate to the benefit accruing to the Lenders;

(v)	any assets subject to third party arrangements which are permitted by the this Agreement and the Onshore Facility Agreement and which prevent those assets from being charged will be excluded from the relevant Transaction Security Documents provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant Guarantor if (i) the relevant asset is material and (ii) in the opinion of the Company (acting reasonably) such endeavours would not reasonably be expected to jeopardise the relationship between the parties in any material respect);

(vi)	Guarantors will not be required to give guarantees or enter into Transaction Security Documents if, in their reasonable opinion, acting in good faith, they believe doing so may conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Guarantor shall use reasonable endeavours to overcome any such obstacle;

(vii)	perfection of Security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefor (to the extent such perfection or other legal formalities are available and achievable within such time limits according to local law and practice) or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection;

(viii)	prior to the Acceleration Date, perfection of Security granted will not be required if it would have a materially adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(ix)	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, Taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, Taxes and duties;

(x)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting Security over the immaterial assets is disproportionate to the benefit of such Security, Security will be granted over the material assets only, subject to the general principles set out in the Security Principles;

(xi)	unless granted under a global security document governed by the law of the jurisdiction of a Guarantor or under English law all security (other than share security over the relevant Guarantor Subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Guarantor or, in the case of a global security document granted by a US Guarantor, such Security shall be governed by New York law;

(xii)	no guarantee and Security shall be given by any Onshore Group Company to guarantee and secure the liabilities of the Obligors under the Finance Documents.

(xiii)	guarantee and security limitations may mean that access to the assets of a Guarantor is limited, in which case, any asset security granted by that Guarantor shall be proportionate to the value of its guarantee;

(xiv)	no perfection action will be required in jurisdictions where neither the Guarantors nor the assets subject to Security are located but perfection action may be required in the jurisdiction of one Guarantor in relation to Security granted by another Guarantor located in a different jurisdiction. Subject to these principles, perfection action may also be required in respect of material intellectual property rights in jurisdictions where such rights are registered; and

(xv)	local law restrictions may mean that the Lenders and the Hedge Counterparties may not be able to benefit from the same Security.

(c)	Legal fees, reasonable disbursements, registration costs, Taxes, notary fees and other reasonable and properly documented costs and expenses related to the guarantees and Security incurred by legal counsel to the Company and by legal counsel to the Facility Agent will be paid by the Company up to an agreed cap. Properly documented costs and expenses (including legal fees) incurred in connection with the preservation of rights or enforcement of guarantees or Security will be paid by the Company.

2.	Guarantors and Security

Each guarantee and Security will be an upstream, cross-stream and downstream guarantee and each guarantee and Security will be for all liabilities of the Guarantors under the Finance Documents in accordance with, and subject to, the requirements of the Security Principles in each relevant jurisdiction.

To the extent possible, all Security shall be given in favour of the Security Agent and not the Finance Parties individually. To the extent possible, there should be no action required to be taken in relation to the guarantees or Security when any Lender transfers any of its participation in the Facilities to a new Lender. The Guarantors will be required to pay the cost of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any Security on any transfer upon a Permitted Reorganisation. Otherwise the cost or fee shall be for the account of the transferee Lender.

3.	Terms of Transaction Security Documents

The following principles will be reflected in the terms of any Security taken as part of this transaction:

(a)	subject to Permitted Security the security will be first ranking Security over such present and future assets of the Group as are, in accordance with these Security Principles, agreed to be material, to the extent possible;

(b)	Security will not be enforceable until the Acceleration Date;

(c)	Security will not be “all monies” but will be restricted to the liabilities arising under the Finance Documents;

(d)	representations and undertakings shall only be included in each Transaction Security Document to the extent they specifically relate to the creation, registration or perfection of the Security unless otherwise expressly required by local law or agreed custom;

(e)	prior to the occurrence of the Acceleration Date, the provisions of each Transaction Security Document will not be unduly burdensome on the Guarantor or interfere unreasonably with the operation of its business and will be limited to those required to create or maintain effective Security and will not impose commercial obligations;

(f)	information, such as lists of assets, will be provided:

(i)	if required by local law to perfect or register the Security to that extent;

(ii)	if customarily made available for Security of that type in a jurisdiction no more frequently than annually (or if specifically required to be provided more frequently by law to protect or maintain the Security, as frequently as required by law to protect or maintain such Security); or

(iii)	following an Event of Default which is outstanding, on the Security Agent’s reasonable request;

(g)	the Lenders or Hedging Counterparties shall only be able to exercise a power of attorney following the occurrence of the Acceleration Date or if the relevant Guarantor has failed to comply with a further assurance or perfection obligation within 20 Business Days of receiving notice of that failure and being requested to comply;

(h)	Security, will where possible and practical, automatically create Security over future assets of the same type as those already secured, subject to these Security Principles;

(i)	in the Transaction Security Documents there will be no repetition or extension of clauses set out in this Agreement or the Onshore Facility Agreement such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of Security unless required by applicable local law or agreed custom;

(j)	the Transaction Security Documents should not operate so as to prevent transactions which are permitted under the Finance Documents or to require additional consents or authorisations;

(k)	the Transaction Security Documents will permit disposals of assets where such disposal is permitted under the Finance Documents and will include assurances for the Security Agent to do all things reasonably requested and at the relevant security provider’s reasonable costs to release Security in respect of the assets the subject of such disposal; and

(l)	to the extent that covenants to pay in the security documents or guarantees refer to a calculation of interest payable, this should be calculated at the rate specified in this Agreement or the Onshore Facility Agreement and the Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement or the Onshore Facility Agreement.

4.	Bank accounts

Subject to these principles, and to the extent permitted by local laws (other than any Mandatory Prepayment Account, the Debt Service Reserve Account or other accounts specifically blocked), a Guarantor shall grant Security over its bank accounts but it shall be free to deal with those accounts in the ordinary course of its business until the Acceleration Date.

If required by local law to perfect the security, notice of the security will be served on the account bank within 15 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain acknowledgement of that notice within 20 Business Days of service. In case of a bank maintaining accounts in the US with an aggregate 30 day average balance greater than US$50,000, the Guarantor shall within 45 Business Days of the security being granted use its commercially reasonable endeavours to enter into a control agreement with the account bank. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of a period of three months after the date of the relevant security document. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Guarantor from using a bank account in the ordinary course of its business no notice of security shall be served until the occurrence of the Acceleration Date.

Any security over bank accounts shall be subject to any prior Security in favour of the account bank which is created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank but the Guarantor shall not be required to change its banking arrangements if this Security is not waived or only partially waived.

5.	Fixed assets and inventory

Subject to these principles, a Guarantor shall grant security over its material fixed assets and its material inventory but it shall be free to deal with those assets and that inventory in the ordinary course of its business, and as permitted under the terms of the Finance Documents until the Acceleration Date.

No notice whether to third parties or by attaching a notice to the fixed assets or inventory shall be prepared or given until the Acceleration Date.

If required for perfection, validity and enforceability under local law security over fixed assets or inventory will be registered subject to the general principles set out in these Security Principles.

6.	Insurance Policies

Subject to these principles, a Guarantor will only grant security over its insurance policies if claims under such policies may trigger a mandatory prepayment event.

If required by local law to perfect the security, notice of the security will be served on the insurance provider within 15 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of a period of three months after the date of the relevant Transaction Security Document.

No loss payee or other endorsement shall be made on any insurance policy except in the case of US insurance policies, where customary insurance certificates naming the Security Agent as additional insured and loss payee with respect to such insurance policies, as required by the relevant Transaction Security Document should be delivered to the Security Agent.

7.	Intellectual Property

Subject to these principles, and to the extent permitted by local laws, a Guarantor shall grant security over its material Intellectual Property but it shall be free to deal with those assets in the ordinary course of its business and as permitted under the terms of the Finance Documents (including, without limitation, allowing its Intellectual Property to lapse if no longer material to its business) until the Acceleration Date.

No security shall be granted over any Intellectual Property which cannot be secured under the terms of the relevant licensing agreement and where (in relation to material Intellectual Property) the relevant Guarantor has used its reasonable endeavours but has not been able to obtain consent from the relevant counterparty provided that the relevant Guarantor shall not be required to seek consent if in the opinion of the Company (acting reasonably) it would reasonably be expected to jeopardise the relationship between the parties in any material respect).

No notice shall be served to any third party from whom Intellectual Property is licensed except where required for perfection until the occurrence of the Acceleration Date.

If required for perfection, validity and enforceability under local law, security over Intellectual Property will be registered under the law of that Transaction Security Document or in a country where such Intellectual Property is materially employed at a relevant supra-national registry (such as the European Union) subject to the general principles set out in these Security Principles.

8.	Intercompany receivables

Subject to these principles, and to the extent permitted by local laws, a Guarantor shall grant security over its intercompany receivables but it shall be free to deal with those receivables in the ordinary course of its business and otherwise as permitted under the terms of the Finance Documents until the Acceleration Date.

If required by local law to perfect the security, notice of the security will be served on the relevant lender within 15 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain acknowledgement of that notice within 20 Business Days of service. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Guarantor from dealing with an intercompany receivable in the ordinary course of its business or as otherwise permitted under the terms of the Finance Documents no notice of security shall be served until the occurrence of the Acceleration Date.

If required for perfection, validity and enforceability under local law security over intercompany receivables will be registered subject to the general principles set out in these Security Principles.

9.	Trade receivables

Subject to these principles, and to the extent permitted by local laws, a Guarantor shall grant security over its trade receivables and material contracts but it shall be free to deal with those receivables and contracts in the ordinary course of its business and otherwise as permitted under the terms of the Finance Documents until the Acceleration Date.

No notice of security may be served until the occurrence of the Acceleration Date.

No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

If required for perfection, validity and enforceability under local law security over trade receivables will be registered subject to the general principles set out in these Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts unless required by local law.

10.	Shares

Subject to these principles, a Guarantor shall grant a charge over the shares in other Guarantors and other Group Companies and, subject to these principles, Joint Ventures and minority shareholdings held by it. However, no share security will be granted over the Parent or any of its Holding Companies.

The Transaction Security Document will be governed by the laws of the Guarantor whose shares are being secured (or English law) and not by the law of the country of the Guarantor granting the security.

Until the Acceleration Date, the charging Guarantor will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which (a) is not inconsistent with, or would breach the terms of, any Finance Document, (b) does not adversely affect the validity or enforceability of the security, (c) would not cause an Event of Default to occur and (d) would not have a material adverse effect on the value of the relevant shares or otherwise prejudice the interests of any Lender under any Finance Document, and the company whose shares have been charged will be permitted to pay dividends (subject to the other terms of the Finance Documents).

Where required by law (and including for Hong Kong, Cayman Islands and the United States), the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law (and including for Cayman Islands) the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

11.	Real estate

Subject to these principles, a Guarantor shall grant security over its material real estate.

There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence, except in the case of a material real estate located in the US, where the Obligor shall deliver such security documents and other agreements, instruments and documents as are customarily required in connection with such collateral, including mortgages and deeds of trust, title insurance policies (or commitments therefor), title surveys, zoning reports, environmental reports and legal opinions from counsel to such Guarantor, in each case in form and substance satisfactory to the Facility Agent and its counsel.

A Guarantor will be under an obligation to use its reasonable endeavours to obtain any landlord consent required to grant security over its material real estate where such consent is required for perfection.

12.	Acquisition Documents and Claims

Rights of the Guarantors under the Acquisition Documents shall be assigned or charged.

Notice and acknowledgement of the assignment of the Acquisition Documents will be obtained as a condition precedent to Completion.

13.	Dispute Resolution

The Agreement and the Onshore Facility Agreement shall contain a dispute resolution mechanism which can be invoked by the Obligors or by the Finance Parties in the event of any dispute between the parties or their respective counsel as to the Agreed Security Principles, their interpretation or application.

14.	Release of Security

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Finance Documents.

SCHEDULE 14

FORM OF INCREASE CONFIRMATION

To:	[Insert full name of current Facility Agent] as Facility Agent, [[Insert full name of current Issuing Bank] as Issuing Bank]* and [Company]] as Company, for and on behalf of each Obligor

From:	[The Increase Lender] (the “Increase Lender”)

Dated:	[insert date]

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8.	The Increase Lender confirms that it is not an Equity Investor.

9.	[The Increase Lender confirms that it [is]/[is not]** a Non-Acceptable L/C Lender.]***

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

NOTES:

*	Only if increase in the Total Revolving Facility Commitments.
**	Delete as applicable.
***	Include only if the increase involves the assumption of a Revolving Facility Commitment.

SCHEDULE 15

FORM OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART I

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To:	[ ] as Facility Agent

From:	[The Lender]

Dated:	[insert date]

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to paragraph (b) of Clause 29.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility A Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]*	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable

PART II

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT

PURCHASE TRANSACTION CEASING TO BE WITH EQUITY INVESTOR OR A GROUP COMPANY

To:	[ ] as Facility Agent

From:	[The Lender]

Dated:	[insert date]

ShangPharma Parent Limited

US$44,000,000 facilities agreement dated [                    ] 2013 (the “Facilities Agreement”)

1.	We refer to paragraph (c) of Clause 29.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with an Equity Investor/Group Company].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility A Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]**	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable
**	Delete as applicable

SIGNATORIES

Parent

SHANGPHARMA HOLDINGS LIMITED

by:

/s/ Michael Xin Hui

Name:	Michael Xin Hui

Title:	Director

/s/ Ronald Cami

Name:	Ronald Cami

Title:	Director

Offshore Facilities Agreement

Original Borrower

SHANGPHARMA PARENT LIMITED

by:

/s/ Michael Xin Hui

Name:	Michael Xin Hui

Title:	Director

/s/ Ronald Cami

Name:	Ronald Cami

Title:	Director

Offshore Facilities Agreement

Original Guarantor

SHANGPHARMA PARENT LIMITED

by:

/s/ Michael Xin Hui

Name:	Michael Xin Hui

Title:	Director

/s/ Ronald Cami

Name:	Ronald Cami

Title:	Director

Offshore Facilities Agreement

Original Guarantor

SHANGPHARMA MERGER SUB LIMITED

by:

/s/ Michael Xin Hui

Name:	Michael Xin Hui

Title:	Director

/s/ Ronald Cami

Name:	Ronald Cami

Title:	Director

Offshore Facilities Agreement

Arranger

STANDARD CHARTERED BANK (HONG KONG) LIMITED

by:

/s/ Amit Tanna

Name:	Amit Tanna

Title:	Managing Director, Leveraged Finance

Offshore Facilities Agreement

Original Lender

STANDARD CHARTERED BANK (HONG KONG) LIMITED

by:

/s/ Amit Tanna

Name:	Amit Tanna

Title:	Managing Director, Leveraged Finance

Offshore Facilities Agreement

Facility Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

by:

/s/ Amit Tanna

Name:	Amit Tanna

Title:	Managing Director, Leveraged Finance

Offshore Facilities Agreement

Security Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

by:

/s/ Amit Tanna

Name:	Amit Tanna

Title:	Managing Director, Leveraged Finance

Offshore Facilities Agreement

Issuing Bank

STANDARD CHARTERED BANK (HONG KONG) LIMITED

by:

/s/ Amit Tanna

Name:	Amit Tanna

Title:	Managing Director, Leveraged Finance

Offshore Facilities Agreement